     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                    FINANCIAL PACIFIC INSURANCE GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6331                            68-0311660
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                               3850 ATHERTON ROAD
                               ROCKLIN, CA 95765
                                 (916) 630-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT C. GOODELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    FINANCIAL PACIFIC INSURANCE GROUP, INC.
                               3850 ATHERTON ROAD
                           ROCKLIN, CALIFORNIA 95765
                                 (916) 630-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               JANIS B. SALIN, ESQ.                              MICHAEL J. CONNELL, ESQ.
                RIORDAN & MCKINZIE                                MORRISON & FOERSTER LLP
        300 SOUTH GRAND AVENUE, 29TH FLOOR                    555 W. FIFTH STREET, SUITE 3500
           LOS ANGELES, CALIFORNIA 90071                       LOS ANGELES, CALIFORNIA 90013
                  (213) 629-4824                                      (213) 892-5200

     APPROPRIATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: as soon as practicable after Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS OF                  TO BE           OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
       SECURITIES TO BE REGISTERED           REGISTERED(1)        PER UNIT(2)            PRICE(2)               FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
  share..................................      2,875,000             $11.00            $31,625,000            $9,330
===========================================================================================================================

(1) Includes 375,000 shares to cover the Underwriters' over-allotment option, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY
STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL   , 1998

PROSPECTUS

                                2,500,000 SHARES

                            (FINANCIAL PACIFIC LOGO)

                                  COMMON STOCK

     Of the shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 500,000 shares are being sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

     Prior to the Offering, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price will be between $9 and $11 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "FPAC".

 SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE
    CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                                                       PROCEEDS TO THE
                               PRICE TO               UNDERWRITING            PROCEEDS TO THE              SELLING
                                PUBLIC                 DISCOUNT(1)              COMPANY(2)             STOCKHOLDERS(2)
--------------------------------------------------------------------------------------------------------------------------
Per Share.............             $                        $                        $                        $
--------------------------------------------------------------------------------------------------------------------------
Total(3)..............             $                        $                        $                        $
==========================================================================================================================

(1) See "Underwriting" for indemnification and other compensation arrangements with the Underwriters.
(2) Before deducting expenses estimated at $          , which will be paid by
    the Company.
(3) The Company has granted the Underwriters a 45-day option to purchase up to an aggregate of 375,000 additional shares to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to the Company will be $          , $          and
    $          , respectively.
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of EVEREN Securities, Inc. or through the facilities
of the Depository Trust Company, New York, New York on or about June   , 1998.

                            ------------------------

                                 [EVEREN LOGO]
                                 June   , 1998

 (MAP OF UNITED STATES SHOWING STATES IN WHICH THE COMPANY IS LICENSED AND HAS
                    LICENSE APPLICATIONS PENDING GOES HERE)

     Although the Company is licensed in all the states indicated, in 1997, 100% of its direct premiums written were produced in California.

                            ------------------------

     The Company intends to distribute to the holders of its shares of Common Stock annual reports containing consolidated financial statements audited by an independent certified public accounting firm and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of each year.
                            ------------------------

     State insurance holding company statutes applicable to the Company generally prohibit any person from acquiring control of the Company, and thus, indirect control of its insurance subsidiary, without the prior approval of the appropriate insurance regulators. Generally, any person who acquires beneficial ownership of ten percent (10%) or more of the outstanding voting stock of the Company would be presumed to have acquired such control unless appropriate insurance regulators, upon application, determine otherwise.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise indicates, the "Company" or "Financial Pacific" refers to Financial Pacific Insurance Group, Inc. (the "Group") and its consolidated subsidiaries including the Group's wholly owned insurance subsidiary, Financial Pacific Insurance Company ("FPIC"). Unless indicated otherwise, the information contained in this Prospectus (i) is presented in conformity with generally accepted accounting principles ("GAAP"); (ii) assumes the Underwriters' over-allotment option is not exercised; (iii) reflects a 394.375 for 1 stock split effected on April 14, 1998; (iv) assumes the conversion of all the outstanding shares of Series A Convertible Preferred Stock ("Series A Stock") into an aggregate of 1,735,251 shares of Common Stock of the Company (the "Common Stock"); and (v) assumes the exercise of all of the outstanding Warrants, except those issued to the Underwriters, into an aggregate of 747,216 shares of Common Stock. Certain insurance terms used herein are defined in the "Glossary of Selected Insurance Terms." This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Financial Pacific is a regional, custom-underwriting insurance company. The Company provides superior service to small and medium-sized commercial customers within specified niche markets which are typically overlooked by large insurance companies. During 1997, the Company derived direct premiums written from artisan contractors (40%), commercial property owners (5%), light industrial businesses (5%), a variety of other businesses (25%) and special programs (25%). The special programs were designed for refuse haulers, farm labor contractors, bowling centers and restaurants. For these programs, the Company has developed underwriting expertise and focused marketing materials and applies rate deviations or coverage extensions. The Company writes the vast majority of its business in rural markets in California. FPIC is currently rated A-(excellent) by A.M. Best Company ("A.M. Best").

     Direct premiums written grew at a compound annual rate of 38% from $15.1 million in 1994, to $39.5 million in 1997. Net income increased at a compound annual rate of 44% from $777,000 in 1994 to $2.3 million in 1997. The Company's combined ratio, which is a measure of underwriting profitability, was 92% in 1997, well below the industry average of 102%. Much of the Company's growth and profitability is attributable to its retention of renewal policies. Renewal retention rates were 81%, 83% and 84% in the three years ended 1995, 1996 and 1997, respectively.

     The Company markets insurance through 212 independent insurance agents, as of March 31, 1998. The Company believes its relationship with its agents allows it to provide ongoing and attentive service to its targeted customer base. The Company's strategy is to focus on writing policies that typically generate between $1,100 to $5,000 in annual premiums. Management believes this market has been overlooked by many of the larger insurance companies as a result of lower annual premiums per policy, and in some cases, the remote locations of the policyholders and the agents.

     During 1997, approximately 58% of the Company's direct premiums written was for Commercial Multi-Peril Liability ("CMP") coverages, 17% was for Commercial Automobile Liability coverages, 11% was for Commercial Property coverages, 6% was for Commercial Automobile Physical Damage coverages, and the remainder was for Inland Marine, Surety and Fidelity. The Company is also engaged, through its wholly owned insurance agency, Financial Pacific Insurance Agency ("FPIA"), in the mail order distribution of license and permit surety bonds in 36 states on behalf of Markel Corporation. These bonds are low limit surety commitments pledged to a regulatory agency as a condition of obtaining and maintaining a business license.

     The Company has been able to maintain a high level of service and fast turnaround time by using its proprietary integrated tracking software ("QuoteTracker(TM)") which enables management to track each policy from initial application through renewal, along with tracking the performance of individual agents and employees. The system provides data on a real-time basis and allows for greater visibility of processing time and underwriting performance.

     The Company is raising capital through this Offering to allow for continued growth of its business and to repay its long-term debt. Insurance regulators and rating services presently recommend that the Company's ratio of annual net premiums written to surplus as regards policyholders not exceed 3 to 1. The Company's ratio at December 31, 1997 was 1.89 to 1.

     The Company's long term growth strategies, while continuing to emphasize small to medium-sized businesses as its primary target market, are to:

     - RETAIN MORE DIRECT PREMIUMS WRITTEN. Due to its limited capital, the Company has historically ceded as much as 43% of its annual direct premiums written to reinsurers. As a result of increased capital from this Offering, the Company will be able to retain a greater portion of premium income.

     - EXPAND EXISTING BUSINESS. The Company intends to pursue further growth in California by selectively appointing new agents and by attracting a larger percentage of business from each of its existing agents through cross-selling of its existing lines of business.

     - DEVELOP NEW PROGRAMS. The Company will continue to focus on developing new specialty insurance programs for carefully selected market segments in which the Company has identified niche opportunities. Such programs will replicate those successfully established in prior periods including those developed for refuse haulers, restaurants and bowling centers.

     - EXPAND SURETY BUSINESS. The Company began writing surety business in 1995 to complement CMP. This line of business provides payment or performance guarantees for construction contracts or other obligations. The Company wrote nearly $1.2 million in profitable surety premium with one staff underwriter in 1997. The Company plans to emphasize surety as a line of business by increasing its marketing efforts and adding to its staff.

     - EXPAND GEOGRAPHICALLY. The Company intends to expand its specialty insurance business into other states. Beginning with the states adjoining California, the Company will select and appoint agents in rural areas of those states to sell its products. Its marketing efforts will focus on the insurance programs in which the Company has developed an expertise in underwriting. The Company is licensed currently to do business in Arizona, California, Idaho, Missouri, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota and Utah and has license applications pending in eight additional states.

     The Company is a Delaware corporation formed in 1993, whose offices are located at 3850 Atherton Road, Rocklin, California 95765; telephone (916) 630-5000; www.financialpacific.com.

                                  THE OFFERING

Common Stock offered
hereby:
  By the Company...........  2,000,000 shares
  By the Selling
Stockholders...............   500,000 shares

Common Stock to be
outstanding after the
  Offering.................  4,970,422 shares(1)

Use of proceeds............  To contribute additional capital to FPIC which will allow it to retain a greater portion of direct premiums written currently being ceded to reinsurers; to permit greater underwriting volume of its insurance products; to repay senior debt and for general corporate purposes. See "Use of Proceeds."

Nasdaq National Market
Symbol.....................  FPAC

---------------
(1) Excludes 82,819 shares of Common Stock reserved for issuance upon exercise of options outstanding as of March 31, 1998 pursuant to grants to officers and employees of the Company. Includes 747,216 shares of Common Stock to be issued upon exercise of Warrants to purchase Common Stock and 1,735,251 shares of Common Stock to be issued upon the conversion of the Series A Stock concurrently with the closing of the Offering. See Notes to Consolidated Financial Statements.

                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)

                                                        YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------
                                        1993(2)     1994        1995        1996        1997
                                        -------    -------    --------    --------    ---------
                                           (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Revenues:
Direct premiums written...............  $ 6,094    $15,072    $ 24,695    $ 31,927    $  39,512
Premiums ceded........................   (2,345)    (5,782)    (10,653)    (13,674)     (12,576)
                                        -------    -------    --------    --------    ---------
       Net premiums written...........    3,749      9,290      14,042      18,253       26,936
                                        -------    -------    --------    --------    ---------
       Net premiums earned............    2,380      6,701      12,060      14,987       22,854
Commissions...........................      159        213         105         628          709
Investment income, net of expenses....      523        750       1,028       1,449        1,720
Net realized gains (losses) on sales
  of investments......................       68       (246)        466          52          (46)
Other income, net.....................     (107)       502         578         547          800
                                        -------    -------    --------    --------    ---------
  Total revenues......................    3,023      7,920      14,237      17,663       26,037

Expenses:
Losses and loss adjustment expenses...     (273)     2,944       6,325       9,750       12,748
Policy acquisition costs..............      610      1,493       3,957       4,785        7,440
Contingent ceding commission..........       --       (422)     (1,246)     (3,222)      (1,511)
General operating costs...............      731      2,297       1,712       1,929        2,443
Agency expenses.......................      136        253         145         688          721
Interest expense......................       21        113         128         693          617
                                        -------    -------    --------    --------    ---------
  Total expenses......................    1,225      6,678      11,021      14,623       22,458
                                        -------    -------    --------    --------    ---------

Income before taxes...................    1,798      1,242       3,216       3,040        3,579
                                        -------    -------    --------    --------    ---------
       Income tax provision...........      588        465       1,066       1,037        1,237
                                        -------    -------    --------    --------    ---------
       Net income.....................  $ 1,210    $   777    $  2,150    $  2,003    $   2,342
                                        =======    =======    ========    ========    =========
EARNINGS PER SHARE(3):
  Basic...............................  $  5.41    $  1.60    $   4.42    $   4.12    $    4.82
  Diluted.............................  $  1.22    $  0.40    $   0.94    $   0.69    $    0.79
  Weighted average diluted shares.....      988      1,956       2,292       2,901        2,962
GAAP RATIOS(4):
  Loss ratio..........................     (7.0)%     43.9%       52.4%       65.1%        55.8%
  Expense ratio.......................     56.1       52.0        36.6        23.3         36.3
                                        -------    -------    --------    --------    ---------
  Combined ratio......................     49.1%      95.9%       89.0%       88.4%        92.1%
                                        =======    =======    ========    ========    =========
STATUTORY RATIOS(4):
  Combined ratio......................     35.6%      95.4%       89.4%       90.6%        92.3%
                                        =======    =======    ========    ========    =========
  Industry combined ratio(5)..........    112.2%     110.1%      110.5%      111.0%       101.8%
OTHER DATA:
  Underwriting profit(6)..............  $ 1,312    $   389    $  1,585    $  1,745    $   1,734
  Surplus as regards policyholders....    5,890      5,773      12,387      13,788       14,262

                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                               ACTUAL    AS ADJUSTED(7)
                                                              --------   ---------------
                                                                (In thousands, except
                                                              per share data and ratios)
BALANCE SHEET AND OTHER DATA:
Total cash and investments..................................  $30,609        $46,809
Total assets................................................   65,893         82,093
Unpaid losses and loss adjustment expenses..................   19,592         19,592
Total debt(8)...............................................    4,985             --
Stockholders' equity........................................   13,398         35,018
Book value per common share(3)..............................  $  5.74        $  7.03
Surplus as regards policyholders............................  $14,262        $30,462
Ratio of net premiums written to surplus as regards
  policyholders.............................................      1.9x           0.9x

---------------
(1) Other than the statutory combined ratios, surplus as regards policyholders and ratio of net premiums written to surplus as regards policyholders, which are presented in accordance with statutory accounting principles ("SAP"), all data is presented in accordance with GAAP. See "Glossary of Selected Insurance Terms."

(2) Effective November 12, 1993, the Group completed the acquisition of FPIC and FPIA pursuant to the Stock Purchase Agreement dated June 2, 1993. Because management of the Group had effective control of FPIC and FPIA as of May 26, 1993, the acquisition has been accounted for as of that date. Accordingly, the 1993 consolidated financial statements include results of operations for the period of May 26, 1993 through December 31, 1993.

(3) All periods adjusted to reflect a 394.375 for 1 stock split effective April 14, 1998.

(4) During 1993, in conjunction with the acquisition, management determined that the Company's IBNR reserves were redundant and recorded a reserve reduction of $2.4 million.

(5) Source: "Best's Insurance Reports Property/Casualty United States, 1997 Edition." The 1997 ratio is based on A.M. Best's estimate contained in January 1998, "Review Preview -- Property/Casualty." A comparison of a company's combined ratio with the industry combined ratio does not necessarily indicate that a company has performed well or poorly as compared with its peers.

(6) Underwriting profit represents the difference between premiums earned and underwriting expenses.

(7) Gives effect to the sale of 2,000,000 shares in the Offering and the transactions contemplated under "Use of Proceeds."

(8) Effective December 28, 1995, the Company issued $5 million in Senior Notes due January 1, 2001 (the "Senior Notes"). The Senior Notes were issued in conjunction with warrants for the purchase of 593,691 shares of the Company's Common Stock at the price of $5.61 per share (the "Senior Note Warrants"). The proceeds from the issuance of the Senior Notes were contributed to FPIC's capital.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following information should be considered carefully by potential purchasers in evaluating the Company, its business and the shares of Common Stock offered hereby. Certain statements included in this Prospectus, including, without limitation, statements containing the words "believes", "anticipates", "intends", "expects", "will" and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the important factors set forth below and elsewhere in this Prospectus. Given these uncertainties, potential purchasers of the Common Stock offered hereby are cautioned not to place undue reliance on such forward-looking statements.

NATURE OF THE COMPANY'S BUSINESS

     All of the Company's direct premiums written (which are the Company's largest source of revenue) are attributable to property/casualty insurance, which is cyclical in nature and has historically been characterized by periods of relatively high levels of price competition, less restrictive underwriting standards and generally low premium rates ("Soft Market"), followed by periods of capital shortages resulting in a lack of insurance availability, relatively low levels of competition, more selective underwriting of risks and relatively high premium rates ("Hard Market"). A Soft Market has existed for several years with premiums decreasing and competition remaining at high levels. Historically, the unpredictability and competitive nature of the property/ casualty insurance industry have contributed to significant quarter-to-quarter and year-to-year fluctuations in underwriting results and net income. Many of the factors which have resulted in the current Soft Market in the property/casualty insurance industry continue and the Company cannot predict if, or when, the market conditions for the property/casualty insurance industry, including the product lines sold by the Company will improve. The Company's profitability is affected by many factors, including not only rate competition, but also severity and frequency of claims, fluctuations in interest rates that affect investment returns, regulation, court decisions, natural disasters, the legislative climate, and general economic conditions and trends, such as inflationary pressures that may affect the adequacy of reserves, all of which are substantially beyond the control of the Company.

     One of the distinguishing features of the property/casualty industry is that prices are set before costs are known because premium rates for individual policies are determined before losses for such policies are reported. Changes in statutory and case law can dramatically affect the liability associated with known risks after the insurance contract is in place. The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of property/casualty insurers such as the Company to increase prices in response to declines in profitability. In addition, during periods of high interest rates, some property/ casualty insurers may be willing to absorb underwriting losses in order to generate funds for investment, thereby prolonging low premium rates which are not adequate to cover underwriting losses and expenses. As a result of these factors, the Company may experience significantly lower premiums in the future.

     Most insurance underwriting decisions are based on assumptions about events that will occur over a period of future years and are generally based on actuarial projections and historical data reflecting the collective experience of large groups of insureds. The actuarial projections may not accurately predict the aggregate obligations of any given insurer. Because the Company's experience represents an insignificant portion of the industry's experience, actuarial assumptions based on aggregate industry data may not be reflective of actual obligations to be incurred. With respect to underwriting experience (decisions concerning the issuance of its policies), the Company relies heavily on its own underwriting experience.

GEOGRAPHIC AND PRODUCT LINE CONCENTRATION

     Virtually all of the Company's direct premiums written to date have been attributed to policies written in California. During the years ended December 31, 1995, 1996 and 1997, 95% to 100% of direct premiums written by the Company were derived from policies issued to insureds located in northern and central

California, where it is estimated that only 30% of California's population currently resides. The Company's revenues and profitability are therefore subject to prevailing economic, regulatory, demographic and other conditions in California. The Company is presently evaluating expansion into other states where management believes there are favorable insurance climates. The Company is currently licensed to transact property/ casualty insurance business in California and ten other states (Arizona, Idaho, Missouri, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota and Utah). The Company has license applications pending in eight additional states (Arkansas, Colorado, Iowa, Kansas, Minnesota, New Mexico, Washington and Wisconsin). Management believes it will likely receive at least three of these state licenses before the end of 1998. The Company may need additional funds to finance any such expansion and there can be no assurance that such funds will be available. Even if the Company obtains the funds necessary to expand, there can be no assurance that the Company will be able to overcome competition and/or regulatory barriers or that any such expansion, if completed, will be successful. See
"Business -- Competition" and "-- Regulation."

REINSURANCE CONSIDERATIONS

     The Company depends upon its ability to reinsure certain risks insured by the Company. The amount, availability and cost of reinsurance are subject to prevailing market conditions beyond the control of the Company, and they affect the Company's ability to write additional premiums and its profitability. If the Company were unable to secure reinsurance at competitive prices and terms, the Company's results of operations could be adversely impacted. The maintenance of reinsurance does not affect the Company's direct liability to its policyholders on the business it writes. Although the Company's reinsurance is currently maintained with several reinsurers rated A (excellent) or better by A.M. Best, one of the Company's reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company. See "Business -- Reinsurance."

RELIANCE ON INDEPENDENT INSURANCE AGENTS

     The failure or inability of independent insurance agents to market the Company's insurance programs successfully could have a material adverse effect on the Company's business, financial condition and results of operations. The Company principally markets its insurance programs through 212 independent insurance agents as of March 31, 1998. The agents are not obligated to promote the Company's products and many sell or promote competitors' insurance products in addition to the Company's products. Independent insurance agents produced 100% of the Company's direct premiums written during 1997. In 1997, 81% of the Company's business was produced by its top 90 agents. No agent accounted for more than 4% of the Company's direct premiums written in 1997. As a result, the Company's business depends in part on the marketing efforts of these agents and on the Company's ability to offer insurance programs and services that meet the requirements of the agents and customers of these agents. See
"Business -- Marketing."

ADEQUACY OF LOSS RESERVES

     The Company is required to maintain adequate reserves to cover its estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported, and to Incurred But Not Reported ("IBNR"), claims as of the end of each accounting period. These reserves are estimates of what the Company expects the ultimate settlement and administration of claims will cost, and are based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and other variable, subjective factors. There is no method for precisely estimating the ultimate liability. In recent years, a number of courts have issued decisions expanding civil liability. Such decisions have resulted in higher damage awards to injured parties. In many cases, such decisions have also resulted in liability and increased losses to property/casualty insurers. In addition, the Company relies on policy language, developed by the Company and by others, to exclude or limit coverage. If such language is held by a court to be invalid or unenforceable it could materially adversely affect the Company's financial position. This possibility of expansion of insurers' liability either through new concepts of liability or a refusal to accept restrictive policy language has added to the inherent uncertainty of reserving for losses. Although management believes that adequate provision has been made for loss reserves, the establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that ultimate losses will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations and financial condition. If the Company's reserves should be inadequate, the Company will be required to increase reserves with a corresponding increase in losses and LAE incurred and reduction in the Company's net income and stockholders' equity in the period in which the deficiency is identified. See "Business -- Reserves."

RISKS RELATED TO EXPANSION STRATEGY

     Since 1993, the Company has experienced significant growth in its revenues, policyholders and scope of operations. This growth has required and will continue to require the Company to obtain additional capital, primarily to fund FPIC. The Company intends to use a significant portion of the net proceeds from this Offering to increase the surplus as regards policyholders of FPIC. If the Company is unable to generate sufficient capital, either internally or from outside sources, it could be required to slow its growth. The Company intends to pursue further growth opportunities through greater penetration in existing markets and expansion into new jurisdictions (see "Business -- Growth Strategy"). As the Company expands, it will be underwriting policies for insureds in industries and geographic areas less familiar to the Company. In addition, the Company may rely to a greater extent on third party providers for assistance in adjusting claims and various administrative matters in its new markets. The Company's growth has also resulted in, and is expected to continue to create, new and increased responsibilities for management personnel, as well as additional demands on the Company's operating and financial systems. The Company's further growth will depend on the efforts of key management personnel and on the Company's ability to attract and retain qualified persons, to enhance managerial systems for its operations, and to integrate successfully new employees and systems into its existing operations. If the Company is unable to continue to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy."

COMPETITION

     The property/casualty insurance industry is highly competitive. The Company competes with other property/casualty insurers both in the recruitment and retention of qualified independent agents to sell its products. Success in recruiting and retaining independent agents willing to sell the Company's products or services is dependent upon the commission rates, services, and the ability of the insurer to provide products that meet the needs of the agent and the agent's customers.

     In selling its insurance products, the Company competes with other insurers through independent agents (including insurers represented by the independent agents who represent the Company), with insurers having their own agency organizations and with direct sellers of insurance products. There are numerous companies competing for business in the geographic areas in which the Company operates. No single company dominates the marketplace, but many of the Company's competitors have more established national reputations and substantially greater financial resources and market share than the Company.

     The Company pays its agents a base commission of 15% with additional commission for meeting increasing volume levels. Should other insurers begin paying higher commissions than the Company, this would present a competitive disadvantage in attracting and retaining high-quality agents. While recognizing the significance of the rate of commission, the Company believes its efforts to serve the agents and their customers by providing superior service in underwriting and claims processing will allow it to continue to compete with other insurers. See "Business -- Competition."

IMPORTANCE OF AN A.M. BEST RATING

     A.M. Best, an independent insurance rating agency, assigned FPIC a B++ (very good) rating in 1994. In 1996, A.M. Best upgraded FPIC's rating to A- (excellent). An A- rating is assigned to companies which have a balance, in A.M. Best's opinion, of excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best and have a good ability to meet their ongoing obligations to policyholders. A- is A.M. Best's fourth highest rating classification out of 15 ratings. While the Company does not expect any reduction in its A.M. Best rating, there can be no assurance that the Company will continue to be rated A-. Any significant decline in the Company's future ratings could have a material impact on its relationship with clients, and thus, a material adverse effect on the Company. A.M. Best rates firms both on quality and on size. The size categories range from I, which represents surplus as regards policyholders of less than $1 million, to XV, which represents surplus as regards policyholders of greater than $2 billion. Prior to the Offering, FPIC was financial size V, representing surplus as regards policyholders between $10 million and $25 million. Following this Offering, it is expected that FPIC will be category VI, representing surplus as regards policyholders between $25 million and $50 million. When considering whether to accept a Financial Pacific policy, customers often review both the rating and the financial size category. While many customers and potential customers view an A- rating as sufficient, there are others that require financial category sizes of VII and greater. There can be no assurance that customers will continue to accept FPIC's rating and financial category regardless of the Offering. See "Business -- Ratings."

LIMITS ON WRITING INSURANCE

     The California Department of Insurance ("DOI") and insurance regulators in all other states in which the Company is licensed, presently recommend that the Company's annual net premiums written not exceed three times (300%) its surplus as regards policyholders. As of December 31, 1997, the Company's annual net premiums written to surplus as regards policyholders was 1.89 to 1. This limitation could restrict the Company's future growth and profitability unless the Company is able to increase its surplus as regards policyholders or modify its reinsurance arrangements to cede more of its premiums. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources,"
"Business -- Regulation -- Limits on Writing Business" and "-- Surplus as Regards Policyholders."

RELIANCE ON KEY PERSONNEL

     The Company depends, and will continue to depend, on the services of Robert
C. Goodell, the Company's Chairman, President and Chief Executive Officer, as well as the other members of the senior management team. The Company has entered into an employment agreement with Mr. Goodell for a one-year term. This agreement will automatically renew at the end of such term and each anniversary thereof for a successive one-year term unless terminated in accordance with such agreement. See "Management -- Employment Agreements." The loss of Mr. Goodell or any of the other senior managers could have a material adverse effect on the business of the Company. The Company is the sole beneficiary of a key man life insurance policy in the amount of $3.0 million which it maintains on Mr. Goodell.

REGULATIONS, PENDING LEGISLATION AND CASE LAW

     The Company and FPIC, as a California domiciled insurer, are subject to extensive regulation by the DOI and the California Commissioner of Insurance ("Commissioner"). The Company is also subject to extensive regulation by the insurance regulatory agencies of Arizona, Idaho, Missouri, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota and Utah. The Company will also become subject to regulation in each jurisdiction in which it becomes licensed to transact business. Such regulation is primarily for the protection of policyholders rather than stockholders and could limit the Company's ability to react to changes in its marketplace or take advantage of new opportunities in a timely manner. Changes in such regulation could materially and adversely affect the Company's operations and financial condition. The nature and extent of such regulation varies from jurisdiction to jurisdiction, but typically involves: (i) standards of solvency and minimum amounts of capital and surplus which must be maintained; (ii) limits on types and amounts of investments; (iii) restrictions on the size of risks which may be insured by a single company; (iv) licensing of insurers and their agents; (v) required deposits of securities for the benefit of policyholders; (vi) approval of policy forms; (vii) establishment of statutory reporting practices and the form and content of statutory financial statements; (viii) establishment of methods for setting statutory loss and expense reserves;

(ix) review, and in some instances, prior approval of premium rates; (x) limits on transactions among insurers and affiliates; (xi) approval of all proposed changes of control; (xii) approval of dividends; (xiii) setting and collecting guarantee fund assessments; and (xiv) required filing of annual and other reports with respect to the financial condition and operation of insurers. In addition, state regulatory examiners perform periodic financial and underwriting examinations of insurers.

     In recent years, the insurance regulatory framework has been subject to increased scrutiny by the National Association of Insurance Commissioners (the "NAIC"), state legislatures, state insurance regulators and the United States Congress. The NAIC is a voluntary organization of state regulators. Its principal mission is to encourage uniformity in state regulation of insurance through the drafting of model laws and the continuing refinement of insurance accounting practices and reporting procedures. None of the NAIC's pronouncements has any legal effect unless enacted by individual states. The NAIC recently approved codification of statutory accounting practices that change the definition of what constitutes prescribed statutory accounting practices and will result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. The codification becomes effective in 1999. The Company is unable to predict how codification will affect FPIC's statutory financial statements or how insurance rating agencies will interpret or react to any such changes. No assurance can be given that future legislative or regulatory changes resulting from such activities will not adversely affect the Company. See "Business -- Regulation."

     Currently, approximately 40% of the Company's business is related to artisan contractors. Accordingly, the law relating to construction defect liability can substantially affect the Company's business. Any changes in such laws, rules and regulations, including any attempt to find more fault with a contractor or subcontractor for problems with a project they worked on, could materially and adversely affect the operations of the Company. For example, in July of 1995, the California Supreme Court rendered its opinion on Montrose Chemical Corporation vs. Admiral Insurance Company (the "Montrose Decision"). In that decision, the Supreme Court ruled that in the case of a continuous and progressively deteriorating loss, such as pollution liability (or construction defect liability), an insurance company has a definitive duty to defend the policyholder until all uncertainty related to the severity and cause of the loss is extinguished. Therefore, multiple periods of coverage are triggered and often with multiple insurance companies. The Montrose Decision was in stark contrast to prior decisions wherein, only the carrier insuring the business when a loss first manifested itself was obligated to defend and/or provide indemnity relief. As a result of the Montrose Decision, the Company experienced a significant increase in construction defect liability cases, to which it would not have been subject under the old law. Once the new law was understood, the Company adjusted its underwriting guidelines to mitigate the risk. Management believes that the significant improvement in the results for accident years 1995 and following are attributed to changes in the Company's underwriting guidelines. The Company also relies on policy language, developed by the Company and by others, to exclude or limit coverage. If such language is held by a court to be invalid or unenforceable it could materially adversely affect the Company's financial position. The Company is unaware of any additional or amended legislation which is pending or contemplated concerning construction defect liability or other laws which, if adopted, could materially and adversely impact the Company's operations. See "Business -- Regulation" and "-- Reserves."

HOLDING COMPANY STRUCTURE AND RESTRICTIONS ON DIVIDENDS

     As a holding company with no significant business operations of its own, the Group relies on dividends from its subsidiaries, which are domiciled in California, as the principal source of cash to meet its obligations, including the payment of principal and interest on its debt obligations and the payment of dividends to stockholders. California law places significant restrictions on the ability of FPIC to pay dividends to the Group. In particular, all dividends from FPIC require prior notice to the DOI. All "extraordinary" dividends must be approved in advance by the DOI. A dividend is deemed "extraordinary" if, when aggregated with all other dividends paid within the preceding 12 months, the dividend exceeds the greater of (i) FPIC's statutory net income (excluding unrealized capital gains) for the preceding calendar year or (ii) 10% of surplus as regards policyholders as of the preceding December 31st. Additionally, unless approved in advance by the

DOI, no dividend may be paid by FPIC except from unassigned funds or earned surplus. The DOI may disallow the payment of any dividend if, in the DOI's opinion, the payment would in any way violate the California Insurance Code (the "Code") or be hazardous to policyholders, creditors or the public. Based on these limitations and statutory results, as of December 31, 1997, the maximum dividend that could be paid by FPIC to the Group in 1998, without obtaining prior regulatory approval from the DOI, would be $1,426,000. A dividend in the amount of $300,000 was declared and paid on January 1, 1998 to fund the debt service on the Group's Senior Notes. There can be no assurance that dividends will be declared by the Group in the future or that any required approval for payment of dividends by FPIC will be obtained from the applicable state insurance departments. See "Dividend Policy," "Business -- Regulation" and
"-- Regulation of Dividends and Other Payments from Insurance Subsidiaries."

     Income from FPIA is not subject to dividend restrictions; however, the income generated by FPIA has been de minimis in the past and is expected to be de minimis for several years. See "Business -- Financial Pacific Insurance Agency."

RELIANCE ON TECHNOLOGY

     The Company relies heavily on computers in all aspects of its business including rating, issuing and billing policies. In the event of a disaster which results in the loss of some or all of the Company's computer hardware and/or software, the Company would incur significant recovery expense. While the Company purchases insurance against such an event, there can be no assurance that the Company would be fully compensated for the costs incurred in recovering to full operations, and as such, an event of this nature could materially adversely affect the Company's short-term operating results.

CONTROL OF COMPANY

     After the completion of this Offering, Robert C. Goodell and the existing investors will still own approximately 48% of the Company's outstanding Common Stock. Mr. Goodell and the existing investors will have power to influence the Company, to select the Board of Directors and to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving or disapproving mergers or sales of all the assets of the Company. As long as Mr. Goodell and the other original stockholders maintain their ownership of the Company's Common Stock, third parties will have a difficult time obtaining control of the Company through purchases of the Common Stock in the open market. "See Principal and Selling Stockholders," "Certain Transactions" and "Description of Capital Stock."

POTENTIAL ANTI-TAKEOVER EFFECT OF REGULATION AND CERTAIN CHARTER PROVISIONS

     Under the terms of California law governing insurance holding companies, any person or entity desiring to acquire 10% or more of the Company's outstanding voting securities is required to obtain prior approval of the DOI. In addition, certain other factors may have the effect of deterring, delaying, or preventing a change in control of the Company without further action by the stockholders; may discourage bids for the Common Stock at a premium over the market price of the Common Stock; and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. These factors include the absence of cumulative voting and the ability of the Company's directors to issue "blank check" preferred stock and provisions of Delaware law. See "Business -- Regulation -- Insurance Regulation Concerning Change or Acquisition of Control" and "Description of Capital Stock."

ABSENCE OF PRIOR PUBLIC MARKET

     Prior to this Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or continue after this Offering. The initial public offering price has been determined by negotiations between the Company and the representative of the Underwriters and may not be indicative of the market price for the Common Stock after this Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the

Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, general trends in the Company's industry, the overall performance of the stock market and other factors. See "Underwriting."

                                USE OF PROCEEDS

     Of the net proceeds to the Company from this Offering, estimated to be $17.9 million (or approximately $21.4 million if the Underwriters' over-allotment option is exercised in full), $16.2 million will be contributed by the Company to the capital of FPIC, thereby increasing its capacity to write additional premiums and retain a greater percentage of direct premiums written which has historically been ceded to reinsurers. Simultaneously with this Offering, all of the outstanding Senior Note Warrants will be exercised and the aggregate exercise price of $3.3 million will be offset against the $5 million outstanding principal balance of the Senior Notes. The balance of the Senior Notes, $1.7 million, will be paid with a portion of the proceeds from this Offering. The Senior Notes bear interest at an annual rate of 12% and mature on January 1, 2001. The remainder of the estimated net proceeds, if any, is expected to be utilized by the Company for general corporate purposes including expansion of its business. The portion of the proceeds contributed to FPIC will initially be invested in short-term, investment grade, interest-bearing securities pending orderly reinvestment in accordance with the Company's investment policies. See "Business -- Regulation -- Limits on Writing Business" and "Business -- Investments."

     The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future, but instead intends to retain its earnings in order to fund the continued development and growth of the Company's business.

     All dividends from FPIC require prior notice to the DOI. All "extraordinary" dividends must be approved in advance by the DOI. A dividend is deemed "extraordinary" if, when aggregated with all other dividends paid within the preceding 12 months, the dividend exceeds the greater of: (i) FPIC's statutory net income (excluding unrealized capital gains) for the preceding calendar year or (ii) 10% of surplus as regards policyholders as of the preceding December 31st. Additionally, unless approved in advance by the DOI, no dividend may be paid by FPIC except from unassigned funds or earned surplus. The DOI may disallow the payment of any dividend if, in the DOI's opinion, the payment would in any way violate the Code or be hazardous to policyholders, creditors or the public. See "Business -- Regulation of Dividends and Other Payments from Insurance Subsidiaries."

     For further discussion of these restrictions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Regulation" and Notes to Consolidated Financial Statements.

                                    DILUTION

     At December 31, 1997, the outstanding shares of Common Stock had a pro forma net tangible book value per share of $5.74. Assuming the 2,000,000 shares of Common Stock offered by the Company hereby had been sold at December 31, 1997 and without reflecting the effect of operations subsequent to that date, the net tangible book value per share for all outstanding shares of Common Stock (after deducting estimated offering expenses, including underwriting discount) would have been $7.03. This represents an immediate increase in net tangible book value of $1.29 per share to existing stockholders and an immediate dilution of $2.97 per share to new investors, as illustrated in the following table:

Estimated public offering price per share...................            $10.00
                                                                        ------
  Pro forma net tangible book value per share before
     offering...............................................              5.74
  Increase per share attributable to new investors..........              1.29
                                                                        ------
Pro forma net tangible book value per share after
  offering..................................................              7.03
                                                                        ------
Immediate dilution to new investors.........................              2.97
                                                                        ------

     If the Underwriters exercise in full their right to purchase an additional 375,000 shares of Common Stock to cover over-allotments, the net tangible book value after the Offering would be $7.18 per share of Common Stock, which would result in a dilution to public investors of $2.82 per share.

     The following table sets forth on a pro forma basis as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing stockholders and by purchasers of the shares of Common Stock offered hereby (giving effect to the conversion of Series A Stock outstanding as of December 31, 1997 into 1,735,251 shares of Common Stock, the exercise of Warrants to purchase 747,216 shares of Common Stock and the sale of 2,000,000 shares by the Company at an initial public offering price of $10.00 per share, before deducting the underwriting discount and offering expenses):

                                 SHARES PURCHASED       TOTAL CONSIDERATION
                               --------------------    ---------------------    AVERAGE PRICE
                                NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                               ---------    -------    ----------    -------    -------------
Existing Stockholders........  2,968,450      59.7%     8,670,451      30.2%       $ 2.92
New Public Investors.........  2,000,000      40.3%    20,000,000      69.8%       $10.00
                               ---------     -----     ----------     -----
          Total..............  4,968,450     100.0%    28,670,451     100.0%
                               =========     =====     ==========     =====

     The information set forth above does not give effect to the potential exercise of options to purchase an aggregate of 31,550 shares of Common Stock as of December 31, 1997 at exercise prices ranging from $2.54 to $4.82 per share to certain of the Company's officers, employees and former employees. Some of these options can be exercised immediately. Purchasers of shares of Common Stock offered hereby will incur additional dilution to the extent outstanding stock options are exercised. See "Management."

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term debt and capitalization of the Company as of December 31, 1997, and as adjusted to reflect the restatement of the Company's Certificate of Incorporation to increase the authorized number of shares of Preferred Stock and Common Stock, effective April 14, 1998, a 394.375 for 1 split of the Common Stock effective on April 14, 1998, the sale by the Company of 2,000,000 shares of Common Stock to the public at an assumed initial offering price of $10.00 per share, and the application of the net proceeds of $17.9 million therefrom. See "Use of Proceeds."

                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
Short-term debt.............................................  $        --    $        --
                                                              ===========    ===========
Long-term debt..............................................  $ 4,984,561    $        --
                                                              -----------    -----------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 5,000 shares
     (2,000,000 as adjusted); issued and outstanding 4,400
     shares (no shares as adjusted).........................            5             --
  Common stock, $.001 par value, authorized 10,000 shares
     (7,500,000 as adjusted); issued and outstanding 485,983
     shares (4,968,450 shares as adjusted)(1)...............          486          4,968
  Additional paid-in capital................................    4,949,510     26,565,033
  Net unrealized loss on available for sale securities, net
     of deferred federal income taxes.......................      (33,521)       (33,521)
  Retained earnings.........................................    8,481,658      8,481,658
                                                              -----------    -----------
          Total stockholders' equity........................   13,398,138     35,018,138
                                                              ===========    ===========
          Total capitalization..............................  $18,382,699    $35,018,138
                                                              ===========    ===========

---------------
(1) Excludes 31,550 shares of Common Stock reserved for issuance upon exercise of options outstanding as of December 31, 1997 pursuant to grants to various officers, employees and former employees of the Company. See
    "Management -- 1993 Stock Incentive Plan." The as adjusted amount includes 1,735,251 shares of Common Stock to be issued upon conversion of the Series A Stock and 747,216 shares of Common Stock to be issued upon exercise of all outstanding Warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data of the Company as of and for each of the years in the five-year period ended December 31, 1997. All information is presented in accordance with GAAP, except for the statutory property/casualty ratios and surplus as regards policyholders, which are presented in accordance with SAP. The financial data is derived from the consolidated financial statements and accounting records of the Company. The consolidated financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the report thereon are included elsewhere in the Prospectus and have been audited by KPMG Peat Marwick, LLP, independent certified public accountants. The industry combined ratio data presented under "Statutory Ratios" is unaudited. The selected consolidated financial data set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements of the Company and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                                        YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------
                                        1993(1)     1994        1995        1996        1997
                                        -------    -------    --------    --------    ---------
                                           (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Revenues:
Direct premiums written...............    6,094     15,072    $ 24,695    $ 31,927    $  39,512
Premiums ceded........................   (2,345)    (5,782)    (10,653)    (13,674)     (12,576)
                                        -------    -------    --------    --------    ---------
       Net premiums written...........    3,749      9,290      14,042      18,253       26,936
                                        -------    -------    --------    --------    ---------
       Net premiums earned............    2,380      6,701      12,060      14,987       22,854
Commissions...........................      159        213         105         628          709
Investment income, net of expenses....      523        750       1,028       1,449        1,720
Net realized gains (losses) on sales
  of investments......................       68       (246)        466          52          (46)
Other income, net.....................     (107)       502         578         547          800
                                        -------    -------    --------    --------    ---------
  Total revenues......................    3,023      7,920      14,237      17,663       26,037
Expenses:
Losses and loss adjustment expenses...     (273)     2,944       6,325       9,750       12,748
Policy acquisition costs..............      610      1,493       3,957       4,785        7,440
Contingent ceding commission..........       --       (422)     (1,246)     (3,222)      (1,511)
General operating costs...............      731      2,297       1,712       1,929        2,443
Agency expenses.......................      136        253         145         688          721
Interest expense......................       21        113         128         693          617
                                        -------    -------    --------    --------    ---------
  Total expenses......................    1,225      6,678      11,021      14,623       22,458
                                        -------    -------    --------    --------    ---------
Income before taxes...................    1,798      1,242       3,216       3,040        3,579
                                        -------    -------    --------    --------    ---------
       Income tax provision...........      588        465       1,066       1,037        1,237
                                        -------    -------    --------    --------    ---------
       Net income.....................  $ 1,210    $   777    $  2,150    $  2,003    $   2,342
                                        =======    =======    ========    ========    =========
EARNINGS PER SHARE(2):
  Basic...............................  $  5.41    $  1.60    $   4.42    $   4.12    $    4.82
  Diluted.............................  $  1.22    $  0.40    $   0.94    $   0.69    $    0.79
  Weighted average diluted shares.....      988      1,956       2,292       2,901        2,962
GAAP RATIOS(3):
  Loss ratio..........................     (7.0)%     43.9%       52.4%       65.1%        55.8%
  Expense ratio.......................     56.1       52.0        36.6        23.3         36.3
                                        -------    -------    --------    --------    ---------
  Combined ratio......................     49.1%      95.9%       89.0%       88.4%        92.1%
                                        =======    =======    ========    ========    =========
STATUTORY RATIOS(3):
  Loss ratio..........................     (7.0)%     43.9%       52.4%       65.1%        55.8%
  Expense ratio.......................     42.6       51.5        37.0        25.5         36.5
                                        -------    -------    --------    --------    ---------
  Combined ratio......................     35.6%      95.4%       89.4%       90.6%        92.3%
                                        =======    =======    ========    ========    =========
  Industry combined ratio(4)..........    112.2%     110.1%      110.5%      111.0%       101.8%

                                                           AS OF DECEMBER 31,
                                           ---------------------------------------------------
                                            1993       1994       1995       1996       1997
                                           -------    -------    -------    -------    -------
                                                  (In thousands, except per share data)
BALANCE SHEET DATA:
Total cash and investments...............  $12,245    $12,935    $22,689    $24,046    $29,977
Total assets.............................   24,839     31,308     47,339     54,684     65,893
Unpaid losses and loss adjustment
  expenses...............................    7,125     10,141     12,225     13,944     19,592
Total debt(5)............................    1,633      1,225      5,901      5,479      4,985
Stockholders' equity.....................    5,410      6,908      9,142     10,615     13,398
OTHER DATA:
Book value per common share(2)...........  $  2.79    $  3.07    $  4.33    $  4.82    $  5.74
Surplus as regards policyholders(5)......  $ 5,890    $ 5,773    $12,387    $13,788    $14,262
Underwriting profit(6)...................    1,312        389      1,585      1,745      1,734

---------------
(1) Effective November 12, 1993, the Group completed the acquisition of FPIC and FPIA pursuant to the Stock Purchase Agreement dated June 2, 1993. Because management of the Group had effective control of FPIC and FPIA as of May 26, 1993, the acquisition has been accounted for as of that date. Accordingly, the 1993 consolidated financial statements include results of operations for the period of May 26, 1993 through December 31, 1993.

(2) All periods adjusted to reflect a 394.375 for 1 stock split effective April 14, 1998.

(3) During 1993, in conjunction with the acquisition, management determined that the Company's IBNR reserves were redundant and recorded a reserve reduction of $2.4 million.

(4) Source: "Best's Insurance Reports Property/Casualty United States, 1997 Edition." The 1997 ratio is based on A.M. Best's estimate contained in the January 1998, "Review Preview -- Property/Casualty." A comparison of a company's combined ratio with the industry combined ratio does not necessarily indicate that a company has performed well or poorly as compared with its peers.

(5) Effective December 28, 1995, the Company issued $5 million in Senior Notes. The Senior Notes were issued in conjunction with the Senior Note Warrants. The proceeds from the issuance of the Senior Notes were contributed to FPIC's capital.

(6) Underwriting profit represents the difference between premiums earned and underwriting expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Group is a Delaware holding company formed in 1993 for the purpose of acquiring 100% of the outstanding shares of M.L. Oates Insurance Company ("Oates"), a Sacramento-based property/casualty insurance company domiciled in California, and its affiliated agency. The name of the insurance company was changed to Financial Pacific Insurance Company following the acquisition in 1993. FPIC underwrites primarily CMP policies through its office in Rocklin, California, which is approximately 20 miles northeast of Sacramento. FPIC also underwrites commercial automobile insurance as a companion coverage to its CMP business, and surety bonds. The Group also owns FPIA, an insurance agency acquired in 1993 and renamed in 1995 that specializes in the direct mail distribution of license and permit surety bonds in 36 states on behalf of Markel Corporation.

     The Company markets commercial property/casualty insurance through 212 independent insurance agents, as of March 31, 1998, located primarily throughout northern and central California. The Company believes its relationship with these agents allows it to provide ongoing and attentive service to its targeted customer base -- small to medium-sized commercial establishments. Management believes this market has been overlooked by many of the larger insurance companies as a result of the lower premiums per policy and, in some cases, the remote locations of its clients and the agents.

     The following table sets forth the Company's direct premiums written, net premiums earned and losses and LAE ratios by line of business and combined ratios since 1993.

                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                            1993(1)     1994       1995       1996       1997
                                            -------    -------    -------    -------    -------
                                                              ($'s in 000's)
DIRECT PREMIUMS WRITTEN:
  CMP-Property............................  $1,190     $ 1,570    $ 2,668    $ 3,728    $ 4,490
  CMP-Liability...........................   6,270       9,435     14,167     17,767     22,766
  Commercial Auto Liability...............   1,037       2,678      4,982      6,414      6,825
  Commercial Auto Physical Damage.........     387         683      1,182      1,748      2,244
  Inland Marine...........................     398         645      1,142      1,536      1,884
  Surety..................................     133          47        500        589      1,129
  Fidelity................................       4          14         54        145        174
                                            ------     -------    -------    -------    -------
          Total...........................  $9,419     $15,072    $24,695    $31,927    $39,512
                                            ======     =======    =======    =======    =======

                                                          YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------
                                             1993(1)     1994      1995       1996       1997
                                             -------    ------    -------    -------    -------
                                                               ($'s in 000's)
NET PREMIUMS EARNED:
  CMP-Property.............................  $  201     $  298    $   548    $   882    $ 1,134
  CMP-Liability............................   2,444      4,652      7,579      8,862     14,872
  Commercial Auto Liability................     453      1,037      2,973      3,126      4,919
  Commercial Auto Physical Damage..........     233        462        948        892        768
  Inland Marine............................      43        136        275        379        486
  Surety...................................     128        108        115        353        517
  Fidelity.................................       2          8         21         94        158
                                             ------     ------    -------    -------    -------
          Total............................  $3,504     $6,701    $12,459    $14,588    $22,854
                                             ======     ======    =======    =======    =======

                                                               YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                     1993(1)(2)    1994    1995    1996    1997
                                                     ----------    ----    ----    ----    -----
LOSS AND LAE RATIOS:
  CMP-Property.....................................     21.4%      43.0%   70.8%   38.5%   107.1%
  CMP-Liability....................................    (10.4)      46.8    45.8    59.1     50.4
  Commercial Auto Liability........................     21.0       43.8    62.1    97.2     66.2
  Commercial Auto Physical Damage..................     18.5       32.3    72.0    82.1     54.7
  Inland Marine....................................     48.8       33.1    50.9    25.1     53.5
  Surety...........................................     (2.3)      (7.4)    2.6    19.5     14.5
  Fidelity.........................................       --(3)     0.0     0.0     0.0     19.0
                                                       -----       ----    ----    ----    -----
          Total....................................     (7.0%)     43.9%   52.4%   65.1%    55.8%
                                                       =====       ====    ====    ====    =====
STATUTORY COMBINED RATIOS:
Loss Ratio(4)......................................     (7.0%)     43.9%   52.4%   65.1%    55.8%
Expense Ratio......................................     42.6       51.5    37.0    25.5     36.5
                                                       -----       ----    ----    ----    -----
          Combined Ratios..........................     35.6%      95.4%   89.4%   90.6%    92.3%
                                                       =====       ====    ====    ====    =====

---------------
(1) Although the Group assumed control of FPIC's operations effective May 26, 1993, for comparison purposes the above table reflects underwriting results for the year ended December 31, 1993.

(2) During 1993, in conjunction with the acquisition, management determined that the Company's IBNR reserves were redundant and recorded a reserve reduction of $2.4 million.

(3) Not meaningful based on immateriality of fidelity earned premium of $2,000 in 1993.

(4) The increase in the loss ratio from 52.4% in 1995 to 65.1% in 1996 resulted primarily from the effects of the Montrose Decision in July 1995. As a result of the Montrose Decision, the Company retroactively incurred construction defect claims for which, prior to this decision, there would have been no liability. The Company has subsequently revised its underwriting practices in response to the Montrose Decision. See "Risk Factors -- Regulation, Pending Legislation and Case Law."

     Because insurance companies derive revenues (and incur losses) from investing activities as well as underwriting activities, an underwriting loss in a period does not necessarily preclude profitability for that period. A combined ratio of under 100% indicates an underwriting profit. A combined ratio in excess of 100% indicates an underwriting loss. Persistent underwriting losses reduce profitability and, when coupled with investment losses in any period, result in negative earnings which reduce the insurer's capital and therefore its ability to underwrite further business.

RESULTS OF OPERATIONS

  Year ended December 31, 1996 versus December 31, 1997

     Direct premiums written. Direct premiums written for the years ended December 31, 1996 and 1997 were $31.9 million and $39.5 million, respectively, representing an increase of 24%. Direct premiums written increased by the attraction of a larger percentage of business from each of the Company's existing agents, appointment of new agents and continued expansion of specialty program business (i.e., bowling centers, refuse haulers, farm labor contractors and restaurants). During 1997, total production from agents appointed as of December 31, 1996 increased by approximately 20%. The number of appointed independent agents also increased by approximately 15% from 198 as of December 31, 1996 to 227 as of December 31, 1997. The specialty program business direct premiums written increased from $6.2 million in 1996 to $8.0 million in 1997.

     Premiums ceded. Premiums ceded for the years ended December 31, 1996 and 1997 were $13.7 million and $12.6 million, respectively, representing a decrease of 8%. Premiums ceded as a percentage of direct premiums written decreased from 42.8% in 1996 to 31.8% in 1997, as FPIC changed its reinsurance structure to increase its retention. As discussed further in "Business -- Reinsurance," effective July 1, 1996, FPIC increased its retention on property lines of business from $300,000 to $600,000 and effective January 1, 1997, FPIC increased its retention on casualty lines of business from $100,000 to $250,000. FPIC increased its retention in order to retain more of its underwriting income and reduce the underwriting income ceded to reinsurers.

     Net premiums earned. Net premiums earned for the years ended December 31, 1996 and 1997 were $15.0 million and $22.9 million, respectively, representing an increase of 52%. The increase in net premiums earned is reflective of the growth in direct premiums written and reduction in premiums ceded.

     Commissions. Commissions earned for the years ended December 31, 1996 and 1997 were $628,000 and $709,000, respectively, representing an increase of 13%. The increase reflects the continued growth of FPIA premium production.

     Investment income. Investment income for the years ended December 31, 1996 and 1997 was $1.4 million and $1.7 million, respectively, representing an increase of 19%. The increase in investment income is consistent with the 16% increase in the average invested assets balance from $23.4 million in 1996 to $27.0 million in 1997. The growth in invested assets reflects the investment of cash flows generated by operations. The weighted average investment yield also increased from 6.2% for 1996 to 6.4% for 1997.

     Net realized gains (losses) on sales of investments. Net realized gains (losses) on sales of investments were a $52,000 net realized gain and a ($46,000) net realized loss for the years ended December 31, 1996 and 1997, respectively.

     Other income (expense). Other income (expense) for the years ended December 31, 1996 and 1997 was $547,000 and $801,000, respectively. Other income (expense) consists primarily of policyholder service fees related to the direct bill installment payment plan. The increase in other income (expense) is due primarily to the increase in direct premiums written as approximately 80% of the policies issued are on the direct bill installment pay plan. The increase was also impacted by the $80,000 write-off in 1996 of the note receivable related to the sale in 1994 of the Company's direct book of business to an existing agent. The write-off reflected a higher than expected runoff of the sold business.

     Losses and loss adjustment expenses. Losses and LAE decreased as a percentage of net premiums earned from 65.1% in 1996 to 55.8% in 1997. The decreased loss ratio is due in part to a reduced "Montrose effect" as compared to 1996. The net impact to the Company was the creation of a retroactive liability for construction defect claims previously denied. The "Montrose effect" relates to the Montrose Decision and is discussed in detail at "Risk Factors -- Regulations, Pending Legislation and Case Law" and "Business -- Reserves." The reduced loss ratio is also attributed in part to the formation in 1997 of in-house legal defense capability and the subsequent assignment of all new legal defense work, as well as reassignment of open files previously handled by external attorneys.

     Policy acquisition costs. Policy acquisition costs increased as a percentage of net premiums earned from 31.9% in 1996 to 32.6% in 1997. The increase is due primarily to the bonus commission earned by agents which increased from $431,000 in 1996 to $639,000 in 1997. Agents earn a bonus commission ranging from 1.5% to 4.0% based on their annual production volume.

     Contingent ceding commission. Contingent ceding commission decreased from $3.2 million or 23.6% of premiums ceded in 1996 to $1.5 million or 12.0% of premiums ceded in 1997. The decline in contingent ceding commission is related to unfavorable loss development on the swing-rated reinsurance treaties as well as increases in the provisional ceding commission rates on the property and casualty reinsurance contracts effective January 1, 1997.

     General operating costs. General operating costs decreased as a percentage of net premiums earned from 12.9% in 1996 to 10.7% in 1997. The decrease is attributed to the 52% increase in net premiums earned exceeding the 27% increase in general operating expenses from 1996 to 1997, respectively. During 1997 the Company incurred approximately $300,000 in non-recurring costs primarily related to software/system recovery expenses and relocation of the Company headquarters.

     Agency expenses. Agency expenses for the years ended December 31, 1996 and 1997 were $688,000 and $721,000, respectively, representing a 5% increase. The increase is consistent with the growth in commissions over the same period.

     Interest expense. Interest expense decreased from $692,000 to $617,000 for the years ended December 31, 1996 and 1997, respectively. The decrease in interest expense related to reductions in the outstanding debt due to the prepayment of the original seller financing debt in May 1996 and the payoff of the $500,000 bank line of credit in April 1997.

     Income before federal income taxes. Income before federal income tax increased by 18% from $3.0 million in 1996 to $3.6 million in 1997.

     Net income. Net income increased from $2.0 million, or $0.69 per diluted share, for the year ended December 31, 1996 to $2.3 million, or $0.79 per diluted share, for the year ended December 31, 1997, representing an increase of 17%.

  Year ended December 31, 1995 versus December 31, 1996

     Direct premiums written. Direct premiums written for the years ended December 31, 1995 and 1996 were $24.7 million and $31.9 million, respectively, representing a 29% increase. Direct premiums written increased due to the attraction of a larger percentage of business from each of the Company's agents, appointment of new agents and expansion of the specialty program business. During 1996, the total production increased by approximately 25% for agents who were appointed as of December 31, 1995. The number of appointed agents also increased by approximately 13% from 176 as of December 31, 1995 to 198 as of December 31, 1996. Additionally, the Company continued to diversify its geographic and portfolio risk by expanding its operating territory and adding specialty program business such as refuse haulers, farm labor contractors, bowling centers and restaurants. The specialty programs accounted for direct premiums written of $4.7 million in 1995 and $6.2 million in 1996.

     Premiums ceded. Premiums ceded for the years ended December 31, 1995 and 1996 were $10.7 million and $13.7 million, respectively, representing an increase of 28%. Premiums ceded as a percentage of direct premiums written decreased from 43.1% in 1995 to 42.8% in 1996 as FPIC changed its reinsurance structure to increase its retention. As discussed further in "Business -- Reinsurance," effective July 1, 1996, FPIC increased its retention on property lines of business from $300,000 to $600,000 to retain more of its underwriting income and reduce the underwriting income ceded to reinsurers.

     Net premiums earned. Net premiums earned for the years ended December 31, 1995 and 1996 were $12.1 million and $15.0 million, respectively, representing an increase of 24%.

     Commissions. Commissions earned for the years ended December 31, 1995 and 1996 were $105,000 and $628,000, respectively. The increase reflects expanded production of surety premiums by FPIA during 1996. FPIA commenced operations during 1995.

     Investment income. Investment income for the years ended December 31, 1995 and 1996 was $1.0 million and $1.4 million, respectively, representing a 41% increase. The increase in investment income is due primarily to the investment of the proceeds from the $5.0 million Senior Notes issuance which occurred on December 28, 1995. Additionally, invested assets increased from $22.7 million at December 31, 1995 to $24.0 million at December 31, 1996 due to the investment of cash flow generated by operations. The average investment yield decreased from 6.6% (adjusted to reflect $5 million in investments purchased on December 29, 1995) in 1995 to 6.2% in 1996 due to declining interest rates.

     Net realized gains on sales of investments. Net realized gains on sales of investments were $466,000 in 1995, as compared to $52,000 in 1996. The increased realized gains in 1995 resulted from a reclassification of the investment portfolio from held to maturity to available for sale and the related sale of certain securities to take advantage of favorable market conditions.

     Other income (expense). There was no material change in the amount of other income from 1995 to 1996.

     Losses and loss adjustment expenses. Losses and loss adjustment expenses increased as a percentage of net premiums earned from 52.4% in 1995 to 65.1% in 1996. The increased loss ratio is due to the "Montrose effect". The net impact to the Company was the creation of a retroactive liability for construction defect claims previously denied. The "Montrose effect" relates to the Montrose Decision which is discussed in detail at "Risk Factors -- Regulations, Pending Legislation and Case Law" and "Business -- Reserves."

     Policy acquisition costs. There was no material change in the relationship of policy acquisition costs to net premiums earned between 1995 and 1996.

     Contingent ceding commission. Contingent ceding commission increased from $1.2 million or 11.7% of premiums ceded in 1995 to $3.2 million or 23.6% of premiums ceded in 1996. The increase in contingent ceding commission is due to favorable loss development on the swing-rated reinsurance treaties.

     General operating costs. General operating costs decreased as a percentage of net premiums earned from 14.2% in 1995 to 12.9% in 1996. The decrease is attributed to the 24% increase in net premiums earned exceeding the 13% increase in general operating costs and expenses from 1995 to 1996.

     Agency expenses. Agency expenses for the years ended December 31, 1995 and 1996 were $145,000 and $688,000, respectively. The increase is consistent with the growth in commissions over the same period.

     Interest expense. Interest expense increased from $128,000 to $692,000 for the years ended December 31, 1995 and 1996, respectively. The increase in interest expense is due to the issuance of $5.0 million of Senior Notes effective December 28, 1995 and is offset in part by the prepayment of the original seller financing in May 1996.

     Income before federal income tax. Income before federal income tax decreased by 5% from $3.2 million in 1995 to $3.0 million in 1996.

     Net income. Net income decreased from $2.1 million, or $0.94 per diluted share for the year ended December 31, 1995, to $2.0 million, or $0.69 per diluted share, for the year ended December 31, 1996, representing a decrease of 27%. The Senior Note Warrants issued on December 28, 1995 increased the dilution of earnings per share in 1996 but had little effect in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Operations

     The Company receives substantial cash from premiums, and to a lesser extent, reinsurance recoverables, investment income and other income. The principal cash outflows are for the payment of claims, premiums paid to reinsurers, LAE, policy acquisition costs, operating costs and taxes. Substantially all of the Company's revenue is received by, and expenses are incurred on behalf of, FPIC. Net cash provided by operations was $2.5 million for the year ended December 31, 1996 and $6.6 million for the year ended December 31, 1997. Amounts due from reinsurers increased 54% from $4.0 million to $6.2 million as of December 31, 1996 and 1997, respectively. Such increase was primarily due to the increase in covered losses and LAE. See Notes to Consolidated Financial Statements.

     Because the Company collects cash now for liabilities that may not require payment for a number of years, an increase in the Company's direct premiums written will result in an increase in its cash and investment portfolio. Since acquiring the Company in 1993, the Company's investment portfolio has increased substantially. The increase was ratable with the increase in the Company's direct premiums written.

  Investing

     Net funds used in investing activities of the Company were $2.5 million for the year ended December 31, 1996 and $6.0 million for the year ended December 31, 1997. The comparative increase from December 31, 1996 to December 31, 1997 was attributable to the investment of cash provided by operating activities.

     The Company maintains a sufficient level of cash and liquid short-term investments to meet anticipated obligations, including claim payments. As of December 31, 1997, the Company had cash and short-term investments of approximately $0.6 million. The Company's remaining investment portfolio on such date consisted of $30.0 million of fixed maturity securities, which could provide additional liquidity and cash for operations. All of the Company's investments are investment grade, short and intermediate-term fixed income securities. See "Business -- Investments."

  Capital Expenditures

     During 1996 and 1997, the Company purchased approximately $400,000 and $700,000, respectively, in capital equipment. The capital expenditures consisted primarily of computer and office equipment acquired in conjunction with the upgrade and standardization of the Company's computer and office equipment and the move to its new headquarters in Rocklin, California. No significant future capital expenditures are currently planned.

  Financing

     Net funds used in financing activities of the Company were $0.4 million for the year ended December 31, 1996 and $0.5 million for the year ended December 31, 1997.

     The Company has a bank line of credit agreement which provides for a $530,000 credit facility bearing interest (payable monthly) on outstanding balances at an annual rate of prime plus 1.00%. As of December 31, 1997, $500,000 of this credit facility was available. The bank line of credit matures on July 1, 1998 and the Company has not determined whether it will renew this agreement.

     The Company believes its cash resources are adequate to meet its operating requirements.

  Reinsurance

     FPIC has quota share reinsurance, excess of loss reinsurance and semi-automatic facultative reinsurance contracts, under which certain types of policies are automatically reinsured to a predetermined amount. Due to these reinsurance agreements, the maximum exposure to the Company is $600,000 on any one property claim and $250,000 on any one liability claim. The reinsurance contracts renew annually. FPIC's reinsurers are rated "A-" or better by A.M. Best. See "Business -- Reinsurance."

  Dividend Restrictions

     Dividends paid by a California domiciled insurance company are subject to limitations imposed by the Code. Under the Code, cash dividends may be paid by an insurance company only from statutory earnings. In addition, a California domiciled insurer may not pay an "extraordinary" dividend to its stockholders without prior approval of the DOI.

     An extraordinary dividend or distribution is defined as a dividend or distribution of cash or other property whose fair market value, together with other dividends and distributions made within the preceding 12 months, exceeds the greater of 10% of earned surplus as regards policyholders as of December 31 of the preceding year or statutory net income (excluding unrealized capital gains) for the immediately preceding calendar year. As of January 1, 1998, the maximum dividend payable by FPIC without approval of the DOI is $1,426,000. A dividend in the amount of $300,000 was declared and paid on January 1, 1998 to fund the debt service on the Senior Notes. See
"Business -- Regulation -- Regulation of Dividends and Other Payments From Insurance Subsidiaries."

  Impact of Inflation

     The Company's operations, like those of other property/casualty insurers, are susceptible to the effects of inflation, as premiums are established before the ultimate amounts of losses and LAE are known. Management considers the potential effects of inflation when setting premiums. Nonetheless, such premiums may not fully compensate for the effects of inflation.

     In addition, inflation may adversely affect the rate of return on the Company's investment portfolio, as well as its portfolio market value.

  New Accounting Standards

     Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," and Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information," were issued in June 1997 and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. SFAS No. 131 establishes standards for disclosures related to business operating segments. The Company is currently evaluating the impact that these statements will have on the consolidated financial statements.

PRIMARY DIFFERENCES BETWEEN GAAP AND SAP

     The financial statements contained herein have been prepared in conformity with GAAP, as opposed to SAP, which is prescribed for insurance companies by insurance regulatory authorities. SAP differs from GAAP principally in the following respects: (a) premium income is taken into operations over the periods covered by the policies, whereas the related acquisition and commission costs are expensed when incurred; (b) deferred income taxes are not recognized; (c) certain assets such as agents' balances over 90 days due and prepared expenses are nonadmitted assets; (d) policyholder dividends are accrued when declared;
(e) the cash flow statement is not consistent with classifications and the presentation under GAAP; (f) bonds are recorded at amortized cost, regardless of trading activities; and (g) loss and loss adjustment expense reserves and unearned premium reserves are stated net of reinsurance.

YEAR 2000 COMPLIANCE

     The Company's systems are compliant with Year 2000 requirements with the exception of the claims accounting system, which the Company plans to replace before the end of 1999.

                                    BUSINESS

GENERAL

     The Company is a regional, custom-underwriting insurance company. The Company provides superior service to small and medium-sized commercial customers within specified niche markets which are typically overlooked by large insurance companies. During 1997, the Company derived direct premiums written from artisan contractors (40%), commercial property owners (5%), light industrial businesses (5%), a variety of other businesses (25%) and special programs (25%). The special programs were designed for refuse haulers, farm labor contractors, bowling centers and restaurants. For these programs, the Company has developed underwriting expertise and focused marketing materials and applies rate deviations or coverage extensions. The Company writes the vast majority of its business in rural markets in California. FPIC is currently rated A-(excellent) by A.M. Best.

     Direct premiums written grew at a compound annual rate of 38% from $15.1 million in 1994, to $39.5 million in 1997. Net income increased at a compound annual rate of 44% from $777,000 in 1994 to $2.3 million in 1997. The Company's combined ratio, which is a measure of underwriting profitability, was 92% in 1997, well below the industry average of 102%. Much of the Company's growth and profitability is attributable to its retention of renewal policies. Renewal retention rates were 81%, 83% and 84% in the three years ended 1995, 1996 and 1997, respectively.

     The Company markets insurance through 212 independent insurance agents, as of March 31, 1998. The Company believes its relationship with its agents allows it to provide ongoing and attentive service to its targeted customer base. The Company's strategy is to focus on writing policies that typically generate between $1,100 to $5,000 in annual premiums. Management believes this market has been overlooked by many of the larger insurance companies as a result of lower annual premiums per policy, and in some cases, the remote locations of the policyholders and the agents.

     During 1997, approximately 58% of the Company's direct premiums written was for CMP-Liability coverages, 17% was for Commercial Automobile Liability coverages, 11% was for Commercial Property coverages, 6% was for Commercial Automobile Physical Damage coverages, and the remainder was for Inland Marine, Surety and Fidelity. The Company is also engaged, through its wholly owned insurance agency, FPIA, in the mail order distribution of license and permit surety bonds in 36 states on behalf of Markel Corporation. These bonds are low limit surety commitments pledged to a regulatory agency as a condition of obtaining and maintaining a business license.

     There are two general categories of commercial property/casualty insurance: custom underwritten policies and business owner policies ("BOPs"). The Company focuses exclusively on custom underwritten accounts, typically with an annual premium less than $25,000 (the Company's average premium per account is $4,500). While price is an important part in the purchase of any insurance policy, it is not necessarily the basis of competition for custom underwritten policies. The Company believes that by carefully underwriting individual risks, it is able to select the best risks. Most national insurance companies focus on larger custom underwritten property/casualty policies or BOPs. As a result, the Company does not directly compete with most national insurers. A BOP is a low price business insurance policy that provides broad coverages. BOPs are marketed to businesses with little differentiation from location to location, such as mini-marts and dry cleaners. BOPs' key point of differentiation is price. Management believes it obtains better risk selection and pricing by avoiding BOPs and focusing on custom underwritten property/casualty policies.

     The Company operates primarily in the agrarian valleys and coastal regions of California which tend to be less litigious than Southern California and the San Francisco Bay area. The Company will continue to focus on the rural regions of California, and other states, as it expands. In line with this small town strategy, the Company appoints small to mid-sized agents. The Company carefully selects its agents and closely monitors their flow of business and profitability primarily through the use of its proprietary QuoteTracker(TM) software. The Company believes that, as a specialty regional company, it provides more value to small to mid-sized insurance agents than it provides to large agents or national brokerages. Consequently, the Company believes it has an important role in most of its agents' offices. The value of its agency relations is a key advantage for the Company.

     The Company strives to provide competitive base pay and attractive bonus opportunities. More than two-thirds of the Company's employees participate in objectively measured bonus plans that provide bonus opportunities of up to 50% of their annual salary. This and other employee-focused benefits make for extremely low employee turnover. Low turnover is a significant advantage both in terms of cost savings and in providing consistent relationships with the independent agents.

BUSINESS STRATEGY

     Management attributes its success to date to the following business philosophies/strategies: (i) concentrating in its niche market segments, developing specialty insurance programs, carefully selecting its geography and avoiding market segments which the Company believes would be unprofitable; (ii) maintaining strong relationships with independent insurance agents by providing prompt underwriting decisions, competitive rates and coverages and competitive commissions; (iii) controlling losses by vigorously defending claims which the Company believes to be fraudulent, overstated or without merit; (iv) maintaining control of, and emphasizing the importance, of underwriting every risk; and (v) attracting and retaining a highly talented management team and staff.

GROWTH STRATEGY

     The Company's long term growth strategies, while continuing to emphasize small to medium-sized businesses as its primary target markets, are to:

     Retain More Direct Premiums Written. The Company has historically ceded a large portion of its direct premiums written to reinsurers. This was necessary due to the relatively small surplus as regards policyholders the Company had maintained. The capital infusion provided by this Offering will allow the Company to retain more of its direct premiums written. As an example, immediately following this Offering, the Company plans to convert its expensive property quota share reinsurance contract into a less costly excess of loss reinsurance program. See "-- Reinsurance."

     Expand Existing Business. According to A.M. Best, the Company's market share in California for CMP insurance has increased each of the last five years. Management attributes the Company's growth to its strong relations with its independent agents, its ability to identify and launch insurance programs for specialty niches of the commercial market and its underwriting expertise. The Company intends to pursue further growth in California by selectively appointing new agents and by attracting a larger percentage of business from each of its existing agents.

     Develop New Programs. The Company will continue to research and develop new specialty insurance programs for small to mid-sized businesses. The Company attempts to identify business segments that are not being adequately served by the insurance market. By focusing on businesses that are not directly targeted by existing insurance programs, the Company is able to avoid competing solely on price. The Company is also negotiating with other insurers to offer products they developed through the Company's agents. This will enable the Company to enhance further its value to the agency force and earn a return on the products while avoiding the cost of developing the programs.

     Expand Surety Business. The Company began writing surety in 1995 to complement CMP. This business provides payment or performance guarantees on construction contracts or other obligations. In 1997, the Company wrote nearly $1.2 million in profitable surety premium using one staff underwriter. The Company plans to emphasize surety as a line of business by increasing its marketing efforts and adding to its staff. Though the market is highly competitive, the Company believes it can attract profitable surety business by focusing on providing a high level of service.

     Expand Geographically. The Company intends to expand its specialty insurance business into other states. Beginning with the states adjoining California, the Company will select and appoint agents in rural areas of those states to sell its products. The Company does not intend to open branch offices. Its marketing efforts will focus on the insurance programs in which the Company has developed an expertise in underwriting. The Company is licensed currently to do business in Arizona, California, Idaho, Missouri, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota and Utah and has license applications pending in eight additional states.

INDUSTRY OVERVIEW

     According to A.M. Best, in 1996, the property/casualty insurance industry wrote over $270 billion of insurance premiums. The industry remains fragmented with approximately 3,000 insurance companies and 400 insurance groups licensed to transact property/casualty insurance business in the U.S. Last year, the ten largest companies accounted for less than a 43% national market share. California is the largest individual state market for insurance in the U.S., and its market characteristics are similar to the national market. California insurance premiums totaled $32.8 billion in 1996, and the ten largest companies captured only a 45% market share.

MARKETING

     One of the Company's key competitive advantages is its excellent agency relations. The Company targets independent agents in small, rural central and northern California towns with existing books of commercial property casualty business. These agents are generally ignored by the larger companies because they cannot meet stiff production goals (usually $500,000 or more per year) or rigid account minimums (typically $25,000). The Company believes that smaller agents tend to be more loyal to an insurance company and their customers tend to be more loyal to their insurance agent. While the Company is most heavily represented in Fresno, Sacramento, Bakersfield and Santa Barbara, it is represented in approximately 100 communities across the state by 212 agents, as of March 31, 1998.

     The Company's four field marketing representatives visit each of the Company's agents at least once per month. The purpose of these visits is to communicate to the agents the Company's preference for specific classes of business, to identify and resolve problems and to maintain awareness of the Company's activities. The marketing representatives also review pending quotes with the agents and, on occasion, conduct brief inspections of risks submitted to the Company. The field marketing representatives do not have underwriting authority.

     The Company actively manages its agency force by closely monitoring the quality of submissions, hit/decline ratios, renewal retention and profitability. Semi-annually, the Company reviews its agents for application count, win ratio, average premiums per account, production and subjective factors primarily through the use of its proprietary QuoteTracker(TM) software. Over the past three years, this review has resulted in the termination of approximately 5% of the agents and placement of another 10% on rehabilitation. Over time, the Company believes that this process allows it to retain the best agents.

     The Company provides its agents with limited binding authority. Binding authority is extended to its agents for a few artisan contractors classes for general liability only. The Company believes that underwriting is the responsibility of the Company, and it tightly controls risk selection and pricing. Most agents want binding authority, primarily because it takes companies so long to quote a risk. The Company believes its exceptional service overcomes this concern, and consequently most agents readily accept their limited binding authority.

     The Company pays a 15% commission on new business and 15% on renewal business. From time to time, the Company may offer a higher commission on special programs or accounts above a certain size. These promotions usually involve paying the agent an additional 5% commission for a limited period of time. During 1997, commission payments under these promotions totaled $250,000 or 4% of commission expense. The Company also pays additional commissions to its agents based on volume. To qualify for additional commission an agent must produce at least $250,000 of written premium during the preceding year. In 1997, additional commissions based on volume totaled $639,000 or 9.0% of commission expense. In 1997, the Company implemented an incentive program to reward agents for retaining their business with the Company.

At the end of each year, agents who maintain better than 90% of their renewals will receive an additional 2% commission. The Company believes its commission schedules are competitive.

     By providing a market for difficult risks, by rewarding agent loyalty through incentive commissions and by maintaining consistency in the marketplace, the Company's agents place a significant value on an FPIC appointment. The Company believes that these efforts lead to high renewal retention ratios and more profitable renewal business.

CUSTOMERS

     The Company's ultimate customers are small to mid-sized businesses. The Company reaches these customers through 212 independent insurance agents, as of March 31, 1998, who are appointed to represent the Company. The average customer pays approximately $4,500 per year for its insurance policy. During 1997, the Company derived direct premiums written from artisan contractors (40%), commercial property owners (5%), light industrial businesses (5%), a variety of other businesses (25%) and special programs (25%). The special programs were designed for refuse haulers, farm labor contractors, bowling centers and restaurants. For these programs, the Company has developed underwriting expertise and focused marketing materials and applies rate deviations or coverage extensions. The Company is currently developing other specialty niche programs. Most customers choose to pay for their policies over nine months following a 25% down payment. The Company developed a payment plan to respond to the cash flow needs of small businesses and to respond to competitive pressures.

LINES OF BUSINESS

     The Company writes an insurance policy which always, except for surety bonds, includes Commercial Multiple Peril-Liability ("CMP-Liability") and generally one or more additional lines of business. The lines of business are described below:

     CMP-Liability -- Insures businesses against third party bodily injury and property damage claims caused by or allegedly caused by acts or omissions of the insured. This coverage part also includes a duty to defend the insured against lawsuits filed alleging bodily injury, property damage or advertising injury caused by acts or omissions of the insured.

     CMP-Property -- First party insurance coverage for businesses for real and personal property, as well as ancillary coverages such as loss of income and loss of use. The insurance protects insureds against economic loss for damage or loss of use of their property as a result of a specified cause of loss.

     Commercial Auto Liability -- Similar to a personal auto insurance policy, this third party coverage protects businesses against third party bodily injury and property damage claims caused by or allegedly caused by drivers operating an insured's vehicle.

     Commercial Auto Physical Damage -- First party insurance coverage for businesses against loss or damage to one of its vehicles. The coverage pays to fix or replace damaged vehicles.

     Inland Marine -- First party business coverage for personal property and equipment which is generally mobile in nature. The coverage pays to fix or replace the mobile property.

     Surety -- The Company guarantees that one party, the principal, will perform pursuant to a contract for a second party, the obligee. If the principal fails to perform, the Company is obligated to complete the contract.

     Fidelity -- First party coverage for businesses against loss of money, securities and property due to burglary, theft, robbery and employee dishonesty.

FINANCIAL PACIFIC INSURANCE AGENCY

     Prior to the acquisition of FPIC, FPIA employed agents who served as the direct sales force for Oates and also placed workers' compensation policies with other insurance companies. Immediately following the acquisition, the direct sales strategy was abandoned due to the Company's expansion of independent agency appointments.

     In 1995, FPIA became a general agent for Markel American Insurance Company and Markel Insurance Company (unaffiliated members of Markel Corporation, a Glen Allen, Virginia-based specialty property/casualty insurance group). As such, FPIA produces license and permit surety bonds in 36 states. A license bond is a low limit (typically $10,000 to $15,000) surety commitment pledged to an obligee (regulatory agency) as a condition of obtaining and maintaining a business license. According to the Surety Association of America, the nationwide market for license bonds is $300 million with a loss ratio of 15%. There are more than 1,000 different types of license bonds throughout the United States. The typical license bond is underwritten with an application, financial statement and credit report. In 1997, FPIA generated $1,256,000 in direct premiums written, of which $716,000 was commission income to the Company. FPIA's net income for the year ended December 31, 1997 was $5,000.

     The Company solicits customers for license and permit surety bonds through the mail. The Company believes its direct mail distribution strategy will begin to reap substantial returns as its renewal business grows and when FPIC becomes the issuing insurance company for the license and permit bonds. Once FPIC becomes licensed in all of the states in which FPIA operates, FPIC can become the issuing insurance company for FPIA.

UNDERWRITING

     The Company places a high degree of emphasis on underwriting and pricing discipline. More than 50% of the Company's employees work in underwriting roles, and the average underwriter has 16.6 years of experience. The underwriting department has 13 underwriters, along with support staff.

     The Company uses Insurance Services Offices ("ISO") underwriting rates, rules and guidelines. However, most of the Company's current rates are determined utilizing 1988 ISO loss costs, which are 35% higher, on average, than loss cost assumptions utilized in current ISO rates for the classes and territories that the Company writes. While the rates have remained the same since the Company's inception, the pricing strategy has become more conservative. The use of schedule rating credits, which are used to reduce the price of insurance for individual policies, has been substantially restricted.

     The limits of liability for each of the types of policies written by the Company are tailored to the needs of the insured. Approximately 90% of the CMP liability policies sold by the Company are for limits of $1,000,000. Limits are available under existing treaties with reinsurance companies up to $11,000,000. Subject to the judgment of the underwriting department, property insurance is also available under certain existing treaties with reinsurance companies up to a limit of $10,000,000. Additional insurance is available for each line of insurance provided that a facultative arrangement is obtained from an appropriate reinsurer. See "-- Reinsurance."

     Since price is a competitive factor in the sale of property/casualty insurance, the underwriting department attempts to ensure that prices quoted by the Company are competitive or that its product is sufficiently differentiated from less expensive alternatives.

     Each full-time employee of the underwriting department has the opportunity to earn an incentive bonus for meeting objective standards for service, production and quality. Management believes this plan makes the Company's underwriters and underwriting technicians the highest paid in the area. Because an underwriting job with the Company is highly desirable, turnover in the underwriting department is extremely low.

     The Company also writes surety bonds through its agents. In 1996, its first full year of operations, the surety department wrote $589,000 of nearly loss-free surety business. In 1997, the Company wrote $1,129,000 in surety premium. The Company's surety customers are primarily small contractors with infrequent bond needs. These accounts require a high level of attention that many other sureties are not willing to provide.

     For a five-year comparison of the Company's combined ratio and the average for the property/casualty industry, see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

REINSURANCE

     Due to capital constraints, the Company has historically ceded large amounts of its premium to reinsurers. In 1996 and 1997, on a direct basis, the Company earned $3.9 million and $3.4 million, respectively, of underwriting income. After ceding the reinsurer's portion of the premium and losses, the net underwriting income for the Company was approximately $1.7 in each of 1996 and 1997. The reinsurers received $2.2 million and $1.6 million of the Company's underwriting income in 1996 and 1997, respectively. The results from the last two years are not necessarily indicative of results in the future and the ultimate development of business ceded to the reinsurers could deviate, perhaps substantially, from such results. However, the Company believes that as a result of this Offering, it will decrease amounts ceded to reinsurers and retain a greater share of the corresponding risks. As a consequence, the Company believes it will also retain some portion of the underwriting profit, if any, related to the premiums that are no longer ceded. See "Use of Proceeds."

     The Company maintains reinsurance on its property, casualty, and surety businesses. On its property business, the Company has a 30% quota share on the first $2 million of any risk with a syndicate of reinsurers, resulting in a maximum company exposure of $600,000 related to any one occurrence. In excess of $2 million, the Company has an $8 million per risk semi-automatic facultative reinsurance arrangement with General Reinsurance Corporation. On the casualty business, the Company maintains a $750,000 excess of $250,000 treaty with a syndicate of reinsurers led by Gerling Global Reinsurance Company. The Company's maximum exposure on any one casualty risk is $250,000. In excess of $1 million, the Company has a semi-automatic facultative agreement with American Reinsurance Company which provides $10 million of coverage in excess of $1 million. For the Company's surety bond product line, the Company maintains a variable quota share reinsurance arrangement with General Reinsurance Company which provides various levels of participation depending on the size of a bond. The Company's current reinsurance structure has been in place since January 1, 1997 with the exception of the surety reinsurance contract which incepted in July 1995 and the $10 million excess $1 million casualty semi-automatic facultative agreement which incepted on January 1, 1998.

     Prior to January 1, 1997, the Company maintained a $400,000 excess $100,000 and $500,000 excess $500,000 casualty treaties and a $4 million excess $1 million casualty semi-automatic facultative agreement.

     The Company purchases Extra Contractual Obligations and Excess Policy Limits ("ECO/XPO") coverage through the London market. This coverage reinsures the Company's exposure for any punitive, exemplary, compensatory, or consequential damages in excess of policy limits because of alleged or actual bad faith or negligence on the Company's part in rejecting a settlement within policy limits, discharging its duty to defend or prepare the defense in the trial of an action against a policyholder of the Company, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or otherwise handling a claim under a policy subject to this reinsurance. Prior to July 1, 1996, $1 million of this coverage was included in the Company's $1 million excess of $1 million reinsurance treaty. However, when the Company restructured its reinsurance treaty effective July 1, 1996, it began purchasing this coverage separately in the London markets, as it was more cost effective to do so. The Company currently purchases $2 million of ECO/XPO coverage through this facility.

     The reinsurance programs renew on an annual basis. Reinsurance coverages are placed both directly by the Company and through professional intermediaries. The Company's 1997 reinsurance costs for liability coverage were reduced from 1996 levels due to favorable results achieved and the retention by the Company of larger portions of the risk.

     Although reinsurance does not discharge the original insurer from its primary liability to its policyholders, under SAP, it is the practice of insurers to treat reinsured risks as risks of the reinsurer since the primary insurer is indemnified by the reinsurers for ceded losses and LAE unless the reinsurer is unable to meet the obligations it assumed under the reinsurance agreements. The collectability of reinsurance is subject to the solvency of the reinsurers.

     All of the Company's reinsurance is currently placed with A- or better rated reinsurers. See "-- Ratings." In accordance with customary industry practice, the Company maintains no reserves for reinsured liabilities. In 1997, FPIC ceded $12.6 million in written premium to 17 reinsurers and reinsurer syndicates. Premiums ceded to the five largest reinsurers were: $2.9 million, Gerling Global Reinsurance; $1.7 million, Sorema North America Reinsurance; $1.3 million, St. Paul Re, Inc.; $1.3 million, Constitution Reinsurance; and $1.2 million, Winterthur Reinsurance Corporation of America.

     The Company reviews information concerning the Company's reinsurers, including ratings published by A.M. Best and other similar organizations. The Company is not aware of any financial difficulties being experienced by any of its reinsurers.

     The Company is selective in its choice of reinsurers and considers numerous factors, the most important of which is the financial stability of the reinsurer. At January 1, 1998, reinsurance arrangements were in place with one foreign and 11 domestic reinsurers.

     Following this Offering, the Company may convert its costly property quota share reinsurance contract to an excess of loss contract. It may also convert its surety quota share contract to an excess of loss contract. See "Use of Proceeds."

CLAIMS

     The claims department pays claims and establishes losses and LAE reserves. In connection therewith, it resolves questions concerning policy coverage and manages reinsurance recoveries with the accounting department. Claims in litigation are defended by a staff of attorneys employed by the Company under the direction of its Vice President and General Counsel. In order to reduce the cost of defending its policyholders, the Company began hiring attorneys in late 1996 to build in-house defense capabilities. The Company has hired five experienced insurance defense attorneys, all of whom have at least seven years of experience. As of March 31, 1998, 82% of the Company's insurance defense files were being adjusted by staff attorneys. By managing the majority of the cases with staff attorneys, the Company believes it will save a substantial amount of LAE.

     The Company's claims department is staffed by five claims examiners with an average of 18 years of claim adjustment experience. The claims examiners' caseloads average approximately 125 claims per examiner. Due to the combination of experience and manageable caseloads, the Company's claims personnel are effective in managing claims through frequent contact with claimants.

     The Company believes that a distinguishing factor between its claims department and other insurance companies' claims departments is that its claims examiners are incentivized to close claim files, all of the adjusters and attorneys are seasoned professionals and they are closely supervised by the Vice President of Claims and the Vice President and General Counsel. Senior management reviews and approves all reserves in excess of $30,000. The Company recently established a special investigation unit which is used to investigate cases which are suspected to be fraudulent.

RESERVES

     Loss reserves are estimates at a given point in time, based on facts and circumstances then known, of the amount the insurer anticipates it will have to pay claimants plus investigation and litigation costs. The ultimate liability in each case may differ from such estimates. During the loss settlement period, additional facts regarding individual claims may become known and, consequently, it frequently becomes necessary to refine and adjust the estimates of liability.

     The Company's reserving process, following industry practices, is based on the assumption that past experiences, adjusted for the effect of current developments and likely trends, is appropriate for predicting future events. The process also assumes that the legal climate regarding the claims process and legal liability theories remain constant. Any other assumptions employed by the Company or its actuaries are not readily quantifiable and are subject to revision as circumstances change.

     Reserves are initially set to take into account both a possible payment for the loss involved and the anticipated LAE. Adjustments to initial reserves are made periodically pursuant to the continuing investigation and evaluation by the claims department. Reserves for other claims, such as property damage by fire or other causes, are established and revised on a case-by-case basis pursuant to which a reserve amount is assigned to each claim when reported, based primarily upon an investigation of the circumstances surrounding each claim, consideration of the liability and the damages, and the insurance policy provisions relating to the claim.

     The Company also establishes IBNR reserves utilizing its historical experience. The IBNR reserve is established to provide for future case reserves and loss payments on claims which have been incurred but not yet reported to the Company. A significant portion of the Company's total loss reserve is the IBNR reserve. However, IBNR reserves, by definition, are not established for specific cases. In calculating IBNR reserves, the Company estimates the ultimate liability for losses and LAE by using both individual estimates for reported claims and generally accepted actuarial reserving techniques. IBNR reserve adjustments also are made to take into account changes in the volume of business written, claims frequency and severity, the mix of business, claims processing and other items that can be expected to affect the Company's liability for losses over time. IBNR reserves are periodically adjusted to correct historical deficiencies or redundancies in the reserves on a case-by-case basis. On a quarterly basis, the Company's independent actuary reviews the Company's loss data and recommends IBNR reserves.

     Inflation is implicitly provided for in the reserving function through analysis of cost trends and reviews of historical results. Reserves are closely monitored and are recomputed periodically using new information on reported claims and a variety of statistical techniques. The Company does not discount loss reserves.

     The following table sets forth a reconciliation of beginning and ending losses and LAE reserves for each of the periods shown.

     Activity in the liability for unpaid losses and LAE is summarized as follows:

                                                   1995          1996           1997
                                                -----------   -----------    -----------
Balance of unpaid losses and loss adjustment
  expense reserves, beginning of year.........  $10,140,556   $12,224,880    $13,944,397
  Less reinsurance recoverables...............    4,902,732     4,560,681      4,007,047
                                                -----------   -----------    -----------
Net balance at beginning of year..............    5,237,824     7,664,199      9,937,350
                                                -----------   -----------    -----------
Incurred losses and loss adjustment expenses:
  Provision for insured events of the current
     year.....................................    6,490,825     7,394,848     10,991,179
  Increase (decrease) in provision for insured
     events of prior years....................     (165,766)    2,355,565      1,756,992
                                                -----------   -----------    -----------
Total incurred losses and loss adjustment
  expenses....................................    6,325,059     9,750,413     12,748,171
                                                -----------   -----------    -----------
Payments:
  Losses and loss adjustment expenses
     attributable to insured events of the
     current year.............................    1,975,694     2,413,980      3,370,671
  Losses and loss adjustment expenses
     attributable to insured events of prior
     years....................................    1,922,990     5,063,282      5,907,717
                                                -----------   -----------    -----------
Total payments................................    3,898,684     7,477,262      9,278,388
                                                -----------   -----------    -----------
Net balance at December 31....................    7,664,199     9,937,350     13,407,133
  Plus reinsurance recoverables...............    4,560,681     4,007,047      6,184,927
                                                -----------   -----------    -----------
     Balance of unpaid losses and loss
       adjustment expense reserves, at
       December 31............................  $12,224,880   $13,944,397    $19,592,060
                                                ===========   ===========    ===========

     The following table sets forth the development of net reserves for unpaid losses and LAE from 1989 (the first full year of operations) through 1997. In evaluating the following information, it should be noted that each amount includes the effects of all changes in amounts for prior years. For example, the amount of redundancy related to losses settled in 1997 but incurred in 1989 is included in the cumulative redundance amount of each of the years for 1989 to 1996. The table does not present injury or policy-year development data. Conditions and trends that have affected development of the reserves in the past may not necessarily occur in the future. Accordingly, the data in the table may not be indicative of future redundancies or deficiencies.

                                                                DECEMBER 31,
                            ------------------------------------------------------------------------------------
                             1989     1990     1991     1992      1993      1994      1995      1996      1997
                            ------   ------   ------   -------   -------   -------   -------   -------   -------
                                                               ($'s in 000's)
Liability for losses and
  LAE(1)..................  $1,243   $3,119   $7,189   $ 6,964   $ 4,533   $ 5,238   $ 7,665   $ 9,938   $13,407
Paid (cumulative) as
  of:(2)
  One year later..........     391    1,148    1,550     1,676     1,503     1,923     5,063     5,908        --
  Two years later.........     967    2,307    3,038     2,883     2,537     4,574     8,903
  Three years later.......   1,351    2,728    3,734     3,366     3,243     6,648
  Four years later........   1,594    3,012    4,074     3,601     3,897
  Five years later........   1,845    3,096    4,322     3,829
  Six years later.........   1,883    3,308    4,512
  Seven years later.......   1,976    3,487
  Eight years later.......   2,002
Liability re-estimated as
  of:(3)
  One year later..........   1,217    3,696    4,098     2,606     2,279     3,150     5,169     5,786        --
  Two years later.........   1,141    1,731    1,717     1,059     1,011     2,409     2,927
  Three years later.......     774      832      723       527       795     1,747
  Four years later........     398      445      347       397       738
  Five years later........     291      280      302       738
  Six years later.........     169      224      336
  Seven years later.......      22      251
  Eight years later.......      42
REDUNDANCY
  (DEFICIENCY):...........  $ (801)  $ (619)  $2,341   $ 2,397   $  (102)  $(3,157)  $(4,165)  $(1,756)       --
Redundancy (deficiency) as
  % of initial
  reserve(4),(5),(6)......   (64.4)%  (19.8)%   32.6%     34.4%     (2.3)%   (60.3)%   (50.2)%   (17.7)%      --
Gross liability for losses
  and loss adjustment
  expenses................                              10,060     7,125    10,141    12,225    13,945    19,592
Ceded liability for losses
  and loss adjustment
  expenses................                              (3,096)   (2,592)   (4,903)   (4,560)   (4,007)   (6,185)
                            ------   ------   ------   -------   -------   -------   -------   -------   -------
Net liability for losses
  and loss adjustment
  expenses................                               6,964     4,533     5,238     7,665     9,938    13,407
Gross liability
  re-estimated............                               1,066     1,160     3,382     4,543     8,119
Ceded liability
  re-estimated............                                (328)     (422)   (1,635)   (1,616)   (2,333)
                            ------   ------   ------   -------   -------   -------   -------   -------
Net liability
  re-estimated............                                 738       738     1,747     2,927     5,786
Gross reserve
  redundancy..............                               8,994     5,965     6,759     7,682     5,826

---------------
(1) Sets forth the estimated liability for unpaid losses and LAE recorded at the balance sheet date for each of the indicated years; represents the estimated amount of losses and LAE for claims arising in the current and all prior years that are unpaid at the balance sheet date, including IBNR.

(2) Cumulative losses and LAE payments made in succeeding years for losses incurred prior to the balance sheet date.

(3) Re-estimated amount of the previously recorded liability based on experience for each succeeding year, increased or decreased as payments are made and more information becomes known about the severity of remaining unpaid claims.

(4) Shows the cumulative redundancy or deficiency at December 31, 1997 of the reserve estimate shown on the top line of the corresponding column. A redundancy in reserves means that reserves established in prior years exceeded actual losses and LAE or were reevaluated at less than the originally reserved amount. A deficiency in reserves means that the reserves established in prior years were less than actual losses and LAE or were reevaluated at more than the originally reserved amount.

(5) Prior to 1994, fluctuation in the net reserve redundancy was attributable to a $2.4 million reserve reduction in 1993 and a $2.4 million reserve increase in 1991. In 1991, the Company posted an IBNR reserve of approximately $2.4 million. The result was a net incurred losses and LAE ratio of 165%. During 1993, in conjunction with the acquisition, management determined that the Company's IBNR reserves were redundant and recorded a reserve reduction of $2.4 million. As a result, the redundancy trend in 1992 and 1993 ended.

(6) The reserve deficiency noted in 1994 to 1996 resulted primarily from the effects of the Montrose Decision in July 1995. The impact to the Company was the creation of retroactive liability for construction defect claims previously denied. The Company has subsequently revised its underwriting practices in response to the Montrose Decision. See "Risk
    Factors -- Regulations, Pending Legislation and Case Law."

     Reserve variances have been affected by continued growth in premium volume and increases in IBNR, particularly in the CMP liability line between 1993 and 1994. The reserves for IBNR losses and the LAE anticipated changes in costs related to each prior year's claims. At the same time, the insurance industry was experiencing inflation in the ultimate resolution values of personal injury claims. The inflation of personal injury claim values has been principally attributed to rapidly increasing medical treatment costs, increasing jury awards for pain and suffering and increased loss adjustment and related litigation costs. In addition to the adjusted IBNR, specific measures undertaken include monitoring the actual paid medical, vigorous defense of claims deemed to be nuisance suits, and ongoing monitoring of pain and suffering awards and related LAE and litigation expenses. Adjustments are made in IBNR reserves on a periodic basis to account for documented cost increases, and similar adjustments are made to case reserves based on individual claim reviews and audits. Actual reserve development due to IBNR claims and underreported claims is continually monitored and adjustments to reserves are made consistent with this actual experience.

     During the loss adjustment period, additional facts regarding individual claims may become known. As the Company becomes aware of additional facts, it may become necessary to refine and adjust liability estimates. Accordingly, the ultimate liability may be less than or greater than the revised estimates.

INVESTMENTS

     Substantially all investments are held by FPIC and are subject to regulation by the DOI. Investments are made under the direction of the Company's Chief Executive Officer and Chief Financial Officer pursuant to written guidelines approved by the Board of Directors. The written guidelines establish specific criteria for quality, marketability, holding size and maturity for each type of investment. Furthermore, the criteria are set to meet the Company's anticipated liquidity needs and tax positions.

     The Company's investment portfolio is managed with the intent to provide growth and safety of surplus as regards policyholders in order to facilitate increased premium writings over the long-term while maintaining the ability to service current insurance operations.

     The following table shows the composition of the Company's investment portfolio by type of security as of December 31, 1995, 1996 and 1997.

                                                              DECEMBER 31,
                                     --------------------------------------------------------------
                                            1995                  1996                  1997
                                     ------------------    ------------------    ------------------
                                     AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                     -------    -------    -------    -------    -------    -------
                                                             ($'s in 000's)
BY TYPE OF SECURITY:
United States government and
  agencies.........................  $ 6,449      28.4%    $ 9,870      41.1%    $15,628      52.1%
States, municipalities and
  political subdivisions...........    1,289       5.7%        268       1.1%         71       0.2%
Corporate..........................   14,951      65.9%     13,708      57.0%     14,065      46.9%
Certificates of deposit............       --       0.0%        200       0.8%        213       0.8%
                                     -------     -----     -------     -----     -------     -----
          Total investments........  $22,689     100.0%    $24,046     100.0%    $29,977     100.0%
                                     =======     =====     =======     =====     =======     =====

     Fixed maturity investments are valued in the above table at market value. The amortized cost of fixed maturities was $22,604,000, $24,764,000 and $30,028,000 at December 31, 1995, 1996 and 1997, respectively.

     Fixed maturity investments held by the Company generally have an investment quality rating of "A" or better by independent rating agencies. The following table shows the composition of the Company's fixed maturity investments (at amortized cost), by rating as of December 31, 1995, 1996 and 1997.

                                                              DECEMBER 31,
                                     --------------------------------------------------------------
                                            1995                  1996                  1997
                                     ------------------    ------------------    ------------------
                                     AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                     -------    -------    -------    -------    -------    -------
                                                             ($'s in 000's)
BY RATING(1):
U.S. Treasury and U.S. Agency
  Bonds............................  $ 6,449      28.4%    $ 9,870      41.0%    $15,628      52.1%
AAA to A...........................   15,023      66.2%     12,259      51.0%     11,515      38.4%
BBB................................    1,217       5.4%      1,717       7.2%      2,621       8.8%
Certificates of Deposit............       --       0.0%        200       0.8%        213       0.7%
                                     -------     -----     -------     -----     -------     -----
          Total Investments........  $22,689     100.0%    $24,046     100.0%    $29,977     100.0%
                                     =======     =====     =======     =====     =======     =====

---------------
(1) Represents the lower of the ratings assigned by Moody's Investor's Services, Inc. or Standard and Poor's Corporation.

     The amortized cost of fixed maturity investments exceeded the market value by approximately $51,000 at December 31, 1997. At the same date, the Company held callable fixed maturities with an aggregate market value of $13.2 million.

     The amortized cost of fixed maturities as of December 31, 1995, 1996 and 1997 is shown by contractual maturity below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Management projects the anticipated weighted average maturity of the fixed maturities to be 6.7 years. Management attempts to generally match its property/casualty assets and liabilities. The maturity of claim and benefit liabilities of property/casualty insurance companies can only be estimated by using actuarial methods. Although a single figure for weighted average maturity of liabilities is not available, the Company's actuaries continually review historical data on claims maturation. In light of the review, management structures its fixed income portfolio accordingly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                              DECEMBER 31,
                                     --------------------------------------------------------------
                                            1995                  1996                  1997
                                     ------------------    ------------------    ------------------
                                     AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                     -------    -------    -------    -------    -------    -------
                                                             ($'s in 000's)
BY MATURITY:
One year and under.................  $    77       0.3%    $ 1,830       7.6%    $ 1,152       3.8%
Over one year through five years...    6,364      28.1%      8,287      34.5%      9,954      33.2%
Over five years through ten
  years............................    9,330      41.1%      8,662      36.0%     14,681      49.0%
Over ten years.....................    6,918      30.5%      5,267      21.9%      4,190      14.0%
                                     -------     -----     -------     -----     -------     -----
          Total Investments........  $22,689     100.0%    $24,046     100.0%    $29,977     100.0%
                                     =======     =====     =======     =====     =======     =====

     Investment results of the Company for the periods indicated are shown in the following table.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
                                                               ($'s in 000's)
Invested assets(1)....................................  $17,812    $23,368    $27,012
Investment income(2)..................................  $ 1,029    $ 1,449    $ 1,720
Average yield(3)......................................      5.8%       6.2%       6.4%
Net realized gain (losses)............................  $   466    $    52    $   (46)

---------------
(1) Average of the aggregate invested amounts at the beginning and end of the period.

(2) Investment income is net of investment expenses and does not include realized or unrealized investment gains or losses or provision for income taxes.

(3) The 1995 average yield was impacted by the $5 million capital infusion from the sale of the Senior Notes which funded the purchase of $5 million in investments on December 28, 1995.

COMPETITION

     The property/casualty insurance industry is highly competitive. The Company competes with other property/casualty insurers both in the recruitment and retention of qualified independent agents to sell its products. Success in recruiting and retaining independent agents willing to sell the Company's products or services is dependent upon the commission rates, services and the ability of the insurer to provide products that meet the needs of the agent and the agent's customers.

     In selling its insurance products, the Company competes with other insurers through independent agents (including insurers represented by the independent agents who represent the Company), with insurers having their own agency organizations and with direct sellers of insurance products. There are numerous companies competing for business in the geographic areas in which the Company operates. No single company dominates the marketplace, but many of the Company's competitors have more established national reputations and substantially greater financial resources and market share than the Company.

     The Company pays its agents a base commission of 15% with additional commission for meeting increasing volume levels. Should other insurers begin paying higher commissions than the Company, this would present a competitive disadvantage in attracting and retaining high-quality agents. While recognizing the significance of the rate of commission, the Company believes its efforts to serve the agents and their customers by providing superior service in underwriting and claims processing will allow it to continue to compete with other insurers.

     Twice per year, the Company surveys its agents to understand the nature of the competitive environment. The agents indicate that the Company competes with many companies, but few consistently. According to its agents, FPIC's most consistent competitor is Allied Group. Agents were asked which companies they viewed as FPIC's main competitors.

     The following table summarizes the results of the last agent survey, conducted in August 1997:

COMPETITORS                                                     % of Agents(1)
-----------                                                     --------------
Allied Group................................................          17%
Golden Eagle Insurance Company..............................          10%
Maryland Casualty Insurance Company.........................          10%
Valley Insurance Company....................................           7%
CNA.........................................................           5%
Fireman's Fund Insurance Company............................           5%
10 Other Companies..........................................          27%

---------------
(1) Represents the percentage of survey respondents indicating that these companies compete with FPIC.

RATINGS

     The oldest and most widely quoted insurance financial rating firm is Best's Insurance Reports, published by the firm of A.M. Best.

     Based on 1993 and prior results, FPIC was assigned an initial rating in April 1994 of B++ (Very Good) by A.M. Best. An A.M. Best rating is assigned after an extensive quantitative and qualitative evaluation of a company's financial condition and operating performance. An A.M. Best rating represents the current and independent opinion of a company's financial strength and ability to meet obligations to policyholders. Such ratings do not relate to the protection of investors or indicate expected investment results, and therefore do not address the quality of the insurer's securities or the advisability of an investment in such securities. In March 1996, A.M. Best upgraded FPIC's rating to A- (excellent) and in 1997 the A- rating was re-affirmed.

     A.M. Best rates firms both on quality and on size. The size categories range from I, which represents surplus as regards policyholders of less than $1 million, to XV, which represents surplus as regards policyholders of greater than $2 billion. Prior to the Offering, FPIC was financial size V, representing surplus as regards policyholders between $10 million and $25 million. Following this Offering, it is expected that FPIC will be category VI, representing surplus as regards policyholders between $25 million and $50 million. When considering whether to accept an FPIC policy, customers often review both the rating and the financial category size. While many customers view an A rating as sufficient, there are others that require financial category sizes of VII and greater. There can be no assurance that customers will continue to accept FPIC's rating and financial category size regardless of the Offering.

     A.M. Best provides ratings based on an insurer's annual financial reports and survey information for several years of operations. A.M. Best rates over 2,300 property/casualty insurers each year. For years prior to the 1994, FPIC was not assigned a letter rating by A.M. Best due to what A.M. Best described as "insufficient experience," A.M. Best requires five full years of operating activity before assigning a rating. Ratings above B+ are B++ (Very Good), A- and A (excellent), A+ and A++ (Superior). Ratings below B+ are B, B-, C++, C+, C, C-, D, E, F and NA (not issued).

REGULATION

  National Association of Insurance Commissioners

     In order to enhance the regulation of insurer solvency, the NAIC adopted a formula and model law to implement risk-based capital ("RBC") requirements for property/casualty insurance companies designed to assess the minimum capital requirements for the protection of policyholder obligations. The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as a level of surplus to RBC falls. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level (as defined by the NAIC) requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized

Control Level (as defined by the NAIC) gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level (as defined by the NAIC) which requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Based on the foregoing formulae, as of December 31, 1997, FPIC's ratio of total adjusted surplus to Authorized Control Level RBC was 340%.

     The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios and specifies "usual values" for each ratio. Departure from the usual values on more than four of the ratios may lead to increased regulatory oversight. Based on its 1997 statutory financial statement, FPIC was within the usual range for eight of the 12 IRIS tests.

     FPIC was not within the usual range of ratios for Change in Net Writings and Surplus Aid to Surplus due to growth in net written premium and contingent ceding commission related to favorable loss experience on the swing-rated reinsurance treaties. A swing-rated reinsurance treaty allows the ceding company to share in the profitability of its reinsurance program by receiving a portion of a reinsurance contract's profits. During 1997, net written premium increased by 48% which exceeded the upper limit of the NAIC usual range of 33%. Additionally during 1997 FPIC recorded $1.5 million in contingent ceding commission related to the swing-rated reinsurance treaties.

     Unusual values were also noted for IRIS ratios for the Two-Year Reserve Development to Surplus and Estimated Current Reserve Deficiency to Surplus. These ratios were both impacted by the results of the Montrose Decision and the resultant retroactive liability. See "Risk Factors -- Regulations, Pending Legislation and Case Law" and "-- Reserves."

  General

     The Company is principally regulated by the DOI and the Commissioner. California and various other states have established supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices, agent licensing, policy forms, underwriting and claims practices, reserve adequacy and insurer solvency. California, like many jurisdictions, also regulates investment activities on the basis of quality, distribution and other quantitative criteria. The Company's insurance operations and accounts are subject to examination upon request by California insurance regulators. The Company is also subject to examination by all other states in which it is licensed to do business. California has also enacted legislation which regulates insurance holding company systems, including acquisitions, dividends, the use of surplus, the terms of affiliate transactions and other related matters. The last DOI examination of the Company was for the three years ended December 31, 1994.

     The California insurance holding company law also requires the Group to register with the DOI and file certain reports containing information concerning its capital structure, ownership, financial conditions and general business operations.

     Recently, the insurance industry has been subject to increased scrutiny. A number of state legislatures have considered or enacted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems. In addition, legislation has been introduced in several of the past sessions of Congress which, if enacted, could result in the federal government assuming some role in the regulation of the insurance industry. Several committees of Congress have made inquiries and conducted hearings as part of a broad study of the regulation of United States insurance companies.

     In partial response to Congress' initiatives, the NAIC and insurance regulators are re-examining existing laws and regulations and their application to insurance companies. In particular, this re-examination has focused on insurance company investment and solvency issues and, in some instances, has resulted in new guidelines. The NAIC has formed groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures, accounting for reinsurance transactions and the adoption of RBC rules. In addition, in connection with its accreditation of states and as part of its program to monitor the solvency of insurance companies, the NAIC requires states to adopt model NAIC laws and regulations on specific topics, such as holding company regulations and the definition of extraordinary dividends. California is accredited by the NAIC. Accordingly, California has followed regulatory rule-making that makes the form of its insurance regulation generally consistent with the model NAIC laws.

     It is not possible to predict the future impact of changing state and federal regulations on the Company's operations.

     California and most other states have insurance laws requiring that property/casualty rate schedules, policy or coverage forms, and other information be filed with the states' regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. There can be no assurance that state or federal regulatory requirements will not become more stringent in the future and have an adverse effect on the operations of the Company's insurance subsidiary or on stockholder values.

     Insurance companies are required to file detailed annual reports with the state insurance regulator in each of the states in which they do business and their business and accounts are subject to examination by such agencies at any time. The Company files these reports with the DOI, the NAIC and in all other states in which it is licensed to do business. In addition, insurance regulators occasionally examine the insurer's financial condition, adherence to statutory accounting principles, and compliance with insurance department rules and regulations.

     In the event of a default on FPIC's liabilities or the insolvency, liquidation or other reorganization of FPIC, the rights of the creditors and stockholders of FPIC to proceed against the assets of FPIC, would be governed by state insurance laws relating to liquidation and rehabilitation. Therefore, if FPIC were to be liquidated or the subject of rehabilitation proceedings, such liquidation or rehabilitation proceedings would be conducted by the Commissioner as the receiver with respect to all FPIC's assets and business. Under the Code, all creditors of FPIC, including policyholders, would be entitled to payment in full from such assets before the Group, as a stockholder, would be entitled to receive any distribution thereof.

  Insurance Regulation Concerning Change or Acquisition of Control

     The Code contains provisions to the effect that the acquisition or change of "control" of a domestic insurer or of any person (e.g. parent or holding company) that controls a domestic insurer cannot be consummated without the prior approval of the Commissioner. In general, a presumption of "control" arises from the ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the Commissioner a statement relating to the acquisition of control containing certain information required by statute and published regulations and provide a copy of such statement to the domestic insurer.

     In addition, certain state insurance laws contain provisions that require pre-acquisition notification to state agencies of a change in control of a non-domestic insurance company admitted in the state. While such pre-acquisition notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist such as undue market concentration.

     Any future transactions involving the acquisition of 10% or more of the Company's Common Stock by any one person or affiliated group would also currently require approval by the Commissioner and, should the Company expand its operations to other states, would require the pre-acquisition notification in those states which have adopted pre-acquisition notification provisions. Such requirements may deter, delay or prevent certain transactions affecting the ownership of the Company's Common Stock.

  Limits on Writing Business

     The Commissioner has extremely broad power to evaluate insurance companies on a case-by-case basis, without specific regard to published rules or standards. That is, if the Commissioner deems an insurer to be in a potentially hazardous condition detrimental to the interests of the public, the Commissioner has the authority to issue orders to a particular company, restrict a company's writings, or place it under supervision or into receivership. Management of the Company is aware that the Commissioner is always concerned with companies being overly leveraged by writing large volumes of premium even though they may possess limited surplus as regards policyholders.

  Regulation of Dividends and Other Payments from Insurance Subsidiaries

     The Company is a legal entity separate and distinct from its subsidiaries. As a holding company with no other significant business operations, its primary sources of cash to meet its obligations, including principal and interest payments with respect to indebtedness, or to be able to make stockholder distributions, are dividends and other statutory permitted payments from FPIC.

     The payment of dividends to the Company by FPIC is subject to limitations imposed by the Code which provides that cash dividends may be paid by FPIC only from retained earnings and surplus as regards policyholders. In addition, an insurer subject to the insurance holding company law may not pay an "extraordinary" dividend to its stockholders without the prior approval of the Commissioner of Insurance.

     An extraordinary dividend or distribution includes any dividend or distribution of cash or other property, the fair market value of which, together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of (i) 10% of such insurer's surplus as regards policyholders as of the preceding December 31, or (ii) 100% of the insurer's statutory net income (excluding unrealized capital gains) for the preceding year.

     FPIC presently pays the Company to service the interest payments on the Company's $5 million Senior Notes. For the 12 months ended December 31, 1997, these interest payments totaled $600,000.

     The authority of the Commissioner and government regulators in a number of other states is such that, if insurance regulators determine that payment of a dividend or any other payments to an affiliate would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company's policyholders or creditors, the regulators may disapprove, prohibit, or mandate return of such payments that would otherwise be permitted without prior approval.

     If the ability of FPIC to pay dividends or make other payments to the Company is materially restricted by regulatory requirements, it could affect the Company's ability to pay dividends to stockholders and/or service debt. No assurance can be given that California (or other states in which the Company is licensed or may someday be licensed) will not adopt statutory provisions more restrictive than those currently applicable. The Company presently has no plans to pay dividends to its stockholders. See "Dividend Policy."

  Surplus as Regards Policyholders

     As a California admitted insurer, FPIC is subject to the primary jurisdiction of the insurance regulations of California. As the Company expands its operations, it will also be subject to the regulators of each state in which it does business. Such regulators have the authority, in connection with continued licensing (or where not yet doing business, in the granting of licensing), to limit or prohibit writing new business within their jurisdiction when, in the state's judgment, the insurance subsidiary is not maintaining adequate capital and surplus as regards policyholders. Surplus as regards policyholders is the excess of all assets over all liabilities under SAP. This amount is regarded as a measure of financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses. At December 31, 1997, the Company's surplus as regards policyholders under SAP was $14,262,000. See "Risk Factors -- Regulations, Pending Legislation and Case Law."

  Investment Regulations

     The Company is subject to state laws and regulations that require diversification of its investment portfolio. Such regulations could cause non-conforming investments to be treated as non-admitted assets for purposes of measuring surplus as regards policyholders and, in some instances, could require divestiture. As of December 31, 1997, the Company's investments complied with such laws and regulations in all material respects. The NAIC has proposed the development of a model investment code ("Model Code") which would provide uniform regulation of insurance company investments in those states that adopt the Model Code. Although insurance industry and regulatory groups have been working on the development of the Model Code for several years, it is unclear at this time what the final provisions will be. The Company believes that FPIC could comply with the existing proposals without adverse consequences.

  Membership in Solvency Funds and Associations

     FPIC, like other insurers, is required to participate in insolvency funds and associations in each state in which FPIC is licensed, and may be subject to assessments from time to time to cover unpaid policyholder claims of insolvent insurers participating in the same lines of business as the Company. The maximum assessment authorized by law in California in any one year has varied between 1% and 2% of annual premiums written in California. Most of these payments are recoverable through future policy surcharges and premium tax reductions. No material assessments have been made on FPIC.

  Shared Markets

     As a condition of receiving a license to do business in California and most other states, a property-casualty insurance company is required to participate in mandatory property-casualty shared market mechanisms or pooling arrangements which provide various insurance coverages to individuals and other entities that otherwise are unable to purchase such coverage voluntarily through private insurers. These shared market mechanisms are structured differently depending on the state in which they are established and the particular type of insurance provided through the mechanism. Included within the shared market mechanisms are structures generally referred to as assigned risk plans, reinsurance facilities, limited liability pools and property shared markets or "fair plans." The Company's participation in such shared market mechanisms is generally in amounts related to the amount of the Company's direct premiums written for the types of coverage. The cost of mandatory participation in such shared market mechanisms has not had a materially adverse effect on the Company's operations, liquidity and capital resources in the past. For the past three years, the Company incurred no costs to participate in these mechanism. The amount of future losses or assessments from the commercial lines shared market mechanisms and pooling arrangements cannot be predicted with certainty.

  Federal Legislative Proposals

     For the past several years, Congress and certain federal agencies have been investigating the current condition of the insurance industry (encompassing both life and property-casualty insurance) in the United States to determine whether such form of federal role in the regulation of insurance companies would be appropriate. Congress has conducted several hearings and issued reports relating in general to the solvency of insurers as well as the effectiveness of state regulation. Over the past several years Congress has investigated whether it should establish an independent federal agency to regulate the financial condition of federally-certified life and property-casualty insurers and reinsurers in the United States. Among several proposals considered in Congress, which may be introduced in the future, was a bill which would allow insurers and reinsurers to elect voluntarily to obtain a certificate of solvency from this federal agency or to conduct regulation. Additionally, such insurers and reinsurers would also remain subject to state regulation. At least one congressional initiative has been introduced in Congress to modify or repeal the McCarran-Ferguson Act (which provides a limited exemption to the "business of insurance" from federal antitrust laws, to the extent it is subject to state regulation). Additionally, judicial decisions narrowing the definition of "business of insurance" for McCarran-Ferguson Act purposes may limit the ability of insurance companies in general to share information with respect to rate setting, underwriting and claims management practices in general. It is not possible to predict whether or in what form this proposed legislation will be enacted or the potential effects thereof on the Company and its competitors. It is not possible to predict the outcome of any of the foregoing legislative, administrative or congressional activities nor the potential effects thereof on the Company.

EMPLOYEES

     As of December 31, 1997, the Company had 92 full-time and 23 part-time employees. The Company is not a party to any collective bargaining agreement. The Company believes relations with its employees are good.

PROPERTIES

     The Company leases a 25,000 square foot office building as its headquarters in Rocklin, California. Currently all but three employees work at the Rocklin location. It is anticipated that the existing premises will be suitable for at least several years. The Company owns a vacant 2.91 acre lot adjacent to the Company's headquarters for future expansion.

LEGAL PROCEEDINGS

     Except for ordinary, routine litigation incidental to the Company's business, there are no pending legal proceedings to which the Company is a party. The nature of the Company's business subjects it to claims or litigation relating to policies of insurance it has issued. Management believes that the Company is not a party to any pending legal proceedings which are likely to have a material adverse effect on its business, financial conditions or results of operations.

                                   MANAGEMENT

     The following table provides information regarding the executive officers and directors of the Company. Biographical information for each of the individuals set forth in the table is presented below:

         NAME           AGE                               TITLE
         ----           ---                               -----
Robert C. Goodell.....  43     Chairman of the Board, President, Chief Executive Officer,
                               Director
Robert T. Kingsley....  32     Executive Vice President, Chief Operating Officer,
                               Treasurer, Secretary
Artur A. Terner.......  31     Vice President and Chief Financial Officer
Timothy N. Blaede.....  37     Vice President of Information Services
John R.
  Hollingshead........  45     Vice President and General Counsel
Edward J. Paoletti....  52     Vice President of Underwriting
Wallace G. Rascher....  67     Vice President of Sales and Marketing
Charles E. Wardlaw....  56     Vice President of Claims
Stephen E. Adamson....  41     Director
Patrick C. Haden......  45     Director
Michael J.
  Morrissey...........  50     Director
Richard G. Pfeiffer...  53     Director

     Mr. Goodell has served as President and Chief Executive Officer and a Director of the Company since June 1993 when he and the current stockholders acquired the Company. From 1992 to 1993, Mr. Goodell provided management consulting services at CAST Management Consultants, Inc. From 1984 to 1992, Mr. Goodell served as Executive Vice President and Chief Financial Officer of Amwest Insurance Group, Inc. From 1983 to 1984, he served as Vice President Financial Systems at California Federal Savings and Loan. From 1980 to 1983, he served as a Manager-Management Consulting for Peat, Marwick, Mitchell & Co. Between 1977 and 1980, Mr. Goodell held positions as Controller/Treasurer of Insurance Subsidiaries of Teledyne, Inc.

     Mr. Kingsley, Executive Vice President and Chief Operating Officer, joined the Company in August 1993, prior to the acquisition of the Company. Mr. Kingsley worked for Xerox Corporation as a Financial Analyst from 1992 to 1993 following the completion of his MBA. From 1987 to 1991, Mr. Kingsley was Assistant Treasurer for Amwest Surety Insurance Company. From 1985 to 1987, Mr. Kingsley served as Senior Insurance Analyst with the Surety Bond Branch of the U.S. Treasury Department.

     Mr. Terner joined the Company in 1994 as Controller, succeeding to his current position of Vice President and Chief Financial Officer in 1997. Mr. Terner was employed from 1989 to 1994 in various positions of increasing responsibility culminating in the position of Supervising Senior Accountant at KPMG Peat Marwick concentrating primarily in the financial institution practice.

     Mr. Blaede joined the Company as Vice President of Information Services in January 1997. Prior to joining the Company, he was Manager of Special Projects at ISI Systems, Inc. From 1995 to 1996, he worked as Senior Project Manager for Innovative Computer Systems. During the period from 1983 to 1995, Mr. Blaede served in positions of increasing responsibility at ISI Systems, Inc. culminating in the post of Manager, Custom Development.

     Mr. Hollingshead joined the Company in November 1996 as its senior in-house defense counsel and was promoted to Vice President and General Council in 1997. From 1995 to 1996, he was Managing Attorney for Marlin & Saltzman, a San Francisco Bay Area insurance defense firm which provided litigation services exclusively for Atlantic Mutual Insurance Co. From 1982 to 1995, Mr. Hollingshead was an attorney with Capps, Staples et al, in Walnut Creek, California.

     Mr. Paoletti became Vice President of Underwriting in 1996. From 1982 to 1996 he was Vice President/ Branch Manager in the Sacramento office for CIGNA Corporation. From 1978 to 1982, Mr. Paoletti was employed by CG/Aetna Insurance as Casualty Supervisor in Orange County, California and Underwriting Manager in Portland, Oregon. Previously, he was Personal and Commercial Lines Underwriter at Ohio

Casualty Insurance from 1976 to 1978 and Casualty Underwriter for Safeco Insurance based in Fountain Valley, California from 1974 to 1976.

     Mr. Rascher joined Financial Pacific in 1992 as Vice President of Sales and Marketing. From 1991 to 1992, he was Field Auditor at DJ Insurance Services, where he provided workers' compensation and general liability audits to insurance company clients. From 1989 to 1991, Mr. Rascher was Branch Manager/Regional Business Manager in Fresno, California for Sequoia Insurance Company. From 1970 to 1989, Mr. Rascher served in positions of increasing responsibility with California Insurance Group, including Manager of the Sacramento Branch Office, Vice President of Marketing and Sales, and various underwriting positions.

     Mr. Wardlaw joined the Company in November 1997 as its Vice President of Claims. From 1985 to 1997, Mr. Wardlaw was the owner of an independent property/casualty claims adjusting firm in Sacramento, California. From 1972 to 1985, Mr. Wardlaw held various claims positions with United Pacific/Reliance Insurance Company including manager of the Sacramento service center branch. In 1971, Mr. Wardlaw began his career with Safeco Insurance Company.

     Mr. Adamson became a member of the Board in 1993. Mr. Adamson is a managing member of Celerity Partners, a private equity firm specializing in leveraged buyouts. Prior to forming Celerity Partners in 1995, Mr. Adamson was a managing director of W.E. Myers & Co., a merchant banking firm. Mr. Adamson serves as Chairman of the Board of Dynamic Circuits, Inc. and is a director of several private companies.

     Mr. Haden became a member of the Board in 1993. Since 1987, Mr. Haden has been a general partner of Riordan, Lewis & Haden ("RLH"), a Los Angeles based partnership which invests in management buy-out and venture capital transactions. Mr. Haden also serves as a director of Tetra Tech, Inc., Data Processing Resources Corporation, PIA Merchandising Services, Inc. and several private companies.

     Mr. Morrissey became a member of the Board in 1993. Since 1983, Mr. Morrissey has been the Chairman and Chief Executive Officer of Firemark Group, a merchant banking firm specializing in insurance related investments. Mr. Morrissey also serves as a director of Pembridge, Inc. and New Cap Re Holdings, Limited.

     Mr. Pfeiffer became a member of the Board in 1995. Mr. Pfeiffer has worked for St. Paul Fire and Marine Insurance Company in various capacities since 1971. He is currently a Vice President working on St. Paul's worldwide insurance operations.

     The directors were each elected in accordance with the Stockholders Agreement dated September 7, 1993, as amended (the "Stockholders Agreement"), which requires that each stockholder will vote for the election of directors, such that the following persons are elected to the Board: (i) one nominee designated by FinPac Partners ("FinPac"), (ii) one nominee designated by St. Paul Fire and Marine Insurance Company ("St. Paul"), (iii) one nominee designated by Firemark Global Insurance Fund, L.P. ("Firemark"), (iv) the Chief Executive Officer; and (v) one nominee designated by the above four nominees. The Stockholders Agreement will terminate upon the conclusion of this Offering. See "Principal and Selling Stockholders" and "Certain Transactions."

     The Audit Committee of the Board of Directors consists of Messrs. Adamson, Haden, Morrissey and Pfeiffer. The Audit Committee meets privately once per year with the Company's independent auditor and actuary.

     Directors of the Company who are not employed by the Company or any subsidiary receive a fee of $5,000 per quarter. Directors are also entitled to reimbursement for reasonable out-of-pocket expenses related to travel for Board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has formed a Compensation Committee of its Board of Directors which consists of Messrs. Haden and Adamson. Mr. Haden is the nominee of RLH, the general partner of FinPac, to the Board, and Mr. Adamson is the nominee of FinPac, St. Paul, Firemark and the Chief Executive Officer to the Board.

See "Certain Transactions" for information regarding the interests of RLH in certain transactions and arrangements involving the Company.

     The Compensation Committee evaluates executive performance in relationship to individual efforts and contributions to corporate earnings and makes recommendations for raises and merit bonuses. The Compensation Committee is also responsible for administration of the Company's 1993 Stock Incentive Plan.

     Neither Mr. Haden nor Mr. Adamson was at any time during the year ended December 31, 1997, or at any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by (i) the Company's Chief Executive Officer; (ii) the other four most highly compensated executive officers at the end of 1997; and (iii) a former executive officer who would have been one of the other four most highly compensated executive officers if he remained employed with the Company (the "Named Executive Officers") for services rendered in all capacities to the Company for each of the fiscal years in the three year period ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                      ------------
                                                                       SECURITIES          ALL
             NAME AND                FISCAL                            UNDERLYING         OTHER
        PRINCIPAL POSITION            YEAR      SALARY      BONUS       OPTIONS      COMPENSATION(1)
        ------------------           ------    --------    --------   ------------   ---------------
Robert C. Goodell..................   1997     $244,043    $ 76,795          --          $ 2,684
  President, Chief Executive
  Officer                             1996     $219,734    $ 25,000          --          $ 2,079
  and Chairman of the Board           1995     $175,676    $118,148          --          $ 1,402

Robert T. Kingsley.................   1997     $135,580    $ 38,475          --          $ 2,642
  Executive Vice President and        1996     $117,517    $ 39,250      15,776          $ 2,152
  Chief Operating Officer             1995     $ 89,464    $ 50,000       1,972          $ 1,580

Wallace G. Rascher.................   1997     $103,778    $ 34,200          --          $ 3,379
  Vice President -- Sales and
  Marketing                           1996     $ 91,508    $ 25,000       5,916          $ 2,745
                                      1995     $ 84,488    $ 45,000       1,972          $ 2,203

Edward J. Paoletti.................   1997     $108,516    $ 38,475          --          $ 2,288
  Vice President -- Underwriting      1996     $ 78,366    $ 55,000       9,860          $   216
                                      1995           --          --          --               --

Timothy N. Blaede..................   1997     $ 87,461    $ 51,813       9,859          $    94
  Vice President --                   1996           --          --          --               --
  Information Services                1995           --          --          --               --

John R. Aye........................   1997     $112,228    $     --          --          $55,788
  Vice President -- Claims(2)         1996     $100,260    $ 25,000       5,913          $ 1,788
                                      1995     $ 87,162    $ 50,000       1,972          $ 1,122

---------------
(1) Consists of excess premiums paid by the Company for group term life insurance, contributions by the Company to the executive's 401(k) benefit plan and, when applicable, value of personal use of automobiles and severance benefits.

(2) Effective December 15, 1997, Mr. Aye no longer served as an officer of the Company. He received $53,500 in severance benefits in 1997.

     The following table sets forth information concerning options granted to the Named Executive Officers of the Company during the 1997 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                           VALUE AT
                                                                                        ASSUMED ANNUAL
                            NUMBER OF                                                   RATES OF STOCK
                           SECURITIES       PERCENT OF                                PRICE APPRECIATION
                           UNDERLYING      TOTAL OPTIONS                               FOR OPTION TERMS
                             OPTIONS        GRANTED TO      EXERCISE                        ($)(2)
                             GRANTED       EMPLOYEES IN       PRICE     EXPIRATION   --------------------
          NAME               (#)(1)       FISCAL YEAR (%)   ($/SHARE)      DATE         5%         10%
          ----            -------------   ---------------   ---------   ----------   --------   ---------
Timothy N. Blaede.......      9,860             100%          $4.82      2/12/07     $77,401    $123,250

---------------
(1) Option vests ratably over the succeeding five anniversary dates.

(2) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the option immediately prior to its expiration, assuming the Common Stock appreciates at the compounded annual rates specified over the term of the option. These numbers do not take into account provisions of the option providing termination of the option following termination of employment or nontransferability of the option and do not make any provision for tax associated with exercise. Because actual gains will depend upon, among other things, future performance of the Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.

     The following table sets forth information concerning the number of options owned by the Named Executive Officers and the value of any in-the-money unexercised stock options as of December 31, 1997. No options were exercised by the Named Executive Officers during fiscal 1997.

                           AGGREGATE OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF            VALUE OF
                                                                      SECURITIES           UNEXERCISED
                                                                      UNDERLYING          IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS      OPTIONS AT
                                                                    AT DECEMBER 31,       DECEMBER 31,
                                                                        1997(#)           1997($)(1)(2)
                                                                  -------------------    ---------------
                                SHARES ACQUIRED       VALUE          EXERCISABLE/         EXERCISABLE/
NAME                            ON EXERCISE(#)     REALIZED($)       UNEXERCISABLE        UNEXERCISABLE
----                            ---------------    -----------    -------------------    ---------------
Robert C. Goodell.............        --               --                     0/0                  $0/$0
Robert T. Kingsley............        --               --            11,832/7,888        $23,309/$12,148
Wallace G. Rascher............        --               --             5,916/3,944         $14,198/$6,074
Edward J. Paoletti............        --               --             1,972/7,888         $2,781/$11,122
Timothy N. Blaede.............        --               --                 0/9,860              $0/$9,071
John R. Aye...................        --               --             5,916/3,944         $14,198/$6,074

---------------
(1) Because there is no established public trading market for Common Stock, the Board of Directors of the Company must, under certain circumstances, determine the fair market value of the Common Stock. The Company believes that the fair market value of the Common Stock was $5.74 per share as of December 31, 1997.

(2) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the fair market value of the underlying Common Stock of $5.74 per share as described in Note 1.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Robert C. Goodell, pursuant to which Mr. Goodell holds the position of Chief Executive Officer and Director, for a one-year term. This agreement will renew automatically at the end of such term and each anniversary thereafter for another one-year term unless terminated in accordance with such agreement. Mr. Goodell is paid a salary of $250,000 per annum subject to increase as agreed to by Mr. Goodell and the Board. He is also eligible to receive a bonus of up to 50% of his annual base salary, as determined by the Board of Directors. The agreement also provides for an automobile allowance not to exceed $900 per month and standard benefits under any Company employee benefits plan and any additional benefits that are approved by the Board. Upon termination of employment due to disability or by the Company (with or without cause), Mr. Goodell will receive a severance payment equal to the monthly portion of his annual base salary for the first 12 months after termination of employment regardless of any amounts earned by him from other employment during such period. During this 12 month period, Mr. Goodell will be entitled to all standard employee benefits. Also, upon such termination or upon termination due to death, Mr. Goodell will receive the unpaid portion of his annual base salary and the prorated portion of his bonus. If Mr. Goodell voluntarily terminates his employment, he is entitled only to the unpaid portion of his annual base salary.

     During his employment and at all times thereafter, Mr. Goodell will be subject to disclosure restrictions regarding confidential information of the Company. For 36 months after his termination, Mr. Goodell also may not solicit any employees of the Company to become employed by Mr. Goodell or his subsequent employer.

     In February 1997, the Company entered into an employment agreement with Robert T. Kingsley pursuant to which Mr. Kingsley became Executive Vice President and Chief Operating Officer of the Company. The agreement provides for an unspecified annual salary. Upon termination of his employment by the Company or by mutual agreement with the Company, Mr. Kingsley will receive a severance of six months his annual base salary. This severance payment will not be offset by any amounts earned by him from any other employment during such six month period. Mr. Kingsley will not receive a severance payment upon termination as a result of his death or resignation.

     The Company entered into employment agreements with Messrs. Rascher, Blaede, Terner, Wardlaw and Hollingshead with terms identical to those of Mr. Kingsley's contract. All of these contracts, including Mr. Kingsley's, are terminable upon 30 days written notice by the Company.

     In February 1996, the Company entered into an employment agreement with Edward J. Paoletti, pursuant to which Mr. Paoletti became Vice President of Underwriting. The agreement calls for an annual salary of $100,000 and a bonus equal to 50% of his base salary based on achievement targets regarding production, quality and service goals for the underwriting department. If the Company terminates Mr. Paoletti's employment for any reason, it will pay severance equal to 36 weeks of his annual salary. He will receive no other benefits other than those provided by COBRA during such severance period.

RESTRICTED STOCK AGREEMENT

     The Company entered into a Restricted Stock Agreement dated September 7, 1993 with Mr. Goodell in which the Company has the right to repurchase for cancellation up to 268,819 shares of Common Stock (the "Initial Shares") held by Mr. Goodell upon the occurrence of certain events at a purchase price of $0.00394 per share. On such date, Mr. Goodell must pay the Company $2.54 per Initial Share which has become an Exempt Share (as defined below) or sell to the Company a portion of his Initial Shares at fair market value equal to $682,284. These events include: Mr. Goodell's termination, a change in control of the Company and December 31, 1998. A "change in control" includes a merger or consolidation of the Company into another company, the sale of all or substantially all of the assets of the Company or a sale of all or substantially all of the capital stock of the Company.

     From 1994 to 1998, a portion of the Initial Shares become exempt from repurchase (the "Exempt Shares") upon the Company meeting certain net income thresholds. These net income targets will be adjusted if the Company consummates a public offering in which the Series A Stock is converted into Common Stock. Further, upon a "change in control" of the Company, all Initial Shares will become Exempt Shares. As of December 31, 1997, 209,021 Initial Shares had become Exempt Shares.

     In addition, if Mr. Goodell terminates his employment for any reason on or before December 31, 1998, the Company may repurchase all shares of Common Stock (including Exempt Shares) held by Mr. Goodell (including shares held by trusts established for the benefit of Mr. Goodell or his spouse) except for Initial Shares, at a price equal to "book value" per share. The "book value" per share will be the initial price paid for such shares plus the net income of the Company determined in accordance with GAAP, calculated from the date of the agreement to the end of the fiscal quarter immediately preceding the fiscal quarter in which Mr. Goodell is terminated. The Company may purchase Initial Shares at $0.00394 per share. If the Company fails to repurchase all of Mr. Goodell's shares upon such termination, the other stockholders of the Company may repurchase his shares at the same price offered to the Company.

     In the event of the death of Mr. Goodell, his estate has the right to cause the Company to repurchase any shares not repurchased in the manner described above at the price the shares were first offered to the Company, provided that, the estate may not the cause a repurchase to exceed the amount of proceeds from any key man life insurance covering Mr. Goodell.

1993 STOCK INCENTIVE PLAN

     The Company's 1993 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors on September 7, 1993. The Company has reserved 109,242 shares for issuance under the Incentive Plan. As of March 31, 1998, 1,972 shares had been issued upon exercise of options granted under the Incentive Plan, options for 82,819 shares were outstanding and 24,629 shares remained available for future grant. Shares of Common Stock subject to outstanding options, which expire or terminate prior to exercise, will be available for future issuance under the Incentive Plan.

     Under the Incentive Plan, employees and consultants may be awarded any form of Company securities (an "Award"), including without limitation, options to purchase shares of Common Stock, shares of Common Stock, warrants, phantom stock, stock appreciation rights, restricted shares, stock units or a combination thereof. These individuals may also receive cash bonuses under the Incentive Plan. Options may be incentive stock options designed to satisfy
Section 422 of the Internal Revenue Code or nonstatutory stock options not designed to meet such requirements.

     The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the complete discretion to determine which eligible individuals are to receive Awards; determine the Award type; determine the number of shares subject to an Award, vesting requirements and other features and conditions of such Awards; interpret the Incentive Plan; and make all other decisions relating to the operation of the Incentive Plan.

     Upon a change in control, the Compensation Committee may accelerate the receipt of benefits pursuant to an Award. A change in control includes a merger or consolidation of the Company, the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company and acquisition of a specified percentage of the combined voting power of the Company's outstanding stock.

     The Board may amend or terminate the Incentive Plan at any time. Amendments may be subject to stockholder approval to the extent required by applicable laws. In any event, the Incentive Plan will terminate on September 7, 2003, unless sooner terminated by the Board.

401(K) PLAN

     The Company sponsors a contributory 401(k) Plan. All full-time employees of the Company 21 years of age or older who have completed one year of service are eligible for participation in the Plan. Currently, the Company matches 100% of the employee's pre-tax contribution up to $2,000 and matched 100% of each employee's contribution up to $1,000 and $1,500 in 1995 and 1996, respectively, to the Plan. The total amount matched for 1995, 1996 and 1997 was $20,565, $61,435, and $87,980, respectively.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 1, 1998 and as adjusted to reflect the sale of Common Stock offered hereby, by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; (iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                               BENEFICIAL                             SHARES
                                               OWNERSHIP          NUMBER OF        BENEFICIALLY
                                                PRIOR TO          SHARES TO        OWNED AFTER
                                                OFFERING           BE SOLD         OFFERING(1)
                                         ----------------------    IN THE     ----------------------
                                          SHARES     PERCENTAGE   OFFERING     SHARES     PERCENTAGE
                                         ---------   ----------   ---------   ---------   ----------
Robert C. Goodell(2)...................    381,265      12.7%                   381,265       7.7%
Robert T. Kingsley(3)..................     15,776         *                     15,776         *
Wallace G. Rascher(4)..................      7,888         *                      7,888         *
Edward J. Paoletti(5)..................      3,944         *                      3,944         *
Timothy N. Blaede(6)...................      1,972         *                      1,972         *
Riordan, Lewis & Haden(7)..............    771,712      25.7%       166,667     605,045      12.2%
Patrick C. Haden(7)....................    771,712      25.7%                   605,045      12.2%
Firemark Advisors, Inc.(8).............    771,712      25.7%       166,667     605,045      12.2%
Michael J. Morrissey(8)................    771,712      25.7%                   605,045      12.2%
St. Paul Fire & Marine Insurance
  Company(9)...........................    771,712      25.7%       166,666     605,046      12.2%
Richard G. Pfeiffer(9).................         --        --                         --        --
Celerity Partners, L.P.(10)............     59,367       2.0%                    59,367       1.2%
Stephen E. Adamson(11).................    110,542       1.7%                    51,175       1.0%
Robert S. Goodell......................     39,438       1.3%                    39,438         *
W.E. Myers(12).........................     40,940       1.4%                    40,940         *
Brian Sanderson(13)....................     10,235         *                     10,235         *
David Rogers(14).......................     70,894       2.4%                    70,894       1.4%
All Directors and Executive Officers as
  a Group (12 persons).................  2,074,669      68.9%                 1,741,335      35.0%

---------------
  *  Less than 1%

 (1) Assumes no exercise of the Underwriters' over-allotment option.

 (2) Includes 321,211 shares held jointly by Robert C. and Suzanne M. Goodell as of April 1, 1998. The address of such persons is c/o Financial Pacific Insurance Group, Inc., 3850 Atherton Road, Rocklin, California 95765.

 (3) Consists of 15,776 shares issuable upon exercise of options which are exercisable as of, or will be exercisable within 60 days of, April 1, 1998.

 (4) Consists of 7,888 shares issuable upon exercise of options which are exercisable as of, or will be exercisable within 60 days of, April 1, 1998.

 (5) Consists of 3,944 shares issuable upon exercise of options which are exercisable as of, or will be exercisable within 60 days of, April 1, 1998.

 (6) Consists of 1,972 shares issuable upon exercise of options which are exercisable as of, or will be exercisable within 60 days of, April 1, 1998.

 (7) Shares are owned by FinPac Partners, L.P., the general partner of which is RLH. Mr. Haden, a Director of the Company, may be deemed to share voting and investment power with respect to all such shares as a general partner of RLH. Mr. Haden does not own any shares directly. The address of such persons is 300 S. Grand Avenue, 29th Floor , Los Angeles, California 90071

 (8) Shares are owned by Firemark. Mr. Morrissey, a Director of the Company, may be deemed to have voting and investment power with respect to all such shares as the Chairman and Chief Executive Officer of Firemark. Mr. Morrissey does not own any shares directly. The address of such persons is 67 Park Place, Morristown, New Jersey 07960.

 (9) The address of such persons is 385 Washington Street, MC 516A, St. Paul, Minnesota 55102. Mr. Pfeiffer has disclaimed beneficial ownership of the shares owned by St. Paul.

(10) Consists of 59,367 shares issuable upon exercise of warrants which are exercisable as of April 1, 1998.

(11) Consists of 59,367 shares held by Celerity Partners, L.P. Mr. Adamson, a Director of the Company, may be deemed to have voting and investment power with respect to all such shares as the managing member of Celerity Partners. Mr. Adamson also owns 51,175 shares directly, that are issuable upon exercise of warrants which are exercisable as of April 1, 1998.

(12) Consists of 40,940 shares issuable upon exercise of warrants which are exercisable as of April 1, 1998.

(13) Consists of 10,235 shares issuable upon exercise of warrants which are exercisable as of April 1, 1998.

(14) Consists of 51,175 shares issuable upon exercise of warrants which are exercisable as of April 1, 1998.

                              CERTAIN TRANSACTIONS

     On December 28, 1995, the Company entered into a Note and Warrant Purchase Agreement (the "Agreement") with Firemark, FinPac, St. Paul, and Celerity FinPac, LLC ("Celerity"). Pursuant to the Agreement, the Company issued and sold: (i) $5,000,000 aggregate principal amount of its 12% Senior Notes due January 1, 2001 (the "Senior Notes") and (ii) Common Stock Purchase Warrants for the purchase of up to 593,691 shares of the Company's Common Stock (the "Senior Note Warrants"), as follows: Firemark, FinPac and St. Paul each acquired a Senior Note in the principal amount of $1,500,000 and Senior Note Warrants to acquire 178,108 shares of Common Stock, and Celerity acquired a Senior Note in the principal amount of $500,000 and Senior Note Warrants to acquire 59,367 shares of Common Stock.

     In accordance with the terms of the Senior Notes, the Company has paid interest at the rate of 12% per annum thereon on July 1, 1996, January 1 and July 1, 1997, and January 1, 1998 to Firemark, FinPac, St. Paul and Celerity. The Company intends to prepay the Senior Notes with a portion of the proceeds from this Offering. See "Use of Proceeds." The Senior Note Warrants may be exercised at any time prior to January 1, 2004, and have an exercise price of $5.61 per share. However, such Senior Note Warrants must be exercised in connection with an underwritten public offering of the Company's Common Stock in which the gross proceeds to be received by the Company equal or exceed $10,000,000 and the public offering price of the Common Stock is not less than $12.69 per share (as adjusted for stock splits, dividends or other recapitalization transactions). Holders of the Senior Note Warrants are entitled to certain registration rights. See "Description of Capital
Stock -- Registration Rights."

     Patrick C. Haden, a Director of the Company, is a general partner of RLH, the general partner of FinPac. Mr. Haden is also of counsel to Riordan & McKinzie, the Company's legal counsel.

     Michael J. Morrissey, a Director of the Company, is the Chairman and Chief Executive Officer of Firemark Advisors, Inc. ("Advisors"), the general partner of Firemark. In June 1997, the Company contracted with Advisors to render financial advisory services. Advisors was paid a fee of $50,000 plus expenses of $13,099 for its services.

     Since 1995, St. Paul, through its reinsurance affiliate, St. Paul Re Inc., has participated on the Company's property quota share and casualty excess of loss reinsurance treaties. St. Paul has a 7.5% participation on the property quota share reinsurance treaty and a 15% participation on the casualty excess of loss reinsurance treaty. St. Paul is subject to the same terms and conditions as all other reinsurance treaty participants. During 1997, the Company ceded $1,269,000 of written premium to St. Paul. At December 31, 1997, the Company had a reinsurance recoverable under its reinsurance treaties of $1,336,000 due from St.

Paul which consists of paid and unpaid losses and loss adjustment expenses and unearned premiums, net of amounts payable by the Company to St. Paul.

     During 1997, Mr. Goodell sold 15,187 shares of Common Stock to each of FinPac, St. Paul and Firemark at a price of $9.88 per share. The total proceeds to Mr. Goodell were $450,000.

     The Company has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and executive officers.

     The Company believes that the foregoing transactions were in its best interest and were made on terms no less favorable to the Company than could have been obtained for unaffiliated third parties. All future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 7,500,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The following is a description of the authorized capital stock of the Company as of April 15, 1998. At such date, there were seven holders of record of the Common Stock and three holders of record of the Series A Stock.

COMMON STOCK

     As of April 15, 1998, there were 487,955 shares of Common Stock and 4,400 shares of Series A Stock outstanding. There will be 4,970,422 shares of Common Stock outstanding (assuming conversion of all shares of Series A Stock into 1,735,521 shares of Common Stock, the full exercise of all outstanding Warrants into 747,216 shares of Common Stock and no exercise after April 1, 1998, of outstanding options) after giving effect to the sale of shares of Common Stock to the public offered hereby.

     Holders of Common Stock are entitled to one vote per share and have no cumulative voting rights. In general, action to be taken by a vote of the stockholders of the Company requires the affirmative vote of at least a majority of the votes cast by the holders of Common Stock entitled to vote, except that the election of directors requires a plurality of the votes cast at an election. Consequently, the holder or holders of record of more than 50% of the outstanding shares of Common Stock can elect all of the Company's directors.

     Subject to any preferences that may be applicable to subsequently issued shares of Preferred Stock, if and when issued, the holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation, winding up and/or dissolution of the Company are entitled, after payment of liabilities and preferences of outstanding Preferred Stock, if any stock, to share ratably in assets available for distribution.

     The holders of Common Stock have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock of the Company are fully paid and nonassessable.

     Prior to the date of this Registration Statement, there has been no established public trading market for the Common Stock. The Company has applied for listing of the Common Stock on the Nasdaq National Market. See "Risk Factors -- Lack of Prior Public Market for Common Stock."

PREFERRED STOCK

     Upon the consummation of the Offering, the Company will have no outstanding preferred stock, but the Board of Directors, without further action by the holders of the Common Stock, is authorized to fix the dividend rights and terms, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other designations, powers, rights, preferences, privileges, qualifications, limitations and restrictions applicable to each series of preferred stock. The issuance of preferred stock could adversely affect the voting power and other rights of the holders of Common Stock.

     The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly to successfully complete. The Board of Directors may issue preferred stock with voting, dividend or liquidation and conversion right that could adversely affect the rights of the holders of Common Stock. There are no agreements or understandings for the issuance of preferred stock, and the Board of Directors has no present intention to issue any preferred stock.

     As of April 15, 1998, the Board of Directors has designated one series of preferred stock, Series A Stock, comprised of 5,000 shares of the Preferred Stock, 4,400 of which were outstanding. Each share of Series A Stock has a stated value of $1,000. Upon the consummation of the Offering, each share of Series A Stock will, pursuant to the terms of the Company's Restated Certificate of Incorporation, convert into 394.375 shares of Common Stock.

WARRANTS

     As of April 1, 1998, the Company has outstanding Warrants providing for the purchase of an aggregate of 747,216 shares of Common Stock (the "Warrants"). The exercise price of the Warrants range from $2.54 to $5.61 per share, and the Warrants expire on dates ranging from September 7, 2003 to January 1, 2004.
Warrants to purchase           shares of Common Stock will be exercised in
connection with this Offering. Under the Warrants, the holder may elect to exercise its Warrant by payment of the exercise price or on a cashless basis. The holders of the Senior Note Warrants will exercise their Warrants by canceling indebtedness under the Senior Notes in the amount of the exercise price.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

     At April 15, 1998, assuming conversion of all shares of Series A Stock into 1,725,251 shares of Common Stock and the full exercise of the Warrants into 747,216 shares of Common Stock, holders of approximately 2,970,422 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the Stockholders Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. These rights to cause the Company to register such shares shall terminate once such shares may be sold in accordance with Rule 144(k) under the Securities Act.

TRANSFER AGENT AND REGISTRAR

                         will be the transfer agent and registrar for the shares
of Common Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its Certificate of Incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation and Bylaws include provisions which limit or eliminate the personal liability of its directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director of officer will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and (iv) any transaction from which the director derived an improper personal benefit.

     The Company Certificate of Incorporation and Bylaws also provide, in effect, that, to the fullest extent and under the circumstances permitted by
Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The inclusion of these indemnification provisions in the Company's Certificate of Incorporation and Bylaws is intended to enable the Company to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so. The Company may, in its discretion, similarly indemnify its employees and agents.

     Depending upon the character of the proceeding, the Company may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, under the DGCL, the Company would have the obligation to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

     In addition, the limited liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even through such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's Bylaws. The limited liability provisions in the Certificate of Incorporation will not limit the liability of directors under federal securities laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 4,970,422 shares of Common Stock outstanding (assuming conversion of all shares of Series A Stock into 1,735,221 shares of Common Stock, the full exercise of all outstanding Warrants into 747,216 shares of Common Stock and no exercise after April 1, 1998 of outstanding options). All 2,500,000 shares sold pursuant to this Offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company (as that terms is defined below). Any such affiliate would be subject to the resale limitation of Rule 144 adopted under the Securities Act.

     The remaining shares of outstanding Common Stock are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144. In general, under Rule 144 as currently in effect, any person (or person who shares are aggregate for purpose for Rule 144) who has beneficially owned restricted securities, as that term is defined in Rule 144, for at least one year (including, in the case of a nonaffiliated holder, any period of ownership of preceding nonaffiliate holders) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale, provided that certain public information about the Company, as required by Rule 144, is then available and the seller complies with the manner of sale and notification requirements of the rule. A person who is not an affiliate and has not been an affiliate within three months prior to the sale and has, together with any previous owners who were not affiliates, beneficially owned restricted securities for at least two years is entitled to sell such shares under Rule 144 (k) without regard to any of the volume limitations described above. Certain of the Restricted Shares are presently eligible for sale under Rule 144 (k). The holders of the Restricted Shares have agreed not to sell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for a period of 180 days after the date of this Prospectus (other than shares sold pursuant to this Prospectus) without the prior written consent of the Representative.

     No predictions can be made of the effect, if any, that future sales of shares of Common Stock, and grants of options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock. See "Principal and Selling Stockholders," "Description of Capital Stock" and "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom EVEREN Securities, Inc. is acting as representative (the "Representative"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
EVEREN Securities, Inc......................................

          Total.............................................  2,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all the shares of Common Stock if any are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a
concession not in excess of $          per share. The Underwriters may allow,
and such selected dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After this Offering, the price to the public, concession, allowance and reallowance may be changed by the representatives of the Underwriters.

     The Company has granted the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,500,000 purchased by the Underwriters of the Company. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares of Common Stock in approximately the same proportions as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

     At the close of this Offering, the Company has agreed to pay the Representative a non-accountable expense allowance of one percent of the total offering proceeds, which will include proceeds from the Underwriters' exercise of the over-allotment option to the extent exercised. The Representative's expenses in excess of the non-accountable expense allowance will be borne by the Underwriters.

     The Company has agreed to issue to the Representative warrants (the "Representative's Warrants") to purchase up to 143,750 shares of Common Stock, at an exercise price per share equal to 110% of the initial public offering price per share. The Representative's Warrants are exercisable for a period of four years, commencing one year from the effective date (the "Effective Date") of the Registration Statement of which this Prospectus is a part and expire five years from the Effective Date. The Representative's Warrants are not transferable prior to the expiration of one year from the Effective Date other than to officers or partners of the Underwriters and members of the selling group and their officers and partners. The holders of the Representative's Warrants will have no voting, dividend or other shareholders' rights until the Warrants are exercised. The Company has granted the Representative certain demand and piggy-back registration rights related to the Representative's Warrants, which are applicable during the period that the Representative's Warrants are exercisable and expire five years from the Effective Date.

     The Representative has informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company has agreed not to issue, and all the Company's officers and directors, the Selling Stockholders, and all of the other stockholders, who in the aggregate hold 100% of the shares of the Common Stock of the Company outstanding immediately prior to the completion of this Offering, have agreed not to sell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for a period of 180 days after the date of this Prospectus (other than shares sold pursuant to this Prospectus) without the prior written consent of the Representative.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Prior to this Offering, there has been no trading market for the Common Stock. Consequently, the initial public offering price was negotiated among the Company, the Selling Stockholders and the Representative. Among the factors considered in such negotiations were the history of and the prospects for the Company and the industry in which it competes; an assessment of the Company's management; the past earnings of the Company and the trend and future prospects of such earnings; the present state of the Company's development; the general conditions of the securities markets at the time of the Offering; and the market prices of publicly traded common stocks of comparable companies in recent periods. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial public offering price.

     The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. No assurances can be given that Common Stock can be resold at or above the initial public offering price.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California and for the Underwriters by Morrison & Foerster LLP, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners of a partnership which is a limited partner of FinPac Partners, a California limited partnership and one of the Company's principal stockholders. Certain insurance regulatory matters will be passed upon by LeBoeuf, Lamb, Greene & MacRae L.L.P., San Francisco, California. See "Principal and Selling Stockholders" and "Certain Transactions."

                                    EXPERTS

     The financial statements and schedules of Financial Pacific Insurance Group, Inc. as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are complete in all material respects. However, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The Commission's address on the worldwide web is: http://www.sec.gov.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Cede.......................  To transfer to another insurer by way of reinsurance all or a part of the liability or expenses of insurance written by an insurer.

CMP -- Liability
Insurance..................  Insurance for business operations that provides protection for a business against liability for bodily injury or property damage of a third party.

CMP -- Property
Insurance..................  Insurance that indemnifies a person with an insurable interest in tangible property for his/her loss related to damage to or loss of use of his/her subject property. This is intended as indemnity for the insured-owner as compared to CMP -- liability insurance which is intended to provide the insured with coverage for bodily injury and property damage to others.

Combined ratio.............  The sum of the expense ratio and the loss ratio, determined in accordance with SAP. A combined ratio under 100% indicates an underwriting profit and a combined ratio over 100% indicates an underwriting loss. The extent by which the combined ratio deviates from 100% indicates the relative underwriting profit or loss from the business operation of issuing policies of insurance. The combined ratio does not reflect investment income, federal income taxes or other non-underwriting income or expense, all of which are included in determining net income.

Commercial lines...........  Insurance policies written by the Company for business operations, as opposed to personal coverages, that provide commercial general liability insurance (protection for a business operation against general liability for bodily injury and/or property damage), CMP or property insurance (protection against business property damage from fire, lightning, windstorm and certain other perils), and crime insurance (protection purchased by businesses to insure against losses caused by crimes).

Direct premiums written....  Total premiums for insurance sold to insureds, as opposed to, and not including, premiums received for reinsuring risks written by other insurance companies.

Excess of loss
reinsurance................  Reinsurance which indemnifies the reinsured against all or a specified portion of losses on reinsured policies in excess of a specified dollar amount or "retention."

Expense ratio..............  Under SAP, the ratio (expressed as a percentage) of underwriting expenses to net premiums written. Under GAAP, the ratio (expressed as a percentage) of underwriting expenses to premiums earned.

Facultative reinsurance....  Individual risks offered by an insurer for acceptance or rejection by a reinsurer. Both parties are free to act in their own best interests. The reinsurer is liable only for losses which exceed the insurer's retention level. Premiums vary with loss expectation.

General agent..............  Agents granted broad authority by an insurance company it represents to underwrite, bind, cancel, and collect money on the company's behalf.

Gross premiums written.....  Total premiums written by an insurer during a specified period of time, before ceding any portion of such insurance risks to reinsurers.

Hard Market................  An insurance market in which the demand for insurance exceeds the readily available supply and premiums are relatively high.

Incurred but Not Reported
    ("IBNR") Reserves......  Reserves for estimated losses which have been incurred by insureds but not yet reported to the insurer.

Incurred losses............  The total losses sustained by an insurance company under a policy or policies, whether paid or unpaid. Incurred losses include a provision for claims that have occurred but have not yet been reported to the insurer.

Industry combined ratio....  An average combined ratio for the property/casualty insurance industry as compiled by the A.M. Best which is a broad measure of the property/casualty insurance industry's performance for a particular period. The industry combined ratio measures the overall performance of all property/casualty insurance companies and for all lines of business. The industry combined ratio is useful only in assessing general trends within the industry and should not be used to evaluate the performance of the Company relative to other companies underwriting similar lines of business.

Loss adjustment expenses
    ("LAE")................  The insurer's cost of investigating and settling claims, including legal fees, other fees and related expenses of administering the claims adjustment process.

Loss ratio.................  Under both SAP and GAAP, the ratio (expressed as a percentage) of incurred losses and LAE to premiums earned.

Loss reserves..............  Liabilities established by insurers to reflect the estimated cost of claim payments that the insurer will ultimately be required to pay on all reported and unreported losses which are unpaid at the end of a fiscal period on an undiscounted basis with respect to insurance it has written. Reserves are established for losses and LAE.

Net premiums earned........  The amount of net premiums written recognized as income during a given period.

Net premiums written.......  The amount of direct (gross) premiums written of an insurer plus assumed reinsurance premiums, less ceded reinsurance premiums.

Policy acquisition costs...  The direct expenses associated with the production of business including agents' or brokers' commissions, premium taxes, marketing and certain underwriting expenses.

Premiums earned............  The portion of premiums written that is recognized for accounting purposes (GAAP and SAP) as income during a period. Also known as earned premiums.

Quota share reinsurance....  Reinsurance in which the reinsured shares a proportion of the original premiums and losses under the reinsurance policy. Also known as pro rata reinsurance.

Reinsurance................  The acceptance by one or more insurers, called reinsurers, of all or a portion of the risk underwritten by another insurer which has usually directly written the coverage. However, the legal rights of the insured generally are not affected by the reinsurance transaction and the insurance company issuing the insurance policy remains liable to the insured for payment of full policy benefits.

Semi-automatic facultative
  reinsurance..............  Individuals risks written within the guidelines of a reinsurance treaty are automatically ceded to and accepted by the reinsurer. The reinsurer may reject any reinsurance bound by notifying the Company within a specified notice period. The liability of the reinsurer with respect to any rejected submission shall continue until the Company is able to cancel the policy.

Soft Market................  An insurance market in which the supply of insurance exceeds the current demand and premiums are relatively low.

Statutory accounting
principles (SAP)...........  Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by insurance related statutes or regulatory authorities, generally reflecting a liquidating, rather than a going concern, concept of accounting. The principal differences between SAP and GAAP, are: (a) under SAP, certain assets are eliminated from the balance sheet; (b) under SAP, policy acquisition costs are expensed as incurred, while under GAAP, they are deferred and amortized over the term of the policies; (c) under SAP, no provision is made for deferred income taxes; and (d) under SAP, certain reserves are recognized which are not recognized under GAAP. All financial data set forth in this Prospectus is presented in accordance with GAAP unless specifically otherwise stated.

Surplus as regards
  policyholders............  The excess of all assets over all liabilities under
                             SAP.

Underwriting...............  The process whereby an insurer reviews applications submitted for insurance coverage and determines whether it will issue all or part of the coverage being requested and what the applicable premiums will be. Underwriting also includes an ongoing review of existing policies and their pricing.

Underwriting expenses......  The aggregate of losses, loss adjustment expenses, policy acquisition costs, contingent ceding commissions and general operating costs.

Underwriting profit
(loss).....................  The difference between net premiums earned and underwriting expenses.

Unearned premiums..........  The pro rata portion of a premium representing the unexpired term of policies in force as of a certain date.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS -- FINANCIAL PACIFIC
  INSURANCE GROUP, INC. (AUDITED)
  Independent Auditors' Report -- KPMG Peat Marwick LLP.....    62
  Consolidated Balance Sheets of Financial Pacific Insurance
     Group, Inc. and Subsidiaries -- December 31, 1996 and
     1997...................................................    63
  Consolidated Statements of Operations of Financial Pacific
     Insurance Group, Inc. and Subsidiaries -- Years Ended
     December 31, 1995, 1996 and 1997.......................    64
  Consolidated Statements of Stockholders' Equity of
     Financial Pacific Insurance Group, Inc. and
     Subsidiaries -- Years Ended December 31, 1995, 1996 and
     1997...................................................    65
  Consolidated Statements of Cash Flows of Financial Pacific
     Insurance Group, Inc. and Subsidiaries -- Years Ended
     December 31, 1995, 1996 and 1997.......................    66
  Notes to Consolidated Financial Statements of Financial
     Pacific Insurance Group, Inc. and Subsidiaries.........    67

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Financial Pacific Insurance Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Financial Pacific Insurance Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Pacific Insurance Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

     Also, in our opinion, the information set forth under the captions "Income Statement Data" and "Balance Sheet Data" in the selected consolidated financial data as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, appearing on pages 16 and 17, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

                                          KPMG Peat Marwick LLP

Sacramento, California
January 30, 1998, except as to
  Note 16, which is as of
  April 14, 1998

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
ASSETS
Fixed maturities available for sale, at market value (cost
  $24,764,235 in 1996 and $30,027,603 in 1997)..............  $24,045,597    $29,976,813
Cash and cash equivalents...................................      497,388        632,495
Accrued investment income...................................      304,605        426,013
Receivables:
  Premiums receivable, net of allowance for doubtful
     accounts of
     $40,000 in 1996 and 1997...............................   13,016,982     14,631,026
  Income taxes receivable...................................      210,099          7,933
  Notes receivable..........................................       47,859          6,691
                                                              -----------    -----------
          Total receivables.................................   13,274,940     14,645,650
Prepaid reinsurance premiums................................    7,922,096      6,828,703
Reinsurance recoverable on unpaid losses and loss adjustment
  expenses..................................................    4,007,047      6,184,927
Deferred policy acquisition costs...........................    3,778,170      5,356,697
Fixed assets, net...........................................      525,208        885,841
Other assets................................................      329,440        956,004
                                                              -----------    -----------
          Total assets......................................  $54,684,491    $65,893,143
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Unpaid losses and loss adjustment expenses................  $13,944,397    $19,592,060
  Unearned premiums.........................................   18,979,533     21,967,648
  Deferred income taxes.....................................    1,431,342      1,619,483
  Reinsurance payable, net..................................    1,914,378      1,472,807
  Notes payable, net........................................    5,479,414      4,984,561
  Other liabilities.........................................    2,320,072      2,858,446
                                                              -----------    -----------
          Total liabilities.................................  $44,069,136    $52,495,005
                                                              -----------    -----------
Stockholders' equity:
  Series A convertible preferred stock, $.001 par value;
     2,000,000 shares authorized; 4,400 shares, issued and
     outstanding at 1996 and 1997, respectively.............            5              5
  Common stock, $.001 par value; 7,500,000 shares
     authorized; 485,983 shares issued and outstanding......          486            486
  Additional paid-in capital................................    4,949,510      4,949,510
  Retained earnings.........................................    6,139,655      8,481,658
  Net unrealized loss on available for sale securities, net
     of deferred income tax benefit of $244,337 in 1996 and
     $17,269 in 1997........................................     (474,301)       (33,521)
                                                              -----------    -----------
          Total stockholders' equity........................   10,615,355     13,398,138
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $54,684,491    $65,893,143
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                       1995            1996            1997
                                                   ------------    ------------    ------------
Revenues:
  Direct premiums written........................  $ 24,694,947    $ 31,926,872    $ 39,511,737
  Premiums ceded.................................   (10,653,344)    (13,673,996)    (12,576,059)
                                                   ------------    ------------    ------------
       Net premiums written......................    14,041,603      18,252,876      26,935,678
Increase in unearned premiums....................    (1,981,731)     (3,265,911)     (4,081,508)
                                                   ------------    ------------    ------------
       Net premiums earned.......................    12,059,872      14,986,965      22,854,170
Commissions......................................       104,985         627,690         709,057
Investment income, net of expenses...............     1,028,524       1,449,406       1,719,877
Net realized gains (losses) on sales of
  investments....................................       465,695          52,171         (46,194)
Other income, net................................       578,292         547,117         800,697
                                                   ------------    ------------    ------------
  Total revenues.................................    14,237,368      17,663,349      26,037,607

Expenses:
Losses and loss adjustment expenses..............     6,325,059       9,750,413      12,748,171
Policy acquisition costs.........................     3,956,595       4,785,460       7,439,612
Contingent ceding commission.....................    (1,245,755)     (3,222,420)     (1,511,253)
General operating costs..........................     1,711,641       1,929,348       2,443,576
Agency Expenses..................................       145,720         688,188         721,187
Interest expense.................................       128,603         691,957         617,042
                                                   ------------    ------------    ------------
  Total expenses.................................    11,021,863      14,622,946      22,458,335
                                                   ------------    ------------    ------------

Income before taxes..............................     3,215,505       3,040,403       3,579,272
Income tax provision:
  Current........................................       428,908          22,051       1,276,196
  Deferred.......................................       637,093       1,015,066         (38,927)
                                                   ------------    ------------    ------------
       Total income tax provision................     1,066,001       1,037,117       1,237,269
                                                   ------------    ------------    ------------
       Net income................................  $  2,149,504    $  2,003,286    $  2,342,003
                                                   ============    ============    ============
Earnings per share:
  Basic..........................................  $       4.42    $       4.12    $       4.82
                                                   ============    ============    ============
  Diluted........................................  $       0.94    $       0.69    $       0.79
                                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                                                        UNREALIZED
                                                                                                        GAIN (LOSS)
                                  NUMBER                                                                    ON
                                    OF                   NUMBER OF            ADDITIONAL                 AVAILABLE
                                 PREFERRED   PREFERRED    COMMON     COMMON    PAID-IN      RETAINED     FOR SALE
                                  SHARES       STOCK      SHARES     STOCK     CAPITAL      EARNINGS    SECURITIES       TOTAL
                                 ---------   ---------   ---------   ------   ----------   ----------   -----------   -----------
Balances at December 31,
1994...........................    4,400        $5        485,983     $486    $4,949,510   $1,986,865    $ (28,532)   $ 6,908,334
Net income.....................       --        --             --       --            --    2,149,504           --      2,149,504
Change in unrealized gain
  (loss) on available for sale
  securities, net of deferred
  income taxes of $43,552......       --        --             --       --            --           --       84,540         84,540
                                   -----        --        -------     ----    ----------   ----------    ---------    -----------
Balances at December 31,
  1995.........................    4,400        $5        485,983     $486    $4,949,510   $4,136,369    $  56,008    $ 9,142,378
Net income.....................       --        --             --       --            --    2,003,286           --      2,003,286
Change in unrealized gain
  (loss) on available for sale
  securities, net of deferred
  income taxes of $273,191.....       --        --             --       --            --           --     (530,309)      (530,309)
                                   -----        --        -------     ----    ----------   ----------    ---------    -----------
Balances at December 31,
  1996.........................    4,400        $5        485,983     $486    $4,949,510   $6,139,655    $(474,301)   $10,615,355
Net income.....................       --        --             --       --            --    2,342,003           --      2,342,003
Change in unrealized gain
  (loss) on available for sale
  securities, net of deferred
  income taxes of $227,067.....       --        --             --       --            --           --      440,780        440,780
                                   -----        --        -------     ----    ----------   ----------    ---------    -----------
Balances at December 31,
  1997.........................    4,400        $5        485,983     $486    $4,949,510   $8,481,658    $ (33,521)   $13,398,138
                                   =====        ==        =======     ====    ==========   ==========    =========    ===========

          See accompanying notes to consolidated financial statements.

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                  1995           1996            1997
                                                              ------------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  2,149,504    $ 2,003,286    $  2,342,003
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       104,480        260,138         319,029
     Net realized (gains) losses on sales of investments....      (465,695)       (52,171)         46,194
     Net realized losses on sales of fixed assets...........         2,285          6,141          15,574
     Write-off of note receivable...........................            --         80,000          33,252
     Deferred income taxes..................................       637,093      1,015,066         (38,927)
     Increase in premiums receivable, net...................    (3,045,663)    (3,390,280)     (1,614,044)
     Increase in accrued investment income..................       (38,205)       (40,987)       (121,408)
     (Increase) decrease in income taxes receivable.........       (84,160)      (228,136)        202,166
     (Increase) decrease in prepaid reinsurance premiums....    (2,579,263)    (1,655,441)      1,093,393
     (Increase) decrease in reinsurance recoverable on
       unpaid losses and loss adjustment expenses...........       553,614        342,071      (2,177,880)
     Increase in deferred policy acquisition costs..........      (801,026)    (1,147,059)     (1,578,527)
     Decrease (increase) in other assets....................        24,476        (81,437)       (621,417)
     Increase in unpaid losses and loss adjustment
       expenses.............................................     1,872,761      1,931,080       5,647,663
     Increase in unearned premiums..........................     4,560,994      4,921,352       2,988,115
     Increase (decrease) in reinsurance payable, net........     1,458,042     (2,032,914)       (441,571)
     Increase in other liabilities..........................       769,277        614,541         538,378
                                                              ------------    -----------    ------------
          Net cash provided by operating activities.........     5,118,514      2,545,250       6,631,993
                                                              ------------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed maturities available for sale...........   (34,281,021)    (7,595,264)    (15,090,116)
  Proceeds from sales of fixed maturities available for
     sale...................................................    25,055,423      4,868,420       5,870,015
  Proceeds from maturities of fixed maturities available for
     sale...................................................         7,408        572,817       3,896,031
  Purchase of equity securities available for sale..........            --             --        (118,832)
  Proceeds from sales of equity securities available for
     sale...................................................        47,177             --          56,365
  Proceeds from sales of short-term investments.............           935             --              --
  Proceeds from principal repayment on note receivable......        27,662          3,952           7,916
  Purchase of fixed assets, net.............................      (337,492)      (372,178)       (618,265)
                                                              ------------    -----------    ------------
          Net cash used in investing activities.............    (9,479,908)    (2,522,253)     (5,996,886)
                                                              ------------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable...................     5,000,000        500,000              --
  Principal repayment on notes payable......................      (315,000)      (945,000)       (500,000)
                                                              ------------    -----------    ------------
          Net cash provided by (used in) financing
            activities......................................     4,685,000       (445,000)       (500,000)
                                                              ------------    -----------    ------------
          Net increase (decrease) in cash and cash
            equivalents.....................................       323,606       (422,003)        135,107
Cash and cash equivalents, beginning of year................       595,785        919,391         497,388
                                                              ------------    -----------    ------------
Cash and cash equivalents, end of year......................  $    919,391    $   497,388    $    632,495
                                                              ============    ===========    ============
SUPPLEMENTAL DISCLOSURES:
Cash paid for income taxes during the year..................  $    513,067    $   250,187    $  1,074,030
                                                              ============    ===========    ============
Cash paid for interest expense during the year..............  $    116,351    $   381,922    $    611,583
                                                              ============    ===========    ============

          See accompanying notes to consolidated financial statements

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Background

     Financial Pacific Insurance Group, Inc. (the "Group") was formed on May 26, 1993 to acquire all of the common stock of Financial Pacific Insurance Company ("FPIC") and Financial Pacific Insurance Agency ("FPIA"). The Group, FPIC and FPIA are collectively referred to as "the Company".

     The Group is primarily owned by Robert C. Goodell, the current President and Chief Executive Officer, and three other investor groups.

     The Company deals principally in commercial property, casualty and surety lines of insurance. The majority of the Company's business is written for small to medium sized businesses in California's Central Valley. The Company's business is primarily written with artisan contractors, commercial property owners, light industrial risks, and several special programs by a network of independent agents.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Group, FPIC, and the FPIA. All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents

     Cash includes currency on hand with financial institutions. Cash equivalents represent short-term, highly-liquid investments, readily convertible to known amounts of cash and near maturity such that there is insignificant risk of changes in value because of changes in interest rates. Cash equivalents are carried at cost, which approximates market.

  Investments

     The Company accounts for investments in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, the Company classifies its fixed maturity securities as available for sale. Unrealized holding gains and losses, net of deferred income taxes, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Realized investment gains and losses are reported based upon specific identification of the investments sold.

     Equity securities are classified as available for sale and carried at market value. Unrealized investment gains and losses, resulting from carrying equity securities at market value, are recorded net of applicable deferred income taxes directly in stockholders' equity.

     Declines in the value of investments, which are determined to be other than temporary, are charged to realized losses. Securities are reported at market values based principally on prices obtained from security exchanges.

  Deferred Policy Acquisition Costs

     Acquisition costs, consisting of commissions, premium taxes and certain marketing, policy issuance and underwriting costs, related to the production of new and renewal business, are deferred and amortized ratably over the terms of the policies. The method followed in computing deferred acquisition costs limits the amount of such deferred costs to their estimated realizable value. The determination of estimated realizable value, gives effect to the premium to be earned, losses and loss adjustment expenses, investment income to be earned, and certain other costs expected to be incurred as the premium is earned. Amortization of deferred policy acquisition costs amounted to $3,683,926, $4,785,460 and $7,439,613 in 1995, 1996 and 1997, respectively.

  Federal Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled, and reflected in the consolidated financial statements in the period of enactment.

  Reinsurance

     Reinsurance recoverables (including amounts related to losses incurred but not reported) and prepaid reinsurance premiums are reported as assets. Estimated reinsurance recoverables are recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts. Reinsurance premiums and commissions are recorded based on management's best estimate of the ultimate amounts to be incurred.

  Losses and Loss Adjustment Expenses

     The liability for unpaid losses and loss adjustment expenses is based upon the accumulation of individual case estimates for losses reported prior to the close of the accounting period plus estimates, based on experience and industry data, for unreported losses and loss adjustment expenses.

     There is a high level of uncertainty inherent in the evaluation of the required loss and loss adjustment expense reserves for the Company. The long-tailed nature of liability claims exacerbates that uncertainty. Management has selected target losses and loss adjustment expense ratios that it believes are reasonable and reflective of anticipated ultimate experience. The ultimate costs of claims are dependent upon future events, the outcomes of which are affected by many factors. Company claim reserving procedures and settlement philosophy, current and perceived social conditions, economic inflation, current and future court rulings and jury attitudes, improvements in medical technology, and many other economic, scientific, legal, political, and social factors all can have significant effects on the ultimate costs of claims. Changes in Company operations and management philosophy also may cause actual developments to vary from the past. In addition, the Company relies on policy language, developed by the Company and by others, to exclude or limit coverage. If such language is held by a court to be invalid or unenforceable, it could materially adversely affect the Company's financial position. This possibility of expansion of insurers' liability either through new concepts of liability or a refusal to accept restrictive policy language has added to the inherent uncertainty of reserving for losses. Since the emergence and disposition of claims are subject to uncertainties, the net amounts that will ultimately be paid to settle the liability may vary significantly from the estimated amounts provided for in the accompanying consolidated financial statements. Any adjustments to reserves are reflected in the operating results of the periods in which they are made.

  Stock-Based Employee Compensation

     Effective December 31, 1996, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Management has elected to continue use of the accounting methods prescribed by Accounting Principles Board Opinion No. 25 and to expand its disclosure of stock-based compensation as permitted by FAS 123. Accordingly, no related compensation cost has been recognized.

  Revenue Recognition

     Insurance premiums are earned ratably over the terms of the policies. Unearned premiums are computed on a daily pro-rata basis. Agency commission and related fees for the direct mail surety program are recognized based on the policy issue date. Revenue related to service fees is earned as billed.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  New Accounting Standards

     Statement of Financial Accounting Standards No. 130 ("FAS No. 130"), "Reporting Comprehensive Income," and Statement of Financial Accounting Standards No. 131 ("FAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information," were issued in June 1997 and are effective for fiscal years beginning after December 15, 1997. FAS No. 130 establishes standards for the reporting and display of comprehensive income, which includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. FAS No. 131 establishes standards for disclosures related to business operating segments. The Company is currently evaluating the impact that these statements will have on the consolidated financial statements.

  Earnings per Share

     Effective December 31, 1997, the Company adopted SFAS No. 128 "Earnings per Share."

NOTE 2  INVESTMENTS

     The amortized cost and estimated market values of fixed maturities available for sale at December 31, 1996 and 1997 are as follows:

                                                              GROSS         GROSS
                                              AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                                COST          GAINS         LOSSES      MARKET VALUE
                                             -----------    ----------    ----------    ------------
1996:
U.S. government and agencies...............  $ 9,976,614     $ 6,173       $113,239     $ 9,869,548
Obligations of states and political
  subdivision..............................      262,587       5,906             --         268,493
Corporate securities.......................   14,325,034          --        617,478      13,707,556
Certificates of deposit....................      200,000          --             --         200,000
                                             -----------     -------       --------     -----------
          Total fixed maturities...........  $24,764,235     $12,079       $730,717     $24,045,597
                                             ===========     =======       ========     ===========
1997:
U.S. government and agencies...............  $15,619,552     $31,245       $ 22,234     $15,628,563
Obligations of states and political
  subdivisions.............................       65,524       5,093             --          70,617
Corporate securities.......................   14,129,816      37,415        102,309      14,064,922
Certificates of deposit....................      212,711          --             --         212,711
                                             -----------     -------       --------     -----------
          Total fixed maturities...........  $30,027,603     $73,753       $124,543     $29,976,813
                                             ===========     =======       ========     ===========

     The amortized cost and estimated market value of fixed maturities at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               AMORTIZED      ESTIMATED
                                                                 COST        MARKET VALUE
                                                              -----------    ------------
Maturity distribution of fixed maturities available for
  sale:
Due in one year or less.....................................  $ 1,151,399    $ 1,151,609
Due after one year through five years.......................    9,976,255      9,953,837
Due after five years through ten years......................   14,723,380     14,681,344
Due after ten years.........................................    4,176,569      4,190,023
                                                              -----------    -----------
          Total fixed maturities............................  $30,027,603    $29,976,813
                                                              ===========    ===========

     Proceeds from the sale of investments in fixed maturities available for sale were $25,055,423, $4,868,420 and $5,870,015 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Summary of investment income, net of expenses:

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
Investment income, net of expenses of $6,604,
  $13,481 and $14,944 in 1995, 1996 and 1997,
  respectively
  Fixed maturities.............................  $1,000,235    $1,421,463    $1,681,025
  Equity securities............................         460            --            42
  Other investments............................      27,829        27,943        38,810
                                                 ----------    ----------    ----------
     Investment income, net of expenses........  $1,028,524    $1,449,406    $1,719,877
                                                 ==========    ==========    ==========
Realized gains (losses) on sales of
  investments:
  Fixed maturities available for sale:
     Gains.....................................     592,097    $   63,114    $   22,222
     Losses....................................    (125,204)      (10,943)       (5,949)
                                                 ----------    ----------    ----------
          Total................................     466,893        52,171        16,273
                                                 ----------    ----------    ----------
  Equity securities available for sale:
     Gains.....................................          --            --         3,684
     Losses....................................      (2,133)           --       (66,151)
                                                 ----------    ----------    ----------
          Total................................      (2,133)           --       (62,467)
                                                 ----------    ----------    ----------
  Other investments:
     Gains.....................................         935            --            --
     Losses....................................          --            --            --
                                                 ----------    ----------    ----------
     Total.....................................         935            --            --
                                                 ----------    ----------    ----------
          Net realized gains (losses) on sales
            of investments.....................  $  465,695    $   52,171    ($  46,194)
                                                 ==========    ==========    ==========

     Investments with the following issuers exceeded 10% of total stockholders equity at December 31, 1997:

                           ISSUER                             ESTIMATED MARKET VALUE
                           ------                             ----------------------
Federal Home Loan Mortgage Corporation......................        $3,507,500
                                                                    ==========
Federal National Mortgage Association.......................        $7,494,531
                                                                    ==========

     The Company has securities on deposit with state regulatory agencies of approximately $1,761,000 as of December 31, 1997 and 1996. The deposits approximate market value.

NOTE 3  INCOME TAXES

     The income tax expense reflected in the accompanying consolidated statements of operations varied from amounts computed at the statutory rate of 35% in 1995, 1996 and 1997 on income before income taxes for the following reasons:

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Computed "expected" tax expense at statutory rate......  $1,125,427    $1,064,141    $1,252,745
Adjust graduated tax rate..............................     (32,155)      (30,404)      (35,792)
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest income...........................     (31,860)      (13,635)        2,442
  Other, net...........................................       4,589        17,015        17,874
                                                         ----------    ----------    ----------
          Total income tax provision...................  $1,066,001    $1,037,117    $1,237,269
                                                         ==========    ==========    ==========

     The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997, respectively, are presented below:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Deferred Tax Assets:
Loss and loss adjustment expense reserves...................  $   551,955    $   709,150
Unearned premiums...........................................      548,343        769,025
Unrealized loss on securities available for sale............      244,337         17,269
Allowance for doubtful accounts.............................       13,600         13,600
                                                              -----------    -----------
          Total gross deferred tax assets...................  $ 1,358,235    $ 1,509,044
                                                              ===========    ===========
Deferred Tax Liabilities:
Policy acquisition costs....................................  ($1,284,578)   ($1,821,277)
Contingent ceding commission................................   (1,409,488)    (1,178,787)
Other.......................................................      (95,511)      (128,463)
                                                              -----------    -----------
          Total gross deferred tax liabilities..............   (2,789,577)    (3,128,527)
                                                              -----------    -----------
          Net deferred tax liabilities......................  ($1,431,342)   ($1,619,483)
                                                              ===========    ===========

     Management believes it is more likely than not the deferred tax assets will reverse during periods in which the Company generates net taxable income or may recover taxes paid in prior years. Accordingly, a valuation allowance has not been recorded.

NOTE 4  REINSURANCE

     The Company cedes insurance to reinsurers under various contracts that cover individual risks or entire classes of business. Although the ceding of insurance does not discharge the Company from its primary liability, the insurance company that assumes the coverage assumes the related risk, and it is the practice of insurers to treat reinsured risks, to the extent of the reinsurance ceded, as though they were risks for which the original insurer is not liable.

     At December 31, 1996 and 1997, all property and casualty policies written by the Company are reinsured with reinsurers rated as A or A minus by A.M. Best. The Company has both a quota share agreement and a semi-automatic facultative excess of loss agreement on property and two excess of loss agreements for casualty. On its property business, the Company has a 30% quota share on the first $2 million of any risk, resulting in a maximum company exposure of $600,000 related to any one occurrence. Excess of $2 million, the Company has a semi-automatic-facultative agreement which provides $8 million of coverage excess of $2 million. On the casualty business, the Company presently maintains a $750,000 excess of $250,000 treaty with a syndicate of reinsurers. Prior to January 1, 1997, the Company maintained $400,000 excess of $100,000 and $500,000 excess of $500,000 casualty treaties. Excess of $1 million, the Company has a semi-automatic-facultative agreement which provides $10 million of coverage excess of $1 million. For the Company's surety line of business, the Company maintains a variable quota share reinsurance arrangement which provides various levels of participation depending on the size of the bond. The Company also maintains Extra Contractual Obligation/Loss in Excess of Policy Limits (ECO/XPO) coverage through the London markets. The Company currently purchases $2 million worth of ECO/XPO coverage through this facility.

     The property quota share and casualty excess of loss reinsurance treaties include commission adjustment provisions. The Company records such adjustments based upon estimates of cumulative experience under the contracts at each reporting period.

     Reinsurance activity as reported in the accompanying consolidated financial statements is as follows:

                                                        DIRECT       REINSURANCE    NET ACTIVITY
                                                       BUSINESS         CEDED        OR BALANCE
                                                      -----------    -----------    ------------
1995:
Premiums written....................................  $24,694,947    $10,653,344    $14,041,603
Premiums earned.....................................   20,533,128      8,473,256     12,059,872
Losses and loss adjustment expenses incurred........    7,977,514      1,652,455      6,325,059
                                                      ===========    ===========    ===========
Unpaid losses and loss adjustment expenses..........  $12,224,880    $ 4,560,681    $ 7,664,199
                                                      ===========    ===========    ===========
Unearned premiums...................................  $13,659,006    $ 5,867,480    $ 7,791,526
                                                      ===========    ===========    ===========
1996:
Premiums written....................................  $31,926,872    $13,673,996    $18,252,876
Premiums earned.....................................   26,606,345     11,619,380     14,986,965
Losses and loss adjustment expenses incurred........   11,131,863      1,381,450      9,750,413
                                                      ===========    ===========    ===========
Unpaid losses and loss adjustment expenses..........  $13,944,397    $ 4,007,047    $ 9,937,350
                                                      ===========    ===========    ===========
Unearned premiums...................................  $18,979,533    $ 7,922,096    $11,057,437
                                                      ===========    ===========    ===========
1997:
Premiums written....................................  $39,511,737    $12,576,059    $26,935,678
Premiums earned.....................................   36,523,622     13,669,452     22,854,170
Losses and loss adjustment expenses incurred........   17,844,735      5,096,564     12,748,171
                                                      ===========    ===========    ===========
Unpaid losses and loss adjustment expenses..........  $19,592,060    $ 6,184,927    $13,407,133
                                                      ===========    ===========    ===========
Unearned premiums...................................  $21,967,648    $ 6,828,703    $15,138,945
                                                      ===========    ===========    ===========

NOTE 5  LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                 1995           1996           1997
                                              -----------    -----------    -----------
Balance at beginning of period..............  $10,140,556    $12,224,880    $13,944,397
  Less reinsurance recoverables.............    4,902,732      4,560,681      4,007,047
                                              -----------    -----------    -----------
Net balance at beginning of period..........    5,237,824      7,664,199      9,937,350
                                              -----------    -----------    -----------
Incurred related to:
  Current year..............................    6,490,825      7,394,848     10,991,179
  Prior years...............................     (165,766)     2,355,565      1,756,992
                                              -----------    -----------    -----------
Total incurred..............................    6,325,059      9,750,413     12,748,171
                                              -----------    -----------    -----------
Paid related to:
  Current year..............................    1,975,694      2,413,980      3,370,671
  Prior years...............................    1,922,990      5,063,282      5,907,717
                                              -----------    -----------    -----------
Total paid..................................    3,898,684      7,477,262      9,278,388
                                              -----------    -----------    -----------
Net balance at December 31..................    7,664,199      9,937,350     13,407,133
  Plus reinsurance recoverables.............    4,560,681      4,007,047      6,184,927
                                              -----------    -----------    -----------
     Balance at December 31.................  $12,224,880    $13,944,397    $19,592,060
                                              ===========    ===========    ===========

     During 1996 and 1997, the provision for losses and loss adjustment expenses increased due to unfavorable reserve development primarily in the liability lines of business. The unfavorable development is attributed in part to the changes in the legal interpretation of manifestation of loss. Currently, approximately 40% of the Company's business is related to artisan contractors. Accordingly, the law relating to construction defect liability can substantially affect the Company's business. In July of 1995, the California Supreme Court rendered its opinion on Admiral Insurance Company vs. Montrose Chemical Corporation (the "Montrose Decision"). In that decision, the Supreme Court ruled that in the case of a continuous and progressively deteriorating loss, such as pollution liability (or construction defect liability), an insurance company has a definitive duty to defend the policyholder until all uncertainty related to the severity and cause of the loss is extinguished. As a result of the Montrose Decision, the Company experienced a significant increase in construction defect liability cases, to which it would not have been subject under the old law.

     The liability for unpaid losses and loss adjustment expenses is stated net of anticipated salvage and subrogation recoverable of $746,000 and $913,000 at December 31, 1996 and 1997, respectively.

NOTE 6  NOTES PAYABLE, NET

     At December 31, 1996 and 1997, the Group owed $5,000,000 under unsecured Senior Notes payable to certain stockholders of the Company. The Notes accrue 12% interest compounded annually. Interest payments are due semi-annually and the Notes are due on January 1, 2001. The Notes were issued with Common Stock Purchase Warrants which entitle the holders to purchase up to 593,691 shares of the Group's Common Stock. The Common Stock Warrants are discussed further at
Note 8. The Group is subject to certain restrictions described in the note agreement.

     The Group had outstanding borrowings of $500,000 and $0 under a $530,000 bank line of credit at December 31, 1996 and 1997, respectively. The line is unsecured, matures July 1, 1998, and bears interest (payable monthly) at an annual rate of 1 percent over the bank's base rate. The effective annual interest rate was 9.25% and 8.5% during the years ended December 31, 1996 and 1997, respectively.

     The notes payable are presented net of deferred debt issue costs. Deferred debt issue costs are amortized over the term of the note. Unamortized debt issue costs totaled $20,586 and $15,439 at December 31, 1996 and 1997, respectively.

NOTE 7  SERIES A CONVERTIBLE PREFERRED STOCK

     The Group issued Series A convertible preferred stock ("Series A Stock") pursuant to a Convertible Preferred Stock Purchase Agreement, dated September 7, 1993 (the "Series A Stock Agreement").

     Each share of Series A Stock is convertible, at the option of the holder thereof, into 394.375 shares of Common Stock, subject to certain adjustments described in the Series A Stock Agreement. The holders of Series A Stock have voting rights and powers equal to the voting rights and powers of such Common Stock.
Each share of Series A Stock is automatically converted into shares of Common Stock immediately upon the effective date of a registration statement filed by the Company pursuant to the Securities Act of 1933, as amended, in connection with a firm commitment, underwritten public offering with an offering price of not less than $5.00 per share and with gross proceeds equal to or exceeding $10 million.

     In the event of any liquidation, dissolution or winding up of the Group, the holders of the Series A Stock are entitled to receive, prior and in preference to any distribution of any assets of the Group to the holders of Common Stock, the amount of $1.00 per share plus any declared but unpaid dividends. At any time after September 7, 2000, the Group is entitled to redeem all or any portion of the outstanding shares of Series A Stock for $1.00 per share plus any declared but unpaid dividends.

NOTE 8  COMMON STOCK WARRANTS

     On September 7, 1993, the Group issued Common Stock Purchase Warrants ("the Warrants"). The Warrants entitle the holders to purchase 153,525 shares of the Group's Common Stock, at any time prior to September 7, 2003, at the price of $2.54 per share, subject to certain adjustments described in the Warrants.

     On December 28, 1995, the Group issued Common Stock Purchase Warrants (the "Senior Note Warrants") in conjunction with the issuance of the Senior Notes payable as discussed at Note 6. The Senior Note Warrants entitle the holders to purchase 593,691 shares of the Group's Common Stock, at any time prior to January 1, 2004, at the price of $5.61 per share, subject to certain restrictions described in the Senior Note Warrants.

     The Company believes the Warrants and the Senior Note Warrants were issued at fair market value.

NOTE 9  SALE OF DIRECT BOOK OF BUSINESS

     Prior to August 1994, approximately 10% of FPIC policies were sold directly to policyholders. On August 1, 1994, FPIC sold its direct book of business to an existing agent, resulting in a gain of $205,000. FPIC received a twenty percent down payment during August 1994, with the remainder payable monthly over sixty months. The monthly payments are based on the agent's retention of the book of business. During 1996 and 1997, respectively, the Company charged-off to other income $80,000 and $33,252 of the note receivable due to the agent's declining book of business. The unsecured note receivable balance is $47,859 and $6,691 at December 31, 1996 and 1997, respectively.

NOTE 10  STOCK INCENTIVE PLAN

     During 1993, the Group adopted a Stock Incentive Plan, pursuant to which up to 109,242 shares of Common Stock of the Group may be issued at the discretion of the Board of Directors or a committee thereof. Awards may include, without limitation, stock bonuses, restricted stock, stock options, reload options, stock purchase warrants, other rights to acquire stock, securities convertible or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Officers, employees, consultants, and advisors to the Company or any of its subsidiaries are eligible for awards under the plan. To date, all awards have been in the form of stock options issued with exercise prices at the estimated fair market value as of the issue date.

     The Company applies APB Opinion 25 and related Interpretations in accounting for the stock incentive plan. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements. Had compensation costs been determined consistent with FAS 123, the Company's net income would have been adjusted to the pro forma amounts as follows:

                                                YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                            1995          1996          1997
                                         ----------    ----------    ----------
As reported............................  $2,149,504    $2,003,286    $2,342,003
Pro forma..............................  $2,143,485    $1,983,453    $2,327,768
Pro forma Basic Earnings per share.....  $     4.41    $     4.08    $     4.79
Pro forma Diluted Earnings per share...  $     0.94    $     0.68    $     0.79

     The following is a summary of the transactions under the stock incentive plan for the years ended December 31, 1995, 1996 and 1997, respectively:

                                               1995                 1996                  1997
                                        ------------------   ------------------    -------------------
                                                  WEIGHTED             WEIGHTED               WEIGHTED
                                                  AVERAGE              AVERAGE                AVERAGE
                                                  EXERCISE             EXERCISE               EXERCISE
                                        SHARES     PRICE     SHARES     PRICE       SHARES     PRICE
                                        -------   --------   -------   --------    --------   --------
Outstanding at beginning of year......   27,608    $2.81      25,636    $3.02        69,016    $3.02
  Granted.............................    7,888    $3.15      43,380    $4.25         9,860    $4.82
  Forfeited...........................   (9,860)   $2.54          --       --        (9,860)   $3.30
                                        -------              -------               --------
Outstanding at end of year............   25,636    $3.02      69,016    $3.80        69,016    $4.01
                                        =======              =======               ========
Options exercisable at year end.......    9,860               19,719                 31,550
                                        =======              =======               ========
Weighted average fair value of options
  granted during the year.............  $  3.15              $  4.25               $   4.82
                                        =======              =======               ========

     All of the stock options have a ten year term. Options issued and not yet exercisable at December 31, 1997 vest over periods ranging from one to five years. At December 31, 1997, 40,226 shares were available for future grants.

     The following is a summary of options outstanding at December 31, 1997.

                                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                    -----------------------------------------    -----------------------
                                                       WEIGHTED
                                                        AVERAGE
                                                       REMAINING     WEIGHTED      NUMBER       WEIGHTED
                                        NUMBER        CONTRACTUAL    AVERAGE     EXERCISABLE    AVERAGE
                                    OUTSTANDING AT       LIFE        EXERCISE        AT         EXERCISE
RANGE OF EXERCISE PRICES               12/31/97       (IN YEARS)      PRICE       12/31/97       PRICE
------------------------            --------------    -----------    --------    -----------    --------
$2.54 to 3.15.....................      15,776            6.5         $2.84        15,775        $2.84
$4.20 to 4.33.....................      43,380            8.3          4.25        15,775         4.28
$4.82.............................       9,860            9.1          4.82            --           --
                                        ------            ---         -----        ------        -----
$2.54 to 4.82.....................      69,016            8.0         $4.01        31,550        $3.56
                                        ======            ===         =====        ======        =====

     The fair value of each option grant was estimated using the Minimum Value Method. Minimum value is determined by calculating the difference between the current stock price and the present value of the exercise price with the following assumptions for 1995, 1996 and 1997, respectively: risk free interest rates of 5.4%, 6.2% and 5.7%, expected lives of 5 years and no expected dividends.

NOTE 11  401(k) PLAN

     The Company sponsors a contributory 401(k) plan. All employees of the Company who have completed one year of service are eligible for participation in the plan. The Company matches 100% of the employee's pre-tax contribution up to $1,000, $1,500 and $2,000 in 1995, 1996 and 1997,
respectively. In 1995, 1996 and 1997, the Company contributed $20,565, $61,435 and $87,980, respectively, to the plan.

NOTE 12  STATUTORY REGULATIONS AND ACCOUNTING

     All dividends from FPIC require prior notice to the California Department of Insurance ("DOI"). All "extraordinary" dividends must be approved in advance by the DOI. A dividend is deemed "extraordinary" if, when aggregated with all other dividends paid within the preceding 12 months, the dividend exceeds the greater of (i) FPIC's statutory net income (excluding unrealized capital gains) for the preceding calendar year or (ii) 10% of surplus as regards policyholders as of the preceding December 31st. Additionally, unless approved in advance by the DOI, no dividend may be paid by FPIC except from unassigned funds or earned surplus. The DOI may disallow the payment of any dividend if, in the DOI's opinion, the payment would in any way violate the Code or be hazardous to policyholders, creditors or the public.

     During 1998, the maximum dividend that may be paid by FPIC without approval of the DOI is $1,426,180. During the years ended December 31, 1995, 1996 and 1997, FPIC paid dividends of $402,000, $630,000 and $900,000, respectively, with the approval of the DOI.

     Statutory accounting principles vary in some respects from generally accepted accounting principles, the more significant of these differences being:
(a) the cost related to policy acquisition and commission costs are expensed when incurred, rather than capitalized and amortized over the coverage period;
(b) federal income taxes are recorded when payable and deferred income taxes are not provided; (c) assets must be included in the statutory statements of admitted assets, liabilities and changes in capital and surplus at "admitted asset value" and "non-admitted assets" are excluded through a charge against surplus. The minimum statutory capital and surplus required by the California Insurance Code is $2,600,000. As of December 31, 1996 and 1997, respectively, FPIC had statutory capital and surplus of $13,788,332 and $14,261,802. FPIC's statutory net income for the years ended December 31, 1995, 1996 and 1997 was $2,095,205, $2,123,815 and $1,213,293, respectively.

     In December 1993, the National Association of Insurance Commissioners ("NAIC") adopted a model law which establishes certain minimum Risk Based Capital ("RBC") requirements for property/casualty insurance companies. The RBC calculation serves as a benchmark for the regulation of insurance companies by state insurance regulatory authorities. The calculation specifies various formulas and rating factors that are applied to financial balances or various levels of activity based on the perceived degree of risk, and are set forth in the RBC requirements. The Company's capital as of December 31, 1996 and 1997 meets the minimum RBC requirements, and management expects capital to continue to meet the amount required.

     The NAIC recently approved newly codified accounting practices that will change the definition of what constitutes prescribed statutory accounting practices and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements commencing in 1999. The Company has not determined how the newly codified statutory accounting practices will affect its insurance subsidiary's statutory financial statements or how insurance rating agencies will interpret or react to any such changes. No assurance can be given that future legislative or regulatory changes resulting from such activities will not adversely affect the Company.

NOTE 13  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), requires disclosures of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate that value. The following table presents the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1997. FAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                    1996                          1997
                                         --------------------------    --------------------------
                                          CARRYING                      CARRYING
                                           AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                         -----------    -----------    -----------    -----------
Financial assets
  Cash and cash equivalents............  $   497,388    $   497,000    $   632,495    $   632,000
  Premiums receivable..................   13,016,982     13,017,000     14,631,026     14,631,000
  Investment securities................   24,045,597     24,046,000     29,976,813     29,977,000
  Accrued interest receivable..........      304,605        305,000        426,013        426,000
Financial liabilities
  Notes payable........................    5,479,414      5,500,000      4,984,561      5,000,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Cash, premiums receivable and accrued interest receivable: The carrying amounts approximate fair value because of the short maturity of those instruments.

          Investment securities: The fair values of debt securities and equity investments are based on quoted market prices at the reporting date for those or similar investments.

          Notes payable: The fair value of the Group's notes payable is estimated based upon discounting expected cash flows at rates currently offered to the Group for debt of the same remaining maturities and security.

NOTE 14  COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company occupied office space and leased equipment and vehicles under various operating leases that have remaining noncancellable lease terms in excess of one year. A summary of minimum future non-cancelable lease commitments at December 31, 1997 follows:

YEARS ENDED DECEMBER 31
-----------------------
1998.............................................  $  511,697
1999.............................................     454,615
2000.............................................     360,016
2001.............................................     313,594
2002.............................................     313,594
Thereafter.......................................   1,124,375
                                                   ----------
          Total minimum payments.................  $3,077,891
                                                   ==========

     Rental expense of approximately $382,796, $494,587 and $541,736 for the years ended December 31, 1995, 1996 and 1997, respectively, has been charged to operations in the accompanying consolidated statements of operations.

     The Company is also the subject of certain claims arising in the ordinary course of its operations. The Company believes that the ultimate resolution of such matters will not materially impact its financial condition.

NOTE 15  EARNINGS PER SHARE

     Reconciliations of the outstanding shares used in the basic and fully diluted earnings per share calculations, are presented below:

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1995         1996         1997
                                                              ----------   ----------   ----------
Income (Numerator):
Income available to Common Stockholders for Basic and
  Diluted earnings per share................................  $2,149,504   $2,003,286   $2,342,003
                                                              ----------   ----------   ----------

Weighted Average Shares (Denominator):
Basic Shares................................................     485,983      485,983      485,983
Effect of dilutive securities
  Stock Options.............................................       7,380       13,158       37,115
  Warrants..................................................      63,612      666,454      703,273
  Convertible Preferred stock...............................   1,735,250    1,735,250    1,735,250
                                                              ----------   ----------   ----------
Diluted Shares..............................................   2,292,225    2,900,845    2,961,621
                                                              ==========   ==========   ==========

Per Share Amounts:
Basic Earnings per Share....................................  $     4.42   $     4.12   $     4.82
Diluted Earnings per Share..................................  $     0.94   $     0.69   $     0.79

     For the years ended December 31, 1995 and 1996, the Company had 593,691 warrants which could potentially dilute Basic EPS in the future but were not included in Diluted EPS because their effect was antidilutive.

NOTE 16  SUBSEQUENT EVENT

     On April 14, 1998, the Company declared a 394.375-to-1 stock split effected in the form of a dividend to stockholders of record on April 14, 1998.

     All data with respect to equity classification, earnings per share and share information, including price per share, where applicable, in the consolidated financial statements and notes thereto have been retroactively adjusted to reflect the split.

======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATES SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   13
Dividend Policy.......................   13
Dilution..............................   14
Capitalization........................   15
Selected Consolidated Financial
  Data................................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   25
Management............................   43
Principal and Selling Stockholders....   49
Certain Transactions..................   50
Description of Capital Stock..........   51
Shares Eligible for Future Sale.......   54
Underwriting..........................   55
Legal Matters.........................   56
Experts...............................   56
Additional Information................   57
Glossary of Selected Insurance
  Terms...............................   58
Index to Consolidated Financial
  Statements..........................   61

======================================================
======================================================
                                2,500,000 SHARES

                            [FINANCIAL PACIFIC LOGO]

                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                                 [EVEREN LOGO]
                                June      , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq Stock Market listing fee.

SEC Registration fee........................................  $9,330
NASD fee....................................................  $
Nasdaq National Market listing fee..........................  $
Printing and engraving expenses.............................  $
Legal fees and expenses.....................................  $
Accounting fees and expenses................................  $
Blue sky fees and expenses..................................  $
Transfer agent fees.........................................  $
Miscellaneous fees and expenses.............................  $
          Total.............................................  $

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI, Section 1, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or state or federal environmental laws. The Registrant has entered or will enter into Indemnification Agreements with its officers and directors that provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to
Section      of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since April 1995, the Company has issued and sold the following unregistered securities.

     1. On December 28, 1995, Registrant issued Warrants to purchase up to 593,691 shares of its Common Stock and $5,000,000 aggregate principal amount of 12% Senior Notes due January 1, 2001 to a Group of four investors for an aggregate purchase price of $5,000,000.

     2. Within the past three years, from time to time, the Registrant has granted to employees, directors and consultants options to purchase an aggregate of approximately 80,847 shares of Common Stock pursuant to stock option agreements and the Registrant's stock option plans.

     3. The Company has agreed to issue to the representative of the Underwriters ("Representative") warrants (the "Representative's Warrants") to purchase up to 143,750 shares of Common Stock, at an exercise price per share equal to 110% of the initial public offering price per share. The Representative's Warrants are exercisable for a period of four years, commencing one year from the effective date (the "Effective Date") of the Registration Statement and expire five years from the Effective Date. The Representative's Warrants are not transferable prior to the expiration of one year from the Effective Date other than to officers or partners of the Underwriters and members of the selling group and their officers and partners. The holders of the Representative's Warrants will have no voting, dividend or other shareholders' rights until the Warrants are exercised. The Company has granted the Representative certain demand and piggy-back registration rights related to the Representative's Warrants, which are applicable during the period that the Representative's Warrants are exercisable and expire five years from the Effective Date.

     The sales and issuances described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof, as transactions by an issuer not involving any public offering, or in reliance upon the exemption from registration provide by Rule 701 promulgated under the Securities Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------    ------------------------------------------------------------
   1.1*    Underwriting Agreement between EVEREN Securities, Inc. and the Registrant.
   3.1     Restated Certificate of Incorporation of the Registrant.
   3.2     Bylaws of the Registrant.
   4.1     Specimen Common Stock certificate.
   4.2+    Stockholders Agreement, dated September 7, 1993, between the
           Registrant and the investors named therein.
   4.3     Amendment Number One to the Stockholders Agreement, dated
           December 28, 1995, between the Registrant and the investors named therein.
   5.1*    Opinion of Riordan & McKinzie, a Professional Law
           Corporation.
  10.1     1993 Stock Incentive Plan.
  10.2     Form of Stock Option Agreement.
  10.3**   Employment Agreement between the Registrant and Robert C.
           Goodell dated February 6, 1996, as amended.
  10.4**   Employment Agreement between the Registrant and Robert T.
           Kingsley dated February 13, 1997.
  10.5**   Employment Agreement between the Registrant and Edward J.
           Paoletti dated November 14, 1997.
  10.6**   Employment Agreement between the Registrant and Wallace G.
           Rascher dated February 14, 1997.
  10.7**   Employment Agreement between the Registrant and Timothy N.
           Blaede dated February 14, 1997.
  10.8**   Employment Agreement between the Registrant and John R.
           Hollingshead dated November 14, 1997.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------    ------------------------------------------------------------
  10.9**   Employment Agreement between the Registrant and Artur A.
           Terner dated February 14, 1997.
 10.10**   Employment Agreement between the Registrant and Charles E.
           Wardlaw dated January 1, 1998.
 10.11+**  Restricted Stock Agreement between the Registrant and Robert
           C. Goodell dated September 7, 1993.
 10.12     Note and Warrant Purchase Agreement dated December 28, 1995 among the Registrant and the purchasers listed therein.
 10.13     Form of 12% Senior Note due 2001.
 10.14     Form of Warrant issued by the Registrant dated December 28,
           1995.
 10.15     Form of Warrant issued by the Registrant dated September 7,
           1993.
 10.16     Financial Pacific Insurance Company Property Quota Share
           Reinsurance Contract originally effective July 1, 1993.
 10.17     Financial Pacific Insurance Company Contingent Excess of
           Loss Reinsurance Contract originally effective July 1, 1996.
 10.18     Financial Pacific Insurance Company Contingent Excess of
           Loss Reinsurance Contrast originally effective January 1,
           1997.
 10.19     Financial Pacific Insurance Company Semi-Automatic Casualty
           Facultative Reinsurance Contract originally effective July
           1, 1996.
 10.20     Financial Pacific Insurance Company (M.L. Oates Insurance
           Company) Property Quota Share Reinsurance Contract
           originally effective July 1, 1993.
 10.21     Financial Pacific Insurance Company First Excess Casualty
           Reinsurance Contract originally effective January 1, 1997.
 10.22     Producer Agreement between American Underwriting Managers
           Agency, Inc. and Financial Pacific Insurance Agency, Inc.
           ("FPIA") effective October 1, 1995.
 10.23     Claims Management Agreement between FPIA and American
           Underwriting Managers dated November 28, 1995
 10.24     Agreement between Financial Pacific Insurance Company
           ("FPIC") and General Reinsurance Corporation (No. 118).
 10.25     Agreement between FPIC and General Reinsurance Corporation
           (No. AFF-6243440)
 10.26     Agreement between FPIC and General Reinsurance Corporation
           (No. 8090).
 10.27     Quota Share Reinsurance Agreement between FPIC and American
           Re-insurance dated October 23, 1997.
 10.28     Net Lease Agreement between FPIC and Stanford Ranch I, LLC dated June 11, 1996.
 10.29     Promissory Note dated September 15, 1997 issued by the
           Registrant to U.S. Bank
 10.30     Stock Purchase Agreement dated February 24, 1997 between
           Robert C. Goodell and the purchasers listed therein.
 10.31     Form of Indemnification Agreement between the Registrant and each director of the Registrant.
  11.1     Computation of Net Income Per Share.
  21.1     Subsidiaries of the Registrant.
  23.1*    Consent of KPMG Peat Marwick LLP, Independent Accountants.
  23.2*    Consent of Riordan & McKinzie (contained in Exhibit 5.1).
  23.3*    Consent of LeBoeuf, Lamb, Greene & Macrae.
  24.1     Power of Attorney (see page II-5).
  27.1     Financial Data Schedule.

---------------
 *  To be filed by amendment.

**  Confidential treatment requested.

 + The Schedules to this Exhibit have not been filed with the Commission because the Registrant believes that such Schedules do not contain information that is material to an investment decision. The Registrant hereby agrees to furnish supplementally a copy of the omitted schedules to the Commission upon request.

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final jurisdiction of such issue.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registrant Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registrant Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Rocklin, State of California, on this 17th day of April, 1998.

                                         FINANCIAL PACIFIC INSURANCE GROUP, INC.

                                         By      /s/ ROBERT C. GOODELL

                                           -------------------------------------
                                           Robert C. Goodell
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Goodell, Robert T. Kingsley and Artur
A. Terner, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registrant Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

               /s/ ROBERT C. GOODELL                   President and Chief Executive      April 17, 1998
---------------------------------------------------      Officer and Director
                 Robert C. Goodell                       (Principal Executive Officer)

                /s/ ARTUR A. TERNER                    Chief Financial Officer            April 17, 1998
---------------------------------------------------      (Principal Financial and
                  Artur A. Terner                        Accounting Officer)

              /s/ RICHARD G. PFEIFFER                  Director                           April 17, 1998
---------------------------------------------------
                Richard G. Pfeiffer

               /s/ PATRICK C. HADEN                    Director                           April 17, 1998
---------------------------------------------------
                 Patrick C. Haden

             /s/ MICHAEL J. MORRISSEY                  Director                           April 17, 1998
---------------------------------------------------
               Michael J. Morrissey

              /s/ STEPHEN E. ADAMSON                   Director                           April 17, 1998
---------------------------------------------------
                Stephen E. Adamson

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholders
Financial Pacific Insurance Group, Inc.

     The audits referred to in our report dated January 30, 1998, except as to
Note 16, which is as of April 14, 1998, included the related financial statement schedules as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Los Angeles, California
April 17, 1998

                                   SCHEDULE I
                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                           SUMMARY OF INVESTMENTS --
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                          YEAR ENDED DECEMBER 31, 1997

                     COLUMN A                        COLUMN B      COLUMN C          COLUMN D
---------------------------------------------------  --------    ------------    ----------------
                                                                                    AMOUNT AS
                                                                                 SHOWN ON BALANCE
                TYPE OF INVESTMENT                     COST         VALUE             SHEET
---------------------------------------------------  --------    ------------    ----------------
                                                                (Dollars in thousands)
Fixed Maturities:
  Bonds:
     United States Government and Government
       Agencies and Authorities....................  $15,619     $     15,628        $15,628
     States, municipalities and political
       subdivisions................................       66               71             71
     Foreign governments...........................       --               --             --
     Public utilities..............................       --               --             --
     Convertibles and bonds with warrants
       attached....................................       --               --             --
     All other corporate bonds.....................   14,130           14,065         14,065
                                                     -------     ------------        -------
          Total bonds..............................   29,815           29,764         29,764
     Certificates of deposit.......................      213              213            213
     Redeemable preferred stock....................       --               --             --
                                                     -------     ------------        -------
          Total fixed maturities...................   30,028           29,977         29,977
                                                     -------     ------------        -------
Equity Securities:
  Common stock:
     Public utilities..............................       --               --             --
     Banks, trust and insurance companies..........       --               --             --
     Industrial, miscellaneous and all other.......       --               --             --
  Non-redeemable preferred stock...................       --               --             --
                                                     -------     ------------        -------
          Total equity securities..................       --               --             --
                                                     -------     ------------        -------
Mortgage loans on real estate......................       --     xxxxxxxxxxxx             --
Real estate........................................       --     xxxxxxxxxxxx             --
Policy loans.......................................       --     xxxxxxxxxxxx             --
Other long-term investments........................       --     xxxxxxxxxxxx             --
Short-term money-market investments................       --     xxxxxxxxxxxx             --
                                                     -------     ------------        -------
          Total investments........................  $30,028     xxxxxxxxxxxx        $29,977
                                                     =======     ============        =======

                                                                   SCHEDULE II.1

            FINANCIAL PACIFIC INSURANCE GROUP, INC. AND SUBSIDIARIES
             CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1996            1997
                                                              --------        --------
Investment in subsidiaries..................................  $16,309         $18,655
Cash and cash equivalents...................................        3               5
Other assets................................................      277             487
                                                              -------         -------
          Total assets......................................  $16,589         $19,147
                                                              =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable, net........................................  $ 5,479         $ 4,985
  Interest payable..........................................      304             300
  Due to affiliates.........................................      190             464
                                                              -------         -------
          Total liabilities.................................    5,973           5,749
                                                              =======         =======
Stockholders' Equity
  Series A convertible preferred stock, $.001 par value;
     5,000 shares authorized; 4,400 shares issued and
     outstanding at 1996 and 1997, respectively.............       --              --
  Common stock, $.001 par value; 3,000,000 shares
     authorized; 485,983 issued and outstanding at 1996 and
     1997, respectively.....................................       --              --
  Additional paid-in capital................................    4,950           4,950
  Retained earnings.........................................    6,140           8,482
  Net unrealized loss on available for sale securities, net
     of deferred income tax benefit of $244,337 in 1996 and
     $17,269 in 1997........................................     (474)            (34)
                                                              -------         -------
          Total stockholders' equity........................   10,616          13,398
                                                              -------         -------
          Total liabilities and stockholders' equity........  $16,589         $19,147
                                                              =======         =======

                See accompanying notes to financial statements.

                                                                   SCHEDULE II.2

            FINANCIAL PACIFIC INSURANCE GROUP, INC. AND SUBSIDIARIES
             CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
Revenues:
  Equity in income of subsidiaries..........................  $2,204    $2,462    $2,804
  Net investment income.....................................       4         2         2
                                                              ------    ------    ------
          Total revenues....................................   2,208     2,464     2,806
Expenses:
  General and administrative................................       5         5         4
  Interest espense..........................................     128       692       617
  Due diligence expense.....................................      --        --        81
                                                              ------    ------    ------
                                                                 133       697       702
          Income before federal indome tax benefit..........   2,075     1,767     2,104
Provision for federal income tax benefit....................      75       236       238
                                                              ------    ------    ------
                                                              $2,150    $2,003    $2,342
                                                              ======    ======    ======

                See accompanying notes to financial statements.

                                                                   SCHEDULE II.3

            FINANCIAL PACIFIC INSURANCE GROUP, INC. AND SUBSIDIARIES
             CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

                            STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               1995       1996       1997
                                                              -------    -------    -------
A2YEAR ENDED DECEMBER 31,
Cash flows from operating activities:
  Net income................................................  $ 2,150    $ 2,003    $ 2,342
  Less equity in income of subsidiaries.....................   (1,804)    (1,832)    (1,904)
                                                              -------    -------    -------
     Net loss from operations...............................      346        171        438
     Amortization...........................................       15         32          8
     Adjustments:
       Increase in other assets                                  (164)      (104)      (214)
       Increase (decrease) in federal income taxes payable         (3)         3
       Increase (decrease) in interest payable..............       15        289         (4)
       Increase in intercompany payable.....................      118         43        274
                                                              -------    -------    -------
          Net cash provided (used)..........................      327        434        502
Cash flows from investing activities:
  Proceeds from sale of fixed maturities available for
     sale...................................................        5
  Purchase of fixed maturities available for sale...........      (55)
                                                              -------    -------    -------
     Net cash provided by investing activities..............
Cash flows from financing activities:
  Proceeds form issuance of note payable....................    5,000        500
  Capital contribution......................................   (5,000)
  Principal repayment on note payable.......................     (315)      (945)      (500)
                                                              -------    -------    -------
     Net cash provided (used) by financing activities.......     (315)      (445)      (500)
     Net increase (decrease) in cash and cash equivalents...       12        (11)         2
     Cash and cash equivalents, beginning of year...........        1         14          3
                                                              -------    -------    -------
     Cash and cash equivalents, end of year.................  $    13    $     3    $     5
                                                              =======    =======    =======

                See accompanying notes to financial statements.

                                                                   SCHEDULE II.4

            FINANCIAL PACIFIC INSURANCE GROUP, INC. AND SUBSIDIARIES
             CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

                         NOTES TO FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION

     The accompanying condensed financial statements include the accounts of Financial Pacific Insurance Group, Inc. (the "Parent Company"). The Parent Company's wholly-owned subsidiaries, Financial Pacific Insurance Company ("Insurance Company") and Financial Pacific Insurance Agency and Financial Pacific Technologies, Inc. are not presented as consolidated entities on these condensed financial statements.

 2. MATERIAL CONTINGENCIES

     The Parent Company is the subject of certain claims arising in the ordinary course of its operations. The Parent Company believes that the ultimate resolution of such matters will not materially affect its financial condition.

 3. NOTES PAYABLE, NET

     At December 31, 1995 and 1996, the Parent Company owed $5,000,000 under an unsecured senior note payable to certain stockholders and directors of the Parent Company. The note payable accrues 12% interest compounded annually and is payable semi-annually. The note is due on January 1, 2001. The note was issued with a Common Stock Warrant Purchase agreement which entitles the holders the option to purchase up to 1,505.4 shares of the Group's common stock. The Group is subject to certain restrictions described in the note agreement.

     At December 31, 1995, the Parent Company owed $945,000 under a secured promissory note issued in conjunction with the Acquisition of the Insurance Company and Agency. Effective February 1, 1995, the note was amended to extend the maturity to November 12, 1998 with interest to accrue at 10% compounded annually and payable quarterly. Principal payments of $315,000 are due annually on the anniversary date of the promissory note, November 12, 1993. The promissory note is secured by the common stock of the Insurance Company. The note was issued with a stock option agreement which grants the holder an option to purchase from the Parent Company common stock equal to 5% of the Insurance Company's outstanding common stock each year during the term of promissory note, on the anniversary of the promissory note, in exchange for the cancellation by the holder of the principal payment then due under the promissory note. Effective May 1, 1996, the Parent Company paid off the balance due under this note and obtained a general release from the former owner.

     At December 31, 1996, the Parent Company owed $500,000 under a $530,000 bank line of credit. The line of credit is unsecured, matures April 1, 1997, and bears interest (payable monthly) at an annual rate of 1 percent over the bank's base rate. The effective annual interest through December 31, 1996 was 9.25%. The bank also granted a $30,000 irrevocable letter of credit covered by this line of credit.

     The notes payable are presented net of deferred debt issue costs. Deferred debt issue costs are amortized over the term of the note. Unamortized debt issue costs totaled $20.586 and $44,340 at December 31, 1996 and 1995, respectively.

NOTE 4. DIVIDENDS FROM SUBSIDIARIES

     Financial Pacific Insurance Company, a consolidated subsidiary of the Parent Company paid dividends to its parent of $402,000, $630,000, and $900,000 in 1995, 1996, and 1997 respectively.

                                                                    SCHEDULE III

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                      SUPPLEMENTARY INSURANCE INFORMATION
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                 COLUMN A                    COLUMN B        COLUMN C      COLUMN D    COLUMN E    COLUMN F    COLUMN G
------------------------------------------  -----------   --------------   --------   ----------   --------   ----------
                                                          FUTURE POLICY                 OTHER
                                             DEFERRED       BENEFITS,                   POLICY
                                              POLICY      LOSSES, CLAIMS              CLAIMS AND     NET         NET
                                            ACQUISITION      AND LOSS      UNEARNED    BENEFITS    PREMIUM    INVESTMENT
                 SEGMENT                       COST          EXPENSES      PREMIUM     PAYABLE     REVENUE      INCOME
------------------------------------------  -----------   --------------   --------   ----------   --------   ----------
                                                                       (Dollars in thousands)
1997 -- Property & Casualty Insurance.....    $5,357         $19,592        21,968        --       $22,854     $ 1,720
                                              ======         =======       =======        ==       =======     =======
1996 -- Property & Casualty Insurance.....    $3,778         $13,944       $18,980        --       $14,987     $ 1,449
                                              ======         =======       =======        ==       =======     =======
1995 -- Property & Casualty Insurance.....    $2,495         $12,225       $13,659        --       $12,060     $ 1,029
                                              ======         =======       =======        ==       =======     =======

                 COLUMN A                      COLUMN H        COLUMN I     COLUMN J    COLUMN K
------------------------------------------  --------------   ------------   ---------   --------
                                              BENEFITS,      AMORTIZATION
                                            CLAIMS, LOSSES   OF DEFERRED
                                                 AND            POLICY        OTHER       NET
                                              SETTLEMENT     ACQUISITION    OPERATING   PREMIUMS
                 SEGMENT                       EXPENSES         COSTS       EXPENSES    WRITTEN
------------------------------------------  --------------   ------------   ---------   --------
                                                           (Dollars in thousands)
1997 -- Property & Casualty Insurance.....     $12,748         $ 7,440       $ 1,655    $26,936
                                               =======         =======       =======    =======
1996 -- Property & Casualty Insurance.....     $ 9,750         $ 4,785       $ 1,443    $18,253
                                               =======         =======       =======    =======
1995 -- Property & Casualty Insurance.....     $ 6,325         $ 3,684       $ 1,447    $14,042
                                               =======         =======       =======    =======

                                                                     SCHEDULE IV

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                                  REINSURANCE
                          YEAR ENDED DECEMBER 31, 1997

              COLUMN A                 COLUMN B    COLUMN C      COLUMN D     COLUMN E     COLUMN F
-------------------------------------  --------    ---------    ----------    --------    ----------
                                                                                          PERCENTAGE
                                                   CEDED TO      ASSUMED                  OF AMOUNT
                                        GROSS        OTHER      FROM OTHER      NET       ASSUMED TO
                                        AMOUNT     COMPANIES    COMPANIES      AMOUNT        NET
                                       --------    ---------    ----------    --------    ----------
                                                          (Dollars in thousands)
Life insurance in force..............  $    --      $    --      $    --      $    --         --%
                                       -------      -------      -------      -------        ---
Premiums:
  Life insurance.....................       --           --           --           --         --
  Accident and health insurance......       --           --           --           --         --
  Property and liability insurance...   39,512       12,576           --       26,936        0.0
  Title insurance....................       --           --           --           --         --
                                       -------      -------      -------      -------        ---
          Total Premiums.............  $39,512      $12,576           --      $26,936        0.0%
                                       =======      =======      =======      =======        ===

                                                                     SCHEDULE IV

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                                  REINSURANCE
                          YEAR ENDED DECEMBER 31, 1996

              COLUMN A                 COLUMN B    COLUMN C      COLUMN D     COLUMN E     COLUMN F
-------------------------------------  --------    ---------    ----------    --------    ----------
                                                                                          PERCENTAGE
                                                   CEDED TO      ASSUMED                  OF AMOUNT
                                        GROSS        OTHER      FROM OTHER      NET       ASSUMED TO
                                        AMOUNT     COMPANIES    COMPANIES      AMOUNT        NET
                                       --------    ---------    ----------    --------    ----------
                                                          (Dollars in thousands)
Life insurance in force..............  $    --      $    --      $    --      $    --         --%
                                       -------      -------      -------      -------        ---
Premiums:
  Life insurance.....................       --           --           --           --         --
  Accident and health insurance......       --           --           --           --         --
  Property and liability insurance...   31,927       13,674           --       18,253        0.0
  Title insurance....................       --           --           --           --         --
                                       -------      -------      -------      -------        ---
          Total Premiums.............  $31,927      $13,674      $    --      $18,253        0.0%
                                       =======      =======      =======      =======        ===

                                                                     SCHEDULE IV

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                                  REINSURANCE
                          YEAR ENDED DECEMBER 31, 1995

              COLUMN A                 COLUMN B    COLUMN C      COLUMN D     COLUMN E     COLUMN F
-------------------------------------  --------    ---------    ----------    --------    ----------
                                                                                          PERCENTAGE
                                                   CEDED TO      ASSUMED                  OF AMOUNT
                                        GROSS        OTHER      FROM OTHER      NET       ASSUMED TO
                                        AMOUNT     COMPANIES    COMPANIES      AMOUNT        NET
                                       --------    ---------    ----------    --------    ----------
                                                          (Dollars in thousands)
Life insurance in force..............  $    --      $    --      $    --      $    --         --%
                                       -------      -------      -------      -------        ---
Premiums:
  Life insurance.....................       --           --           --           --         --
  Accident and health insurance......       --           --           --           --         --
  Property and liability insurance...   24,695       10,653           --       14,042        0.0
  Title insurance....................       --           --           --           --         --
                                       -------      -------      -------      -------        ---
          Total Premiums.............  $24,695      $10,653      $    --      $14,042        0.0%
                                       =======      =======      =======      =======        ===

                                                                      SCHEDULE V

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                  COLUMN A                      COLUMN B        COLUMN C        COLUMN D        COLUMN E
--------------------------------------------  ------------    ------------    -------------    ----------
                                                                              DEDUCTIONS --
                                                              ADDITIONS --    FROM PREMIUM
                                               BALANCE AT      CHARGED TO      BALANCE TO      BALANCE AT
                                              BEGINNING OF     COSTS AND        ALLOWANCE        END OF
                                                 PERIOD         EXPENSES         ACCOUNT         PERIOD
                                              ------------    ------------    -------------    ----------
                                                                (Dollars in thousands)
1997:
Allowance for doubtful accounts.............      $40             $30              $30            $40
                                                  ===             ===              ===            ===
1996:
Allowance for doubtful accounts.............      $40             $31              $31            $40
                                                  ===             ===              ===            ===
1995:
Allowance for doubtful accounts.............      $20             $56              $36            $40
                                                  ===             ===              ===            ===

                                                                     SCHEDULE VI

                    FINANCIAL PACIFIC INSURANCE GROUP, INC.

                      SUPPLEMENTAL INFORMATION CONCERNING
                     PROPERTY/CASUALTY INSURANCE OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1997

        COLUMN A             COLUMN B       COLUMN C     COLUMN D    COLUMN E   COLUMN F    COLUMN G         COLUMN H
-------------------------  ------------   ------------   ---------   --------   --------   ----------   ------------------
                                                                                                          NET CLAIMS AND
                                                                                                        CLAIMS ADJUSTMENT
                                          RESERVES FOR                                                  EXPENSES INCURRED
                                             UNPAID      DISCOUNT,                                          RELATED TO
                             DEFERRED       CLAIMS &      IF ANY,                                       ------------------
                              POLICY         CLAIM       DEDUCTED                 NET         NET         (1)        (2)
    AFFILIATION WITH       ACQUISITIONS    ADJUSTMENT       IN       UNEARNED    EARNED    INVESTMENT   CURRENT     PRIOR
       REGISTRANT             COSTS         EXPENSES     COLUMN C    PREMIUMS   PREMIUM      INCOME       YEAR      YEAR
-------------------------  ------------   ------------   ---------   --------   --------   ----------   --------   -------
1997:
Financial Pacific
  Insurance Company......     $5,357        $19,592         $--      $21,968    $22,854      $1,720     $10,991    $1,757
                              ======        =======         ==       =======    =======      ======     =======    ======
1996:
Financial Pacific
  Insurance Company......     $3,778        $13,944         $--      $18,980    $14,987      $1,449     $ 7,183    $2,356
                              ======        =======         ==       =======    =======      ======     =======    ======
1995:
Financial Pacific
  Insurance Company......     $2,495        $12,225         $--      $13,659    $12,060      $1,029     $ 6,702    $ (166)
                              ======        =======         ==       =======    =======      ======     =======    ======

        COLUMN A             COLUMN I      COLUMN J    COLUMN K
-------------------------  ------------   ----------   --------

                           AMORTIZATION    PAID NET
                           OF DEFERRED    CLAIMS AND
                              POLICY        CLAIM        NET
    AFFILIATION WITH       ACQUISITION    ADJUSTMENT   PREMIUMS
       REGISTRANT              COST        EXPENSES    WRITTEN
-------------------------  ------------   ----------   --------
1997:
Financial Pacific
  Insurance Company......     $7,440        $9,278     $26,936
                              ======        ======     =======
1996:
Financial Pacific
  Insurance Company......     $4,785        $7,477     $18,253
                              ======        ======     =======
1995:
Financial Pacific
  Insurance Company......     $3,684        $3,899     $14,042
                              ======        ======     =======

                                 EXHIBIT INDEX

EXHIBIT                                                                    SEQUENTIALLY
NUMBER                       DESCRIPTION OF DOCUMENT                       NUMBERED PAGE
-------                      -----------------------                       -------------
   1.1*    Underwriting Agreement between EVEREN Securities, Inc. and the Registrant. ............................................
   3.1     Restated Certificate of Incorporation of the Registrant. ...
   3.2     Bylaws of the Registrant. ..................................
   4.1     Specimen Common Stock certificate. .........................
   4.2+    Stockholders Agreement, dated September 7, 1993, between the
           Registrant and the investors named therein. ................
   4.3     Amendment Number One to the Stockholders Agreement, dated
           December 28, 1995, between the Registrant and the investors named therein. .............................................
   5.1*    Opinion of Riordan & McKinzie, a Professional Law
           Corporation. ...............................................
  10.1     1993 Stock Incentive Plan. .................................
  10.2     Form of Stock Option Agreement. ............................
  10.3**   Employment Agreement between the Registrant and Robert C.
           Goodell dated February 6, 1996, as amended. ................
  10.4**   Employment Agreement between the Registrant and Robert T.
           Kingsley dated February 13, 1997. ..........................
  10.5**   Employment Agreement between the Registrant and Edward J.
           Paoletti dated November 14, 1997. ..........................
  10.6**   Employment Agreement between the Registrant and Wallace G.
           Rascher dated February 14, 1997. ...........................
  10.7**   Employment Agreement between the Registrant and Timothy N.
           Blaede dated February 14, 1997. ............................
  10.8**   Employment Agreement between the Registrant and John R.
           Hollingshead dated November 14, 1997. ......................
  10.9**   Employment Agreement between the Registrant and Artur A.
           Terner dated February 14, 1997. ............................
 10.10**   Employment Agreement between the Registrant and Charles E.
           Wardlaw dated January 1, 1998. .............................
 10.11+**  Restricted Stock Agreement between the Registrant and Robert
           C. Goodell dated September 7, 1993. ........................
 10.12     Note and Warrant Purchase Agreement dated December 28, 1995 among the Registrant and the purchasers listed therein. ....
 10.13     Form of 12% Senior Note due 2001. ..........................
 10.14     Form of Warrant issued by the Registrant dated December 28,
           1995. ......................................................
 10.15     Form of Warrant issued by the Registrant dated September 7,
           1993. ......................................................
 10.16     Financial Pacific Insurance Company Property Quota Share
           Reinsurance Contract originally effective July 1, 1993. ....
 10.17     Financial Pacific Insurance Company Contingent Excess of
           Loss Reinsurance Contract originally effective July 1,
           1996. ......................................................

EXHIBIT                                                                    SEQUENTIALLY
NUMBER                       DESCRIPTION OF DOCUMENT                       NUMBERED PAGE
-------                      -----------------------                       -------------
 10.18     Financial Pacific Insurance Company Contingent Excess of
           Loss Reinsurance Contract originally effective January 1,
           1997. ......................................................
 10.19     Financial Pacific Insurance Company Semi-Automatic Casualty
           Facultative Reinsurance Contract originally effective July
           1, 1996. ...................................................
 10.20     Financial Pacific Insurance Company (M.L. Oates Insurance
           Company) Property Quota Share Reinsurance Contract
           originally effective July 1, 1993. .........................
 10.21     Financial Pacific Insurance Company First Excess Casualty
           Reinsurance Contract originally effective January 1,
           1997. ......................................................
 10.22     Producer Agreement between American Underwriting Managers
           Agency, Inc. and Financial Pacific Insurance Agency, Inc.
           ("FPIA") effective October 1, 1995. ........................
 10.23     Claims Management Agreement between FPIA and American
           Underwriting Managers dated November 28, 1995 ..............
 10.24     Agreement between Financial Pacific Insurance Company
           ("FPIC") and General Reinsurance Corporation (No. 118). ....
 10.25     Agreement between FPIC and General Reinsurance Corporation
           (No. AFF-6243440) ..........................................
 10.26     Agreement between FPIC and General Reinsurance Corporation
           (No. 8090). ................................................
 10.27     Quota Share Reinsurance Agreement between FPIC and American
           Re-insurance dated October 23, 1997. .......................
 10.28     Net Lease Agreement between FPIC and Stanford Ranch I, LLC dated June 11, 1996. .......................................
 10.29     Promissory Note dated September 15, 1997 issued by the
           Registrant to U.S. Bank ....................................
 10.30     Stock Purchase Agreement dated February 24, 1997 between
           Robert C. Goodell and the purchasers listed therein. .......
 10.31     Form of Indemnification Agreement between the Registrant and each director of the Registrant. ...........................
  11.1     Computation of Net Income Per Share. .......................
  21.1     Subsidiaries of the Registrant. ............................
  23.1*    Consent of KPMG Peat Marwick LLP, Independent
           Accountants. ...............................................
  23.2*    Consent of Riordan & McKinzie (contained in Exhibit 5.1)....
  23.3*    Consent of LeBoeuf, Lamb, Greene & Macrae L.L.P. ...........
  24.1     Power of Attorney (see page II-5). .........................
  27.1     Financial Data Schedule. ...................................

---------------

 *  To be filed by amendment.

**  Confidential treatment requested.

 + The Schedules to this Exhibit have not been filed with the Commission because the Registrant believes that such Schedules do not contain information that is material to an investment decision. The Registrant hereby agrees to furnish supplementally a copy of the omitted schedules to the Commission upon request.